Exhibit 10.1

CREDIT AGREEMENT

among

TRU 2005 RE HOLDING CO. I, LLC,

as BORROWER,

MAP REAL ESTATE, LLC,

WAYNE REAL ESTATE COMPANY, LLC,

TRU 2005 RE I, LLC

and

TRU 2005 RE II TRUST,

VARIOUS LENDERS

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as ADMINISTRATIVE AGENT

Dated as of December 9, 2005

DEUTSCHE BANK SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,

as CO-LEAD ARRANGERS and JOINT BOOK RUNNING MANAGERS,

BANK OF AMERICA, N.A.,

as SYNDICATION AGENT

and

CITICORP NORTH AMERICA, INC.

as DOCUMENTATION AGENT

(continued)

SECTION 1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Principles of Construction	1

SECTION 2.	AMOUNT AND TERMS OF CREDIT	2
2.1	Commitments to Extend Loans	2
2.2	Minimum Amount of Each Borrowing	2
2.3	Initial Borrowing	2
2.4	Disbursement of Funds	2
2.5	Notes	3
2.6	Conversions	4
2.7	Pro Rata Borrowings	4
2.8	Interest	4
2.9	Interest Periods	5
2.10	Increased Costs, Illegality, etc.	6
2.11	Compensation	8
2.12	Lending Offices	9
2.13	Requested Designation of other Lending Offices	9
2.14	Replacement of Lenders	9
2.15	Maturity Date Extensions	10

SECTION 3.	FEES; TERMINATION OF COMMITMENTS	10
3.1	Fees; Termination of Commitments	10

SECTION 4.	PREPAYMENTS; REPAYMENTS; PAYMENTS; TAXES	11
4.1	Voluntary Prepayments	11
4.2	Mandatory Repayments	11
4.3	Method and Place of Payment	13
4.4	Net Payments	14
4.5	Late Payment Charge	16

SECTION 5.	CONDITIONS PRECEDENT	16
5.1	Conditions Precedent to Effective Date	16
5.2	Representations and Warranties; Compliance with Conditions	16
5.3	Delivery of Credit Documents, etc.	16
5.4	Organizational Documents	19
5.5	Opinions	19
5.6	Completion of Proceedings	19
5.7	No Material Adverse Effect	20
5.8	Insolvency	20
5.9	Payments and Transaction Costs	20

i

(continued)

SECTION 6.	CASH MANAGEMENT	20
6.1	Cash Management	20

SECTION 7.	REPRESENTATIONS AND WARRANTIES	33
7.1	Borrower Representations	33
7.2	Survival of Representations	43
7.3	Borrower’s Knowledge	43

SECTION 8.	BORROWER COVENANTS	43
8.1	Affirmative Covenants	43
8.2	Negative Covenants	54

SECTION 9.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION	56
9.1	Insurance Coverage Requirements	56
9.2	Condemnation and Insurance Proceeds	62

SECTION 10.	IMPOSITIONS; OTHER CHARGES; LIENS AND OTHER ITEMS	67
10.1	Borrower to Pay Impositions and Other Charges	67
10.2	No Liens	67
10.3	Contest	67

SECTION 11.	DISPOSITIONS; SUBSTITUTIONS; TRANSFERS; INDEBTEDNESS; GOING DARK; SUBLEASES; NON-TOYS LEASES	68
11.1	Disposition of Borrowing Base Properties	68
11.2	Substitution of Borrowing Base Properties	70
11.3	Provisions Relating to Borrowing Base Properties That Go Dark	73
11.4	Excess Account Collateral	73
11.5	Reserve Requirements	74
11.6	General Restriction on Transfers and Indebtedness	74
11.7	Sale of Building Equipment	74
11.8	Immaterial Transfers	74
11.9	Permitted Master Lessee and Guarantor Indebtedness	75
11.10	Permitted Transfers	75
11.11	Deliveries to the Administrative Agent	75
11.12	Subleases	76
11.13	Non-Toys Leases	79
11.14	Existing Leases	81

SECTION 12.	INTEREST RATE CAP AGREEMENT	83
12.1	Interest Rate Cap Agreement	83
12.2	Pledge and Collateral Assignment	83
12.3	Covenants	84

(continued)

12.4	Powers of Borrower Prior to an Event of Default	85
12.5	Representations and Warranties	85
12.6	Payments	86
12.7	Remedies	86
12.8	Sales of Rate Cap Collateral	88
12.9	Public Sales Not Possible	88
12.10	Receipt of Sale Proceeds	89
12.11	Replacement Interest Rate Cap Agreement	89

SECTION 13.	MAINTENANCE OF PROPERTY; ALTERATIONS	89
13.1	Maintenance of Property	89
13.2	Conditions to Alteration	89
13.3	Costs of Alteration	90

SECTION 14.	BOOKS AND RECORDS; FINANCIAL STATEMENTS; REPORTS AND OTHER INFORMATION	91
14.1	Books and Records	91
14.2	Financial Statements	91
14.3	Notice to Lenders	94

SECTION 15.	ENVIRONMENTAL MATTERS	94
15.1	Representations	94
15.2	Covenants	95
15.3	Environmental Reports	95
15.4	Environmental Indemnification	96
15.5	Recourse Nature of Certain Indemnifications	96

SECTION 16.	THE OPERATING AGREEMENTS	97
16.1	Operating Agreement Representations and Warranties	97
16.2	Default under Operating Agreement	98
16.3	Option to Renew or Extend the Ground Leases and Space Leases	98
16.4	Operating Agreement Covenants	98
16.5	No Liability	102

SECTION 17.	DEFAULTS	102
17.1	Events of Default	102
17.2	Remedies	105
17.3	Remedies Cumulative; Waivers	106

SECTION 18.	SPECIAL PROVISIONS	106
18.1	Exculpation	106

(continued)

SECTION 19.	THE ADMINISTRATIVE AGENT	109
19.1	Appointment	109
19.2	Nature of Duties	109
19.3	Lack of Reliance on the Administrative Agent	109
19.4	Certain Rights of the Administrative Agent	110
19.5	Reliance	110
19.6	Indemnification	110
19.7	The Administrative Agent in its Individual Capacity	111
19.8	Holders	111
19.9	Resignation by the Administrative Agent; Removal of the Administrative Agent	111
19.10	Delivery of Information	112

SECTION 20.	MISCELLANEOUS	112
20.1	Payment of Expenses, etc.	112
20.2	Right of Setoff	113
20.3	Notices	114
20.4	Benefit of Agreement; Assignments; Participations	114
20.5	No Waiver; Remedies Cumulative	117
20.6	Payments Pro Rata	117
20.7	Calculations; Computations	118
20.8	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	118
20.9	Counterparts	119
20.10	Effectiveness	119
20.11	Headings Descriptive	119
20.12	Amendment or Waiver; etc.	120
20.13	Survival	121
20.14	Domicile of Loans	121
20.15	Register	121
20.16	Confidentiality	122
20.17	Limitation on Additional Amounts, etc.	122
20.18	No Third Party Beneficiary	123
20.19	Highest Lawful Rate	123
20.20	USA Patriot Act	123
20.21	Lender’s Discretion	123
20.22	Exhibits, Schedules and Appendix Incorporated	124
20.23	No Joint Venture or Partnership; No Third Party Beneficiaries	124
20.24	Publicity	124
20.25	Waiver of Counterclaim and other Actions	124
20.26	Conflict; Construction of Documents; Reliance	124
20.27	Prior Agreements	125

(continued)

APPENDIX A	DEFINITIONS

EXHIBITS AND SCHEDULES

EXHIBIT A	NOTE
EXHIBIT B	NOTICE OF CONVERSION/CONTINUATION
EXHIBIT C	ENVIRONMENTAL INDEMNITY
EXHIBIT D	RECOURSE GUARANTY
EXHIBIT E	SUBSIDIARIES GUARANTY
EXHIBIT F	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT G	SECTION 4.4(b)(ii) CERTIFICATE
EXHIBIT H	CERTIFICATE OF INDEPENDENT MANAGER/MEMBER
EXHIBIT I	ORGANIZATIONAL CHART
EXHIBIT J	INTEREST RATE CAP AGREEMENT
EXHIBIT K	ACKNOWLEDGMENT
EXHIBIT L	MASTER LEASE RENT PAYMENT DIRECTION LETTER
EXHIBIT M	ESTOPPEL CERTIFICATE
EXHIBIT N	RECOGNITION AGREEMENT
EXHIBIT O	CONDOMINIUM DECLARATIONS
EXHIBIT P	GROUND LEASES
EXHIBIT Q	SPACE LEASES
EXHIBIT R	ACCOUNT AGREEMENT
EXHIBIT S	NON TOYS LEASE RENT PAYMENT DIRECTION LETTER

v

(continued)

SCHEDULE 1.1(a)	ALLOCATED LOAN AMOUNTS
SCHEDULE 1.1(b)	INITIAL BORROWING BASE PROPERTY SUBLEASES
SCHEDULE 1.1(c)	COMMITMENTS
SCHEDULE 1.1(d)	DISTRIBUTION SITES
SCHEDULE 1.1(e)	EXISTING MATTERS OF RECORD—SATISFIED BUT NOT REMOVED FROM RECORD
SCHEDULE 1.1(f)	INITIAL BORROWING BASE PROPERTIES
SCHEDULE 1.1(g)	MATERIAL SUBLEASES
SCHEDULE 1.1(h)	PERMITTED ENCUMBRANCES—SCHEDULE B-2 AND UPDATES TO ALL TITLE REPORTS
SCHEDULE 1.1(i)	PERMITTED ENCUMBRANCES—SURVIVING DEBT LIENS BEING CONTESTED
SCHEDULE 2.12	LENDER ADDRESSES AND APPLICABLE LENDING OFFICES
SCHEDULE 5.3(b)	EFFECTIVE DATES OF TITLE REPORTS
SCHEDULE 5.3(e)	NO ZONING REPORTS
SCHEDULE 5.3(i)	NO MEMORANDUM OF LEASE, SNDA OR FEE OWNER RECOGNITION AGREEMENT
SCHEDULE 5.3(j)	OPERATING AGREEMENT NOTICES
SCHEDULE 7.1.4	PENDING LITIGATION
SCHEDULE 7.1.5	EXISTING OBLIGATIONS
SCHEDULE 7.1.13	CONDEMNATION
SCHEDULE 7.1.17	JOINTLY ASSESSED BORROWING BASE PROPERTIES
SCHEDULE 7.1.22	USE OF PROPERTY
SCHEDULE 7.1.27	SUBLEASES
SCHEDULE 7.1.39	CREDIT PARTY TAXPAYER IDENTIFICATION NUMBERS
SCHEDULE 7.1.41	RIGHTS OF FIRST REFUSAL OR RIGHTS OF FIRST OFFER (OR OTHER RIGHTS OR OPTIONS) TO LEASE OR PURCHASE BORROWING BASE PROPERTIES
SCHEDULE 8.1.19(a)	EXISTING LEASES
SCHEDULE 16.1(a)	OPERATING AGREEMENTS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of December 9, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company (“Borrower”), having an office at c/o Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, MAP REAL ESTATE, LLC, a Delaware limited liability company (“PropCo 1”), WAYNE REAL ESTATE COMPANY, LLC, a Delaware limited liability company (“PropCo 2”), TRU 2005 RE I, LLC, a Delaware limited liability company (“PropCo 3”), and TRU 2005 RE II TRUST, a Delaware statutory trust (“PropCo 4”), each having an office at c/o Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, THE LENDERS PARTY HERETO FROM TIME TO TIME, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”), having an address at 60 Wall Street, New York, New York 10005.

RECITALS:

WHEREAS, Borrower desires to obtain the Loans (as hereinafter defined) from Lenders; and

WHEREAS, Lenders are willing to make the Loans to Borrower, subject to and in accordance with the terms of this Agreement and the other Credit Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loans by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

SECTION 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent, capitalized terms used in this Agreement which are defined in Appendix A attached hereto are used herein as therein defined.

1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Credit Document or in any certificate or other document made or delivered pursuant hereto or thereto. All uses of the word “including” shall mean “including, without limitation,” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1 Commitments to Extend Loans. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each, a “Loan” and, collectively, the “Loans”) to Borrower on the Effective Date in the amount of the Commitment of such Lender, which Loans (i) shall be made and maintained in Dollars, (ii) except as provided in Section 2.3, shall, at the option of Borrower, be maintained as, and/or converted into, Base Rate Loans or Eurodollar Rate Loans, provided, that, except as otherwise specifically provided in Section 2.6 or Section 2.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, (iii) shall not exceed for any Lender at any time that principal amount which equals the Commitment of such Lender at such time, and (iv) shall not exceed for all of Lenders at any time that aggregate principal amount which, when added to the sum of the aggregate principal amount of all Loans then outstanding, equals the Borrowing Base Amount at such time.

(b) Any amount borrowed and repaid hereunder in respect of any Loans may not be reborrowed.

2.2 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable thereto. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of Eurodollar Rate Loans in the aggregate.

2.3 Initial Borrowing. Notwithstanding anything to the contrary contained in Section 2.1 or Section 2.9, unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this Section 2.3 shall no longer be applicable), prior to the 60th day following the Effective Date, all Loans shall be made and maintained as a Borrowing of Eurodollar Loans which are subject to an Interest Period of one (1) week.

2.4 Disbursement of Funds. No later than 12:00 Noon (New York time) on the Effective Date, each Lender will make available its pro rata portion (determined in accordance with Section 2.7) of the Loans to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to Borrower at the Payment Office, the aggregate of the amounts so made available by Lenders to the extent of funds actually received by the Administrative Agent. Unless the Administrative Agent shall have been notified by any Lender prior to the Effective Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Loan to be made by it on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent one (1) Business Day after the Administrative Agent’s demand therefor. The Administrative

Agent shall also be entitled to recover on demand from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three (3) days and the interest rate otherwise applicable to such Loan for each day thereafter, and (ii) if recovered from Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.8. The Administrative Agent shall also be entitled to recover on demand from such Lender (but not from Borrower) all amounts owing in connection therewith pursuant to Section 2.11. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make its Loan hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any failure by such Lender to make its Loan hereunder.

2.5 Notes. (a) The obligation of Borrower to pay the principal of, and interest on, the Loan made by each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).

(b) The Note issued to each Lender shall (i) be duly executed and delivered by Borrower, (ii) be payable to such Lender or its registered assigns and be dated the date of issuance, (iii) be in a stated principal amount equal to the original principal amount of the Loan of such Lender (or if issued after the Effective Date, be in a stated principal amount equal to the outstanding principal amount of the Loan of such Lender made on the date of issuance thereof) and be payable in Dollars in the principal amount of the Loan evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans and Eurodollar Rate Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory prepayment as provided in Section 4.2 and voluntary repayment as provided in Section 4.1, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Each Lender will note on its internal records the principal amount of the Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby. Failure to make any such notation or any error in such notation shall not affect Borrower’s obligations in respect of such Loan.

(d) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time (or from time to time) specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loan to Borrower shall affect or in any manner impair the obligation of Borrower to pay such Loan (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement. Any Lender which has not had issued for it a Note evidencing its Loan shall in no event be required to make the notations otherwise described in preceding clause (c) of this Section 2.5. At any time when any Lender requests the delivery of a Note to evidence its Loan, Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loan.

Any Lender which requests a new Note from the Borrower to replace a lost Note shall be required to indemnify the Borrower for such lost Note pursuant to a customary indemnity.

2.6 Conversions. Borrower shall have the option to convert, on any Business Day occurring after the Effective Date, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loans, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Rate Loans shall reduce the outstanding principal amount of such Eurodollar Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise specifically agree, Base Rate Loans may be converted into Eurodollar Rate Loans only if no Event of Default is in existence on the date of the conversion, provided that if a Specified Default is in existence on such date, Borrower shall be deemed to have elected an Interest Period of one (1) month for such Eurodollar Rate Loans, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 60th day following the Effective Date, there shall be no Base Rate Loans or conversions of Eurodollar Rate Loans into Base Rate Loans, and (iv) no conversion pursuant to this Section 2.6 shall result in a greater number of Borrowings of Eurodollar Rate Loans than is permitted under Section 2.2. Each such conversion shall be effected by Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three (3) Business Days’ prior notice (each a “Notice of Conversion/Continuation”), in the form of Exhibit B, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion.

2.7 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its Loan hereunder and that each Lender shall be obligated to make the Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loan hereunder.

2.8 Interest. (a) Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan in accordance with Section 2.8(d) from the date of the Borrowing thereof until the earlier of (x) the maturity thereof (whether by acceleration or otherwise) and (y) the conversion of such Base Rate Loan to a Eurodollar Rate Loan pursuant to Section 2.6, at a rate per annum which shall be equal to the sum of the Base Rate plus the relevant Applicable Margin, each as in effect from time to time.

(b) Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Rate Loan in accordance with Section 2.8(d) from the date of the Borrowing thereof until the earlier of (x) the maturity thereof (whether by acceleration or otherwise) and (y) the conversion of such Eurodollar Rate Loan to a Base Rate Loan pursuant to Section 2.6, 2.9 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin, each as in effect from time to time during such Interest Period.

(c) Any Obligations which are not paid when due shall bear interest at the Default Rate calculated (i) in the case of principal or interest on the Loans, from the date such Obligations were due and (ii) in the case of all other Obligations, from the date which is ten (10) Business Days after notice from the Administrative Agent that the same are due and payable. If the aggregate outstanding principal amount of the Loans is not repaid on the Maturity Date (or on such earlier date that the Loans become due, by acceleration or otherwise), interest on the aggregate outstanding principal balance of the Loans and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loans shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed until the actual receipt and collection of the applicable Obligations (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Obligations and shall itself accrue interest at the same rate as the Loans. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Loans or any other Obligations, nor as a waiver of any other right or remedy accruing to Lenders by reason of the occurrence of any Event of Default, and Lenders retain their rights hereunder to accelerate and to continue to demand payment of the Loans and other Obligations upon the happening of any Event of Default.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan and Eurodollar Rate Loan, in arrears monthly on the first day of each month commencing with January 1, 2006 and (ii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period to be applicable to Eurodollar Rate Loans and shall promptly notify Borrower and Lenders of such determination. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time Borrower gives any Notice of Conversion/ Continuation in respect of the conversion into any Eurodollar Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Rate Loans (in the case of any subsequent Interest Period), Borrower shall, have the right to elect (subject to the provisions of Section 2.3), by giving the Administrative Agent notice thereof, a one (1), two (2), three (3) or six (6) month interest period (each an “Interest Period”) applicable to such Eurodollar Rate Loans, provided that:

(i) all Eurodollar Rate Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Borrowing of Eurodollar Rate Loans shall commence on the date of such Borrowing (including the date of any conversion thereto from a Base Rate Loans) and each Interest Period occurring thereafter in respect of such Eurodollar Rate Loans shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise specifically agree, (x) no Interest Period may be selected at any time when an Event of Default is then in existence and (y) no Interest Period longer than one (1) month may be selected at any time when a Specified Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of Eurodollar Rate Loans shall be selected which extends beyond the Maturity Date.

If by 12:00 Noon (New York time) on the third Business Day preceding the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, (x) Borrower has failed to elect a new Interest Period to be applicable to such Eurodollar Rate Loans as provided above, Borrower shall be deemed to have elected to continue such Eurodollar Rate Loans as a new Borrowing of Eurodollar Rate Loans having an Interest Period of one (1) month, or (y) Borrower is not permitted to elect a new Interest Period to be applicable to such Eurodollar Rate Loans as provided above, Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans. Each deemed election under this paragraph shall be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Base Rate Loan or Eurodollar Rate Loan because of (x) any change arising after the Effective Date (I) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or (II) in the interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits or franchise taxes based on net income of such Lender pursuant to the laws of the country in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements (except to the extent included in the computation of the Eurodollar Rate) or any special deposit, assessment or similar requirement against assets of deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) and/or (y) other circumstances since the Effective Date affecting the applicable interbank market or the position of such Lender and Lenders generally in such market; or

(iii) at any time after the date of this Agreement, that the making or continuance of any Eurodollar Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the applicable interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Rate Loans shall no longer be available until such time as the Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Conversion/Continuation given by Borrower with respect to such Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Borrower, (y) in the case of clause (ii) above, Borrower shall, subject to the provisions of Section 20.17 (to the extent applicable), pay to such Lender, within ten (10) days of its written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in good faith shall reasonably determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Rate Loans are affected by the circumstances described in Section 2.10(a)(ii) or (iii), Borrower may (and, in the case of a Eurodollar Rate Loans affected by the circumstances described in Section 2.10(a)(iii), shall) either (x) if the affected Eurodollar Rate Loans then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that Borrower was notified by the affected Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Rate Loans are then outstanding, upon at least two (2) Business Days’ written notice to the Administrative Agent, require the affected Lenders in the case of a Eurodollar Rate Loans, to convert such Eurodollar Rate Loans into a Base Rate Loans, provided that if more than one Lender is affected at any time as described above in this clause (b), then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If at any time after the Effective Date any Lender determines that the introduction of or any change (which introduction or change shall have occurred after the Effective Date) in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then Borrower agrees to pay, subject to the provisions of Section 20.17 (to the extent applicable), to such Lender, within ten (10) days of its written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11 Compensation. Borrower agrees, subject to the provisions of Section 20.17 (to the extent applicable), to compensate each Lender, within ten (10) days of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and shall be conclusive absent manifest error), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Rate Loans, but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Rate Loans does not occur on a date specified therefor in the Notice of Conversion/Continuation (whether or not withdrawn or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.1 or Section 4.2 or as a result of an acceleration of the Loans pursuant to Section 17) or conversion of any Eurodollar Rate Loans occurs on a date which is not the last day of an Interest Period or maturity date with respect thereto, as the case may be; (iii) if any prepayment of any Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any election made pursuant to Section 2.10(b).

2.12 Lending Offices. Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 2.12, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the Loans made by such Lender hereunder; provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 2.10 or 4.4 in excess of those which would be charged in the absence of such designation of a different lending office (including a different Affiliate of the respective Lender), then Borrower shall not be obligated to pay such excess increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). Nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the right of any Lender provided in Sections 2.10 and 4.4.

2.13 Requested Designation of other Lending Offices. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.4 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for its Loans, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such section. Nothing in this Section 2.13 shall affect or postpone any of the obligations of Borrower or the rights of any Lender provided in Sections 2.10 or 4.4.

2.14 Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make its Loan, (b) upon the occurrence of an event giving rise to the operation of Section 2.10 (a)(ii) or (iii), Section 2.10(c) or Section 4.4 with respect to any Lender which results in such Lender charging to Borrower increased costs in excess of those being generally charged by the other Lenders or (c) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 20.12(b), Borrower shall have the right (in the case of clauses (a) and (b) only, if no Event of Default then exists), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), and each of whom shall be required to be reasonably acceptable to the Administrative Agent; provided that (i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 20.4 (and with all fees payable pursuant to said Section 20.4 to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire the Commitment and the outstanding Loan of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) the principal of, and all accrued interest on, the outstanding Loan of the Replaced Lender, and (II) all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.1, and (ii) all obligations of Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 20.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by Borrower in exchange for the Note held by the Replaced Lender, if any, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.4, 6.1.13, 7.1.37, 15.4, 19.6, 20.1 and 20.15), which shall survive as to such Replaced Lender.

2.15 Maturity Date Extensions. (a) So long as the Extension Requirements are satisfied at the time of the delivery of such notice, Borrower may, by a written notice delivered to the Administrative Agent not less than ninety (90) days prior to the original Maturity Date, request (pursuant to a single such request) that the original Maturity Date be extended to the date (the “First Extended Maturity Date”) which is the day immediately preceding the first anniversary of the original Maturity Date. So long as the Extension Requirements are satisfied, the original Maturity Date shall be extended on such date to the First Extended Maturity Date without any further consent of Lenders. The Administrative Agent shall promptly notify each Lender of (i) its receipt of the notice of extension described in this clause (a) and (ii) the effectiveness of any such extension of the original Maturity Date.

(b) So long as the Extension Requirements are satisfied at the time of the delivery of such notice, Borrower may, by a written notice delivered to the Administrative Agent not less than ninety (90) days prior to the First Extended Maturity Date, request, pursuant to a single such request, that the First Extended Maturity Date be extended to the date (the “Second Extended Maturity Date”) which is the day immediately preceding the first anniversary of the First Extended Maturity Date. So long as the Extension Requirements are satisfied, the First Extended Maturity Date shall be extended on such date without any further consent of Lenders. The Administrative Agent shall promptly notify each Lender of (i) its receipt of the notice of extension described in this clause (b) and (ii) the effectiveness of any such extension of the First Extended Maturity Date.

SECTION 3. FEES; TERMINATION OF COMMITMENTS

3.1 Fees; Termination of Commitments. (a) (i) In the event of an extension of the original Maturity Date pursuant to Section 2.15(a), Borrower agrees to pay on the original Maturity Date to the Administrative Agent for the account of each Lender a non-refundable extension fee (the “First Extension Fee”) in an amount equal to 0.25% of the aggregate principal amount of the Loan made by each such Lender and outstanding on such date.

(ii) In the event of an extension of the First Extended Maturity Date pursuant to Section 2.15(b), Borrower agrees to pay on the First Extended Maturity Date to the Administrative Agent for the account of each Lender a non-refundable extension fee (the

“Second Extension Fee”) in an amount equal to 0.25% of the aggregate principal amount of the Loan made by each such Lender and outstanding on such date.

(b) Borrower agrees to pay such other fees as have been agreed to in writing by Borrower, DBAG, DBSI, BAS and/or BANA.

(c) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety in the event that the Effective Date does not occur on or prior to December 31, 2005.

SECTION 4. PREPAYMENTS; REPAYMENTS; PAYMENTS; TAXES

4.1 Voluntary Prepayments. (a) Borrower shall have the right to prepay the Loans without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) in the case of Base Rate Loans, at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Base Rate Loans and (y) in the case of Eurodollar Rate Loans, at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Eurodollar Rate Loans, the principal amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Rate Loans were made, which notice the Administrative Agent shall promptly transmit to each Lender, (ii) each prepayment of Loans pursuant to this Section 4.1(a) shall be in an aggregate principal amount of at least $1,000,000, provided that if any partial prepayment of Eurodollar Rate Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Rate Loans and any election of an Interest Period with respect thereto given by Borrower shall have no force or effect, and (iii) each prepayment of Eurodollar Rate Loans made pursuant to this Section 4.1 on a day which is not the last day of an Interest Period applicable thereto shall be accompanied by the payment of all amounts owing in connection therewith pursuant to Section 2.11.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 20.12(b), Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of Lenders), repay the Loan, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender under this Agreement (including under Sections 2.10 and 2.11) in accordance with said Section 20.12(b) so long as (A) the Commitment of such Lender is terminated concurrently with such repayment (at which time Schedule 1.1(c) shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 20.12(b) in connection with the repayment pursuant to this Section 4.1(b) have been obtained.

4.2 Mandatory Repayments. (a) If on any day (i) the sum of the aggregate outstanding principal amount of Loans exceeds the Borrowing Base Amount at such time (including, without limitation, as a result of the failure of any Borrowing Base Property to satisfy the Borrowing Base Property Conditions applicable to it) (such excess, the “Borrowing Base Amount Deficiency”) or (ii) a Default exists under Section 8.2.13 (such Default, a “Section 8.2.13 Default”), Borrower shall, within ten (10) Business Days after the earlier of notice from the Administrative Agent or actual knowledge of Borrower thereof, either (x) repay outstanding Loans in an amount sufficient to eliminate such Borrowing Base Amount Deficiency (including by means of a Disposition) or to cure such Section 8.2.13 Default, as applicable, (y) add one or more Borrowing Base Properties to the Borrowing Base (in accordance with the procedures set forth in this Agreement for the addition of Substitute Properties to the Borrowing Base Properties) which would have the effect (A) in the case of a Borrowing Base Amount Deficiency, of increasing the Borrowing Base Value in an aggregate amount sufficient to eliminate such Borrowing Base Amount Deficiency or (B) in the case of a Section 8.2.13 Default, of increasing the aggregate Master Lease Rents and Non-Toys Lease Rent in an amount sufficient to cure such Section 8.2.13 Default or (z) effect a combination of the actions described in preceding clauses (x) and (y) so as to eliminate such Borrowing Base Amount Deficiency or Section 8.2.13 Default, as applicable; provided, however, that, if any Specified Default or Event of Default then exists (other than, in the case of Section 4.2(a)(i) the Default or Event of Default resulting from the Borrowing Base Amount Deficiency in question, and in the case of Section 4.2(a)(ii) the Section 8.2.13 Default in question), the Borrower shall be required to take the actions described in preceding clause (x); and provided, further, that (A) in the case of a Borrowing Base Deficiency which relates to the termination of a Non-Toys Lease as a result of the default of the Tenant thereunder, Borrower (or the applicable PropCo Subsidiary) shall have ninety (90) days from the termination date of such Non-Toys Lease to cure such failure, (B) in the case of a Borrowing Base Amount Deficiency which relates to any other Borrowing Base Property Conditions Failure that is reasonably susceptible of cure, Borrower (or the applicable PropCo Subsidiary) may use commercially reasonable efforts to cure such failure promptly but in any event not later than 365 days following the occurrence of such failure, and (C) if Borrower (or the applicable PropCo Subsidiary) fails to so cure any such Borrowing Base Property Conditions Failure described in clause (A) or (B), then Borrower shall, not later than the last day of such 90-day or 365-day period as applicable, take the actions described above in clause (x), (y) or (z) of this Section 4.2(a) so as to eliminate such Borrowing Base Amount Deficiency; (provided, that, if any Specified Default or Event of Default then exists (other than, in the case of Section 4.2(a)(i) the Default resulting from the Borrowing Base Amount Deficiency in question), the Borrower shall be required to take the actions described in said clause (x)).

(b) Each Disposition Price paid by Borrower to the Administrative Agent shall be applied by the Administrative Agent to the repayment of Loans. For the avoidance of doubt and anything in this Agreement or the other Credit Documents to the contrary notwithstanding, in the event that any Borrowing Base Property fails to satisfy the Borrowing Base Property Conditions applicable to it for any reason (including, without limitation, because of the termination of any applicable Ground Lease or Space Lease), then Borrower shall be required (i) to dispose of such Borrowing Base Property within the applicable time period set forth in Sections 4.2(a) and 11.1, (ii) to take any actions required to be taken by it pursuant to Section 4.2(a) within the applicable time period set forth therein and (iii) upon the Disposition of such Borrowing Base Property, pay the Disposition Price therefor to the Administrative Agent for the account of the Lenders (less the amount of any repayment of outstanding Loans made by Borrower in connection therewith pursuant to Section 4.2(a)).

(c) Any Proceeds to be applied by the Administrative Agent to the repayment of Loans shall be applied by the Administrative Agent in accordance with Section 4.2(f).

(d) Borrower shall be required to repay the principal of the Loans in an amount equal to one and one quarter percent (1.25%) of the original principal amount of the Loans on each of the 90th, 180th, 270th and last day of each extension period referred to in Section 2.15; provided, however, that there shall be credited against such repayment obligation (which credit shall be applied in the order in which such repayment obligation is payable) the amount, if any, by which any Disposition Price paid by Borrower to the Administrative Agent pursuant to Section 4.2(b) exceeds the Allocated Loan Amount for the related Borrowing Base Property.

(e) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, all then outstanding Loans shall be repaid in full on the Maturity Date.

(f) With respect to each repayment of Loans required by clauses (a), (b), (c), (d) or (e) of this Section 4.2, Borrower may designate, in the case of Eurodollar Rate Loans, the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that: (i) after the repayment of all Base Rate Loans pursuant to this Section 4.2, repayments of Eurodollar Rate Loans pursuant to this Section 4.2 may be made on a day other than the last day of the Interest Period applicable thereto only if Borrower makes the payments (if any) required to be made under Section 2.11 hereof) and otherwise shall be made on the last day of an Interest Period applicable thereto (and in the latter event, pending the making of any such payment, the balance to be repaid shall be held by the Administrative Agent in an interest-bearing account and the interest earned on such account shall be payable to and for the account of Borrower); (ii) if any repayment of Eurodollar Rate Loans constituting a single Borrowing shall reduce the outstanding Eurodollar Rate Loans constituting such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans unless such Borrowing, together with any other Loans maintained as Base Rate Loans (or portion thereof) or Eurodollar Rate Loans converted or continued on the same date to Eurodollar Rate Loans with the same Interest Period as the Interest Period to which such Borrowing is then being continued, exceeds such Minimum Borrowing Amount; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion. Each repayment of Eurodollar Rate Loans pursuant to this Section 4.2 on a day which is not the last day of an Interest Period applicable thereto shall be accompanied by the payment of all amounts owing in connection therewith pursuant to Section 2.11.

4.3 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or under any Note shall be made to the Administrative Agent for the account of the party entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 P.M. (New York time)) like funds relating to the payment of principal, interest or Fees ratably to Lenders entitled thereto. Any payments under this Agreement or under any Note which are made later than 1:00 P.M.

(New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.4 Net Payments. (a) All payments made by Borrower hereunder, under any Note or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 4.4(b) all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Borrower agrees, subject to Section 20.17 (to the extent applicable), to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein, in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Lender, within ten (10) days of the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Borrower will furnish to the Administrative Agent within forty five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower or other evidence of such payment reasonably satisfactory to the Administrative Agent. Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender within ten (10) days of its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Sections 2.14, or 20.4 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form

W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code) and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit G (any such certificate, a “Section 4.4(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made by Borrower under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, whenever a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W8BEN (with respect to the portfolio interest exemption) and a Section 4.4(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments by Borrower under this Agreement and any Note, or it shall immediately notify Borrower and the Administrative Agent of its inability to deliver any such form or certificate in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 4.4(b). Notwithstanding anything to the contrary contained in Section 4.4(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to Borrower U.S. Internal Revenue Service Forms or a Section 4.4(b)(ii) Certificate, as the case may be, that establish a complete exemption from such deduction or withholding and (y) Borrower shall not be obligated pursuant to Section 4.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to Borrower the Internal Revenue Service Forms or Section 4.4(b)(ii) Certificate, as the case may be, required to be provided to Borrower pursuant to this Section 4.4(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.4 and except as set forth in Section 20.4(b), Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.4(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes (but, in the case of any amount withheld or deducted by the government of the United States or a political subdivision thereof, only if such Lender has provided Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.4(b)(ii) Certificate) required to be provided pursuant to the foregoing provisions of this Section 4.4(b), if entitled to a reduced rate of withholding or deduction, and in such event, the payment (whether as an additional amount or under the indemnity) shall only be for the amount in excess of such reduced rate of withholding or deduction).

4.5 Late Payment Charge. If any of the Obligations (other than the principal amount of the Loans due and payable on the Maturity Date) is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to the Administrative Agent for the account of the Lenders upon demand an amount equal to the product obtained by multiplying the amount thereof by the lesser of three percent (3%) and the Highest Lawful Rate (the “Late Payment Charge”).

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions Precedent to Effective Date. The occurrence of the Effective Date pursuant to Section 20.10 is subject to the satisfaction of the conditions precedent set forth in this Section 5 (provided, however, that unless a condition precedent set forth in this Section 5 shall expressly survive the Effective Date pursuant to a separate agreement between Borrower and the Administrative Agent, by funding the Loans the Lenders and the Administrative Agent shall be deemed to have waived any such conditions precedent not theretofore fulfilled or satisfied).

5.2 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower, PropCo Subsidiaries and Guarantor contained in this Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower, the PropCo Subsidiaries and Guarantor shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Credit Document on its part to be observed or performed.

5.3 Delivery of Credit Documents, etc.

(a) Credit Documents. The Administrative Agent shall have received (i) an original counterpart of this Agreement, the Notes and all of the other Credit Documents, duly executed and delivered on behalf of Borrower, the PropCo Subsidiaries and Guarantor; (ii) an executed original counterpart of the Account Agreement, duly executed and delivered by each of Cash Management Bank and each PropCo Subsidiary (which shall be in form and substance reasonably satisfactory to the Administrative Agent); and (iii) a true, correct and complete copy of the Interest Rate Cap Agreement (which shall be in form and substance reasonably satisfactory to the Administrative Agent) and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.

(b) Title Reports. The Administrative Agent shall have received a title report with respect to each of the Initial Borrowing Base Properties issued by the Title Company and dated or updated not earlier than August 1, 2005 (except for those Initial Borrowing Base Properties identified on Schedule 5.3(b) which shall be dated or updated not earlier than the date indicated on said schedule). Each of such title reports shall be reasonably satisfactory to the Administrative Agent and shall demonstrate that each of the Initial Borrowing Base Properties is free and clear of all Liens other than Permitted Encumbrances. The Administrative Agent also shall have received evidence that (i) all payments for the preparation of such title reports have been paid by Borrower and (ii) all appropriate releases or discharges of Liens which are not Permitted Encumbrances have been delivered for recording.

(c) Insurance. The Administrative Agent shall have received (i) valid certificates of insurance for the policies of insurance required hereunder which shall be reasonably satisfactory to the Administrative Agent and (ii) evidence of the payment of all insurance premiums currently due and payable for the existing policy period.

(d) Environmental Reports. The Administrative Agent shall have received an Environmental Report or regulatory database search in respect of each Initial Borrowing Base Property which shall be reasonably satisfactory to the Administrative Agent.

(e) Zoning. Except as set forth in Schedule 5.3(e) attached hereto, the Administrative Agent shall have received one of the following with respect to each Initial Borrowing Base Property which is a Fee Owned Property or a Ground Leased Property: (i) a letter or other evidence from the appropriate municipal authorities (or other Persons) concerning compliance with applicable zoning and building laws which shall be reasonably acceptable to the Administrative Agent or (ii) a zoning report which shall be reasonably acceptable to the Administrative Agent prepared by a nationally recognized zoning due diligence firm reasonably acceptable to the Administrative Agent.

(f) Appraisals. The Administrative Agent shall have received an Appraisal of each Initial Borrowing Base Property (excluding the Existing Lease Premises), which shall be satisfactory in form and substance to the Administrative Agent.

(g) Flood Certifications. The Administrative Agent shall have received a flood zone certification with respect to each Initial Borrowing Base Property.

(h) Equity and Real Property Transfer Documents. Borrower shall have delivered to the Administrative Agent true, correct and complete copies of all documentation pursuant to which the Contemplated Transactions (as described in clause (b) of the definition thereof) were consummated, including, but not limited to, all documents evidencing (i) the transfers that resulted in the Borrower structure set forth on Exhibit I, (ii) the transfers of the Initial Borrowing Base Properties into Affiliates of Borrower and (iii) the transfers of the Initial Borrowing Base Properties from Affiliates of Borrower into the PropCo Subsidiaries.

(i) Property Documents.

(i) Ground Leases and Space Leases. The Administrative Agent shall have received true, correct and complete copies of all Ground Leases and Space Leases with respect to the Initial Borrowing Base Properties. Except as set forth in Schedule 5.3(i) attached hereto, the Administrative Agent shall have received evidence that a memorandum of each such Ground Lease and Space Lease in form reasonably acceptable to the Administrative Agent has been recorded in the applicable jurisdiction of each such Initial Borrowing Base Property. Except as set forth in Schedule 5.3(i) attached hereto, the Administrative Agent shall have received a copy of a reasonably acceptable subordination and non disturbance agreement from all fee mortgagees with respect to all Initial Borrowing Base Properties which are Ground Leased Properties or Space Leased Properties and for which the fee mortgage predates the recorded memorandum of such Ground Lease or Space Lease. Except as set forth on Schedule 5.3(i) attached hereto, the Administrative Agent shall have received true, correct and complete copies of reasonably acceptable recognition agreements from all overlandlords with respect to those Initial Borrowing Base Properties which are Ground Leased Properties or Space Leased Properties and for which the applicable Ground Lease and Space Lease is a sublease.

(ii) REAs. The Administrative Agent shall have received true, correct and complete copies of all REAs to which any PropCo Subsidiary is a party or to which it or any of its property is bound.

(iii) Subleases. The Administrative Agent shall have received true, correct and complete copies of all Subleases.

(iv) Master Lease; Master Lease Rent Payment Direction Letter. The Administrative Agent shall have received a duly executed counterpart of each of the Master Lease and the Master Lease Rent Payment Direction Letter, each in form and substance reasonably acceptable to the Administrative Agent.

(v) Condominium Documents. Administrative Agent shall have received true, correct and complete copies of all Condominium Documents with respect to each Initial Borrowing Base Property which is a Condominium Property.

(vi) Existing Leases. Administrative Agent shall have received true, correct and complete copies of all Existing Leases.

(j) Operating Agreement Consents. Borrower shall have delivered to the Administrative Agent true, correct and complete copies of all consents or approvals of or notices to any party to any Operating Agreement required under such Operating Agreement in connection with the transactions contemplated by this Agreement, except for such notices set forth in Schedule 5.3(j), which are not required to be given until after the consummation of such transactions.

(k) Borrowing Base Property Conditions. Borrower shall have delivered to the Administrative Agent all information necessary for the Administrative Agent to confirm that all Borrowing Base Property Conditions are satisfied with respect to the Initial Borrowing Base Properties as of the Effective Date.

(l) Merger Agreement. Borrower shall have delivered to the Administrative Agent a true, correct and complete copy of the Merger Agreement and, if requested by the Administrative Agent, all deliveries made by any of the parties thereto or any of their respective Affiliates.

(m) Other Loan Documents. The Administrative Agent shall have received true, correct and complete copies of all of the Other Loan Documents, the Bridge Loan Guaranty Amendment and the UK Bridge Loan Consent.

5.4 Organizational Documents. (a) On or before the Effective Date, Borrower shall deliver, or cause to be delivered, to the Administrative Agent copies, certified by an Officer’s Certificate, of all organizational documentation related to each Credit Party, Guarantor, HoldCo and Master Lessee, and such other documents relating to the formation, structure, existence, good standing and/or qualification to do business of each Credit Party, Guarantor, HoldCo and Master Lessee as the Administrative Agent may reasonably request, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loans and incumbency certificates as may be requested by the Administrative Agent. The organizational documents of each Credit Party and HoldCo (which shall contain single purpose entity provisions) shall be reasonably acceptable to the Administrative Agent.

(b) The Administrative Agent shall have received an executed Independent Manager/Member certificate substantially in the form attached as Exhibit H.

5.5 Opinions. (a) The Administrative Agent shall have received an enforceability opinion with respect to the Credit Documents from Sullivan & Cromwell LLP in form and substance acceptable to the Administrative Agent.

(b) The Administrative Agent shall have received a substantive non-consolidation opinion from Edwards & Angell, LLP in form and substance acceptable to the Administrative Agent.

(c) The Administrative Agent shall have received a true sale and true lease opinion from Sullivan & Cromwell LLP in form and substance acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received a solvency opinion with respect to Borrower, each PropCo Subsidiary, Master Lessee and HoldCo from Duff & Phelps, LLC in form and substance acceptable to the Administrative Agent.

(e) The Administrative Agent shall have received a Delaware bankruptcy opinion from Richards, Layton & Finger in form and substance acceptable to the Administrative Agent.

(f) The Administrative Agent shall have received a Delaware law opinion from Morris, Nichols, Arsht & Tunnel in form and substance acceptable to the Administrative Agent.

(g) The Administrative Agent shall have received an appraisal opinion from Cushman & Wakefield with respect to each Initial Borrowing Base Property (excluding the Existing Lease Premises) in form and substance acceptable to the Administrative Agent.

5.6 Completion of Proceedings. All limited liability company, trust, corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Credit Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent, and the

Administrative Agent shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and the Administrative Agent shall have received and approved copies thereof.

5.7 No Material Adverse Effect. Nothing shall have occurred (and neither the Administrative Agent nor Lenders shall become aware of any facts, conditions or other information not previously known) which the Administrative Agent or Lenders shall determine has had, or would individually or in the aggregate reasonably be expected to have, a Material Adverse Effect.

5.8 Insolvency. Neither Borrower, any PropCo Subsidiary, Guarantor, Master Lessee or HoldCo, nor any of their respective constituent Persons, shall be the subject of any bankruptcy, reorganization or insolvency proceeding.

5.9 Payments and Transaction Costs. All payments, deposits, reserves and escrows, if any, required to be made or established by Borrower or the PropCo Subsidiary under this Agreement, the Notes and the other Credit Documents on or before the Effective Date shall have been made or established. Borrower shall have paid or reimbursed Lenders and the Administrative Agent for all title insurance report costs, costs of Environmental Reports, seismic reports, zoning reports, searches, flood certifications, appraisals and other reports, the reasonable fees and costs of Lenders’ counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loans.

SECTION 6. CASH MANAGEMENT

6.1 Cash Management.

6.1.1 Establishment of Accounts. A. Each of Borrower and the PropCo Subsidiaries hereby acknowledges that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, (x) Borrower and the PropCo Subsidiaries have established with Cash Management Bank, in the name “TRU 2005 RE Holding Co. I, LLC, MAP Real Estate, LLC, Wayne Real Estate Company, LLC, TRU 2005 RE I, LLC and TRU 2005 RE II Trust, Holding Account in favor of Deutsche Bank AG, New York Branch, as Administrative Agent” (the “Holding Account”), which has been established as an interest bearing deposit account with interest-bearing sub-accounts and (y) (i) MAP Real Estate, LLC has established with the Cash Management Bank, in the name “MAP Real Estate, LLC, PropCo Collateral Account in favor of Deutsche Bank AG, New York Branch, as Administrative Agent”, (ii) Wayne Real Estate Company, LLC has established with the Cash Management Bank, in the name “Wayne Real Estate Company, LLC, PropCo Collateral Account in favor of Deutsche Bank AG, New York Branch, as Administrative Agent”, (iii) TRU 2005 RE I, LLC has established with the Cash Management Bank, in the name “TRU 2005 RE I, LLC, PropCo Collateral Account in favor of Deutsche Bank AG, New York Branch, as Administrative Agent” and (iv) TRU 2005 RE II Trust has established with the Cash Management Bank, in the name “TRU 2005 RE II Trust, PropCo Collateral Account in favor of Deutsche Bank AG, New York Branch, as Administrative Agent” (each a “PropCo Collateral Account” and collectively, the

“PropCo Collateral Accounts”). Each of the PropCo Collateral Accounts has been established as a non-interest bearing deposit account. The Collateral Accounts and the funds deposited therein shall serve as security for the Obligations. Pursuant to the Account Agreement, Borrower and the PropCo Subsidiaries have irrevocably instructed and authorized Cash Management Bank to disregard any and all orders for withdrawal from the Collateral Accounts made by, or at the direction of, Borrower and/or any PropCo Subsidiary. Each of Borrower and the PropCo Subsidiaries agrees that, prior to the payment in full of the Obligations, the terms and conditions of the Account Agreement shall not be amended or modified (x) in any material respect without the prior written consent of the Required Lenders (which consent the Required Lenders may grant or withhold in their sole discretion) and (y) in any other respect without the prior written consent of the Administrative Agent (which consent the Administrative Agent may grant or withhold in its sole discretion). Each of Borrower and the PropCo Subsidiaries confirms that the PropCo Subsidiaries have established with Cash Management Bank the following sub-accounts of the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account and the PropCo Collateral Accounts, the “Collateral Accounts”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC) and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:

(a) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Borrowing Base Properties (the “Tax Reserve Account”);

(b) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Borrowing Base Properties (the “Insurance Reserve Account”);

(c) a sub-account for the retention of Account Collateral in respect of Ground/Space Lease Rent (the “Rent Reserve Account”);

(d) a sub-account for the retention of Account Collateral in respect of Debt Service on the Loans (the “Debt Service Reserve Account”);

(e) a sub-account for the retention of Account Collateral in respect of reserves relating to shortfalls in respect of Master Lease Rent (the “Rent Shortfall Reserve Account”);

(f) a sub-account for the retention of Account Collateral in respect of the Non-Toys Lease Rent Reserve Requirement (the “Non-Toys Lease Rent Reserve Requirement Account”);

(g) a sub-account for the retention of Account Collateral in respect of reserves relating to Master Lease Variable Additional Rent (the “Variable Additional Rent Reserve Account”); and

(h) a sub-account for the retention of Account Collateral in respect of certain Proceeds as more fully set forth in Section 9.2 (the “Proceeds Reserve Account”).

B. Anything in this Section 6 to the contrary notwithstanding, until such time as a Trigger Event has occurred and is continuing, with the exception of the initial deposit on the

Effective Date of $4,651,786.19 into the Tax Reserve Account and $8,723,266.08 into the Rent Reserve Account (which amounts, except as otherwise provided in Section 6.1.10, shall be retained in such accounts), neither Borrower nor the PropCo Subsidiaries shall be required to deposit, or to cause the Master Lessee pursuant to the Master Lease Rent Payment Direction Letter or any Tenant under a Non-Toys Lease pursuant to its Non-Toys Lease Rent Payment Direction Letter to deposit, any funds into the Tax Reserve Account or, the Rent Reserve Account (collectively, the “Trigger Event Accounts”). In the event that a Trigger Event has occurred and is continuing, the Administrative Agent may (and shall, if so directed by the Required Lenders), (i) direct Borrower and the PropCo Subsidiaries to deposit, or to direct the PropCo Subsidiaries to direct the Master Lessee pursuant to the Master Lease Rent Payment Direction Letter and the Tenants under Non-Toys Leases pursuant to their Non-Toys Lease Rent Payment Direction Letters to deposit, funds into the Trigger Event Accounts as and to the extent such funds are required to be deposited periodically into such accounts pursuant to the applicable provisions of this Section 6 (other than this paragraph), and/or (ii) use, or direct Cash Management Bank or Borrower and the PropCo Subsidiaries to use, the funds so deposited into the Trigger Event Accounts to pay Taxes, Other Charges and Ground/Space Lease Rents, in each case in accordance with the other provisions of this Section 6 applicable thereto.

6.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower and each of the PropCo Subsidiaries hereby collaterally assigns, grants a security interest in and pledges to the Administrative Agent for the benefit of the Lenders, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower and the PropCo Subsidiaries, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(a) the Collateral Accounts and all cash, deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;

(b) all interest and cash from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(c) to the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, the Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the UCC and other applicable law.

6.1.3 Maintenance of Collateral Accounts. Each of Borrower and the PropCo Subsidiaries agrees that each of the Collateral Accounts is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that the Administrative Agent shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Collateral Accounts and (iii) such that no Person other than the Administrative Agent for the benefit of the Lenders shall have any right of withdrawal from the Collateral Accounts and, except as provided herein, no Account Collateral shall be released to any Credit Party or any Affiliate of any Credit Party from the Collateral Accounts. Without limiting the obligations under the immediately preceding sentence, the PropCo Subsidiaries shall only establish and maintain the Collateral Accounts with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to the Administrative Agent in its sole discretion. Each of Borrower and the PropCo Subsidiaries agrees to deliver any UCC financing statements reasonably requested by the Administrative Agent in connection with the Account Collateral, including, without limitation, any precautionary UCC financing statements.

6.1.4 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Interest accruing on the Collateral Accounts shall be periodically added to the amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Each of Borrower and the PropCo Subsidiaries shall be the sole beneficial owners of the Holding Account and Sub-Accounts for federal income tax purposes and shall report all income on such Collateral Accounts. Each PropCo Subsidiary shall be the sole beneficial owner of its respective PropCo Collateral Account for federal income tax purpose and shall report all income on such PropCo Collateral Account.

6.1.5 Deposits into Sub-Accounts. On or prior to the Effective Date, Borrower and the PropCo Subsidiaries have deposited the following amounts into the Sub-Accounts:

(i) $4,651,786.19 into the Tax Reserve Account;

(ii) $0.00 into the Insurance Reserve Account;

(iii) $8,723,266.08 into the Rent Reserve Account;

(iv) $0.00 into the Debt Service Reserve Account;

(v) $0.00 into the Variable Additional Rent Reserve Account;

(vi) $50,000,000.00 into the Rent Shortfall Reserve Account;

(vii) $0.00 into the Non-Toys Lease Rent Reserve Requirement Account; and

(viii) $0.00 into the Proceeds Reserve Account.

6.1.6 Monthly Funding of Sub-Accounts; Rent Shortfalls Variable Additional Rent Reserve Account; Sub-Account Shortfalls.

(a) Monthly Funding of Collateral Accounts. Each Borrower and the PropCo Subsidiaries hereby irrevocably authorizes the Administrative Agent to transfer (and pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of the Administrative Agent), and the Administrative Agent shall (x) transfer to the Holding Account all funds in the PropCo Collateral Accounts on the same day on which such funds are deposited into the PropCo Collateral Account and (y) on the first (1st) Business Day after the Effective Date and on the (1st) Business Day of each calendar month, transfer the funds in the Holding Account (provided that the transfer to be made on the first (1st) Business Day of each calendar month will be based on the balance in the Holding Account as of 11:00 a.m. New York time on the Business Day which is two (2) Business Days’ prior to such first (1st) Business Day), to the Sub-Accounts in the following amounts and in the following order of priority:

(i) subject to Section 6.1.1B, funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 6.1.15 for the month in which the transfer from the Holding Account is made to the Tax Reserve Account;

(ii) subject to Section 6.1.16(b), funds in an amount equal to the Monthly Insurance Reserve Amount and any other amounts required pursuant to Section 6.1.16 for the month in which the transfer from the Holding Account is made to the Insurance Reserve Account;

(iii) subject to Section 6.1.1B, funds in an amount equal to the Monthly Rent Reserve Amount due on the payment date immediately following the date on which the transfer from the Holding Account is made to the Rent Reserve Account;

(iv) funds in an aggregate amount equal to (x) the interest portion of the Debt Service due on the interest payment date on which the transfer from the Holding Account is made to the Debt Service Reserve Account and (y) if the Maturity Date is extended pursuant to Section 2.15, the principal portion of Debt Service due on the next principal payment date (provided, however, that no transfer shall be required to be made pursuant to clause (x) from Master Lease Rents paid for the month of December, 2005);

(v) if a Master Lease Tenant Default or a Tenant Security Period is then continuing, funds in an amount equal to the amount of the Master Lease Variable Additional Rent payable under the Master Lease for the month following the month in which the transfer from the Holding Account is made to the Variable Additional Rent Reserve Account up to a maximum sum such that one (1) month of Master Lease Variable Additional Rent is maintained therein;

(vi) if the balance in the Rent Shortfall Reserve Account is less than the Minimum Shortfall Reserve Amount, funds in an amount equal to one hundred percent (100%) of the balance (if any) remaining or deposited in the Holding Account to the Rent Shortfall Reserve Account up to a maximum sum such that the Minimum Shortfall Reserve Amount is maintained therein at all times during the term of the Loans; provided, however, that, notwithstanding the foregoing provisions of this clause (vi), (x)

no transfer shall be required to be made from Master Lease Rents paid for the month of December, 2005 and (y) the balance in the Rent Shortfall Reserve Account must increase by an amount equal to $5,869,017.00 (but not more) on the first day of each calendar month commencing on the interest payment date in January, 2006 until the Rent Shortfall Reserve Account is equal to the Minimum Shortfall Reserve Amount;

(vii) if the balance in the Non-Toys Lease Rent Reserve Requirement Account is less than the Shortfall Amount, funds in an amount equal to one hundred percent (100%) of the balance (if any) remaining or deposited in the Holding Account to the Non-Toys Lease Rent Reserve Requirement Account up to a maximum sum such that the Shortfall Amount is maintained therein pursuant to this Agreement; and

(viii) provided no Event of Default is then continuing, funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers (such remainder being hereinafter referred to as “Excess Cash Flow”), to the PropCo Subsidiary Account.

(b) Rent Shortfalls; Release of Funds in Rent Shortfall Reserve Account. (i) If there is a Rent Shortfall, the Administrative Agent shall have the right at its election to direct Cash Management Bank to transfer (but shall not be obligated to so direct Cash Management Bank to transfer) from the Rent Shortfall Reserve Account, the Non-Toys Lease Rent Reserve Requirement Account and/or, provided a Master Lease Tenant Default, a Non-Toys Lease Tenant Default and/or a Tenant Security Period is continuing, the Variable Additional Rent Reserve Account, to the Holding Account, without notice to Borrower, the PropCo Subsidiaries, Master Lessee, the Tenants under the Non-Toys Leases or any other Person, an amount equal to such Rent Shortfall.

(ii) In the event that no Event of Default is then continuing, the Administrative Agent shall direct Cash Management Bank to transfer to the PropCo Subsidiary Account the excess portion, if any, of the funds in the Rent Shortfall Reserve Account such that a balance equal to the Minimum Shortfall Reserve Amount is on deposit therein and such that a balance equal to the Shortfall Amount is on deposit in the Non-Toys Lease Rent Reserve Requirement Account.

(c) Variable Additional Rent Reserve Account. In the event that no Master Lease Tenant Default or Tenant Security Period is then continuing, the Administrative Agent shall direct Cash Management Bank to transfer the unapplied portion, if any, of the funds in the Variable Additional Rent Reserve Account to Master Lessee in accordance with the terms of the Master Lease. During the continuance of any Master Lease Tenant Default or Tenant Security Period, the Administrative Agent shall have the right in its discretion to elect to make or direct Cash Management Bank to make (but shall not be obligated to so direct Cash Management Bank) from the Variable Additional Rent Reserve Account, monthly payments of variable operating and occupancy expenses, including, without limitation, common area maintenance expenses, (but without duplication of amounts included in Other Charges) directly to the Person having the right to receive such funds on the respective due dates therefor and shall promptly notify Borrower, the PropCo Subsidiaries and Master Lessee of any such payment by the Administrative Agent or Cash Management Bank, and failing such direction to Cash

Management Bank, the Administrative Agent shall release the funds in the Variable Additional Rent Reserve Account to Borrower and the PropCo Subsidiaries to make such payments of variable operating and occupancy expenses.

(d) Sub-Account Shortfalls. If (after taking into account any sums the Administrative Agent may elect to deposit into the Holding Account pursuant to Section 6.1.6(b)) there are insufficient funds in the Holding Account to make any of the transfers required under Section 6.1.6(a)(i), (ii), (iii), (v), (vi) or (vii), as reasonably determined by the Administrative Agent, the Administrative Agent shall provide notice to Borrower of such insufficiency (it being understood that in no event shall the Administrative Agent be required to notify Borrower of any deficiency in the Debt Service Reserve Account), and, within five (5) Business Days after receipt of said notice but in any event prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such period. Notwithstanding anything to the contrary contained in this Agreement or in the other Credit Documents, Borrower shall not be deemed to be in default hereunder or thereunder in the event funds sufficient for a required transfer are held in an appropriate Sub-Account (other than the Rent Shortfall Reserve Account and the Non-Toys Lease Rent Reserve Requirement Account) and the Administrative Agent or Cash Management Bank fails to timely make any transfer from such Sub-Account (other than the Rent Shortfall Reserve Account and the Non-Toys Lease Rent Reserve Requirement Account) as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower or any PropCo Subsidiary.

(e) Withdrawals by Administrative Agent. To the extent that Borrower shall fail to pay any costs, expenses or other amounts pursuant to Section 20.1 of this Agreement (other than any such costs, expenses or other amounts to be paid at closing) within the time period set forth therein, the Administrative Agent shall have the right, at any time, without notice to Borrower, to withdraw from the Collateral Accounts (excluding to the extent required under the last sentence of Section 6.1.10(a) any funds that would otherwise be directed into the Sub-Accounts), an amount equal to such unpaid amounts and pay such amounts to the Person(s) entitled thereto.

6.1.7 Required Payments from Sub-Accounts. Each of Borrower and the PropCo Subsidiaries irrevocably authorizes the Administrative Agent to make, and the Administrative Agent hereby agrees to make or to direct Cash Management Bank to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:

(i) subject to Section 6.1.1B funds from the Tax Reserve Account to the Administrative Agent sufficient to permit the Administrative Agent to pay (A) Impositions and (B) Other Charges, on the respective due dates therefor, and the Administrative Agent shall so pay such funds to the Governmental Authorities having the right to receive such funds;

(ii) except as otherwise provided in Section 6.1.16, funds from the Insurance Reserve Account to the Administrative Agent sufficient to permit the Administrative Agent to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement, on the respective due dates therefor, and the Administrative

Agent shall so pay such funds to the insurance companies having the right to receive such funds;

(iii) subject to Section 6.1.1B, funds from the Rent Reserve Account to the Administrative Agent sufficient to permit the Administrative Agent to pay all Ground/Space Lease Rent on the due dates therefor and the Administrative Agent shall so pay such funds to the Persons having the right to receive such funds on the respective due dates therefor; and

(iv) funds from the Debt Service Reserve Account to the Administrative Agent sufficient to pay Debt Service on each due date, and the Administrative Agent, on each due date, shall apply such funds to the payment of the Debt Service payable on such date.

6.1.8 Cash Management Bank. (a) The Administrative Agent shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank with a financial institution reasonably satisfactory to Borrower and the PropCo Subsidiaries in the event that (i) Cash Management Bank fails, in any material respect, to comply with the Account Agreement or (ii) Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower or the PropCo Subsidiaries. Borrower and each PropCo Subsidiary shall cooperate with the Administrative Agent in connection with the appointment of any replacement Cash Management Bank and the execution by such Cash Management Bank and the PropCo Subsidiaries of an Account Agreement and delivery of same to the Administrative Agent.

(b) So long as no Event of Default shall have occurred and be continuing, the PropCo Subsidiaries shall have the right at their sole cost and expense to replace Cash Management Bank with a financial institution that is an Approved Bank provided that such financial institution, Borrower and the PropCo Subsidiaries shall execute and deliver to the Administrative Agent an Account Agreement substantially similar to the Account Agreement executed as of the Effective Date, or in such other form reasonably required by the Administrative Agent, with such changes therein as shall be reasonably acceptable to the Administrative Agent.

6.1.9 Account Representations, Warranties and Covenants. (a) Each PropCo Subsidiary represents and warrants that it has directed the Master Lessee pursuant to the Master Lease Rent Payment Direction Letter, to make certain payments of Master Lease Rent directly to the applicable PropCo Collateral Account.

(b) Each PropCo Subsidiary covenants that at the time of its execution and delivery of each Non-Toys Lease, it will direct the Tenant thereunder pursuant to a letter substantially in the form of the Non-Toys Lease Rent Payment Direction Letter, to make certain payments of the Non-Toys Lease Rent thereunder directly to the applicable PropCo Collateral Account.

(c) Each of the PropCo Subsidiaries represents, warrants and covenants that (i) it shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of operating income not covered by the preceding subsections (a) and (b) (including, without limitation, payments under any Sublease which it receives pursuant to Section 8.2 of the Master Lease but excluding rent under Existing Leases) within one (1) Business Day after receipt thereof by it or any of its Affiliates directly into the applicable PropCo Collateral Account and, until so deposited, any such amounts held by any PropCo Subsidiary or its Affiliates shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of the Administrative Agent and Lenders and shall not be commingled with any other funds or property of any PropCo Subsidiary or any of their respective Affiliates, (ii) there are no accounts maintained by Borrower or any PropCo Subsidiary (other than the Collateral Accounts) or any other Person with respect to any Borrowing Base Property or the collection of Rents, Cash, Cash Equivalents or other items of operating income of or relating to any Borrowing Base Property other than rent under Existing Leases and (iii) so long as the Obligations shall be outstanding, neither Borrower, any PropCo Subsidiary nor any other Person shall open any other accounts with respect thereto, except for the Collateral Accounts; provided that, the PropCo Subsidiaries shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the PropCo Subsidiary Account pursuant to Section 6.1.6.

6.1.10 Account Collateral and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from the Administrative Agent to Borrower, the PropCo Subsidiaries or any other Person, (i) the Administrative Agent may, in addition to and not in limitation of the Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as the Administrative Agent shall determine in its sole and absolute discretion to pay any Obligations and/or operating expenses and/or capital expenditures for the Borrowing Base Properties; and (ii) unless and until so withdrawn or transferred, all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts. Notwithstanding anything to the contrary contained herein, (x) except to the extent that the applicable PropCo Subsidiary is entitled to retain such funds under the terms and provisions of the Master Lease due to the continuance of a Master Lease Tenant Default or otherwise, funds deposited into the Tax Reserve Account, the Insurance Reserve Account, the Rent Reserve Account, the Variable Additional Rent Reserve Account and, to the extent the Master Lessee is entitled to Proceeds under the Master Lease or such Proceeds are required for restoration under the Master Lease, the Proceeds Reserve Account (excluding any sums earned thereon) (i) may not be applied by the Administrative Agent in satisfaction of the Obligations and (ii) shall continue to be disbursed by the Administrative Agent as provided in this Section 6 (including Section 6.1.7) as if no Event of Default has occurred, and (y) except to the extent that the applicable PropCo Subsidiary is entitled to retain such funds under the terms and provisions of the applicable Non-Toys Lease due to the continuance of a Non-Toys Lease Default thereunder or otherwise, funds deposited into the Tax Reserve Account, the Insurance Reserve Account, the Rent Reserve Account, the Variable Additional Rent Reserve Account and, to the extent the Tenant under such Non-Toys Lease is entitled to Proceeds under the Non-Toys Lease or such Proceeds are required for restoration under the Non-Toys Lease, the Proceeds Reserve Account (excluding any sums earned thereon) (i) may not be applied by the Administrative Agent in satisfaction of the Obligations and (ii) shall continue to be disbursed by the Administrative Agent (or if so directed by the Administrative Agent, by Borrower and the PropCo Subsidiaries) as provided in this Section 6 (including Section 6.1.7) as if no Event of Default had occurred.

(b) Upon the occurrence and during the continuance of an Event of Default, each of Borrower and the PropCo Subsidiaries hereby irrevocably constitutes and appoints the Administrative Agent as its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege it has with respect to the Account Collateral, and do in its name, place and stead, all such acts, things and deeds for and on behalf of and in its name, which it could or might do or which the Administrative Agent may deem necessary or desirable to more fully vest in the Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of the Administrative Agent incurred in connection therewith shall be paid by Borrower as provided in Section 20.1.

(c) Each of Borrower and the PropCo Subsidiaries hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Each of Borrower and the PropCo Subsidiaries acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower and each PropCo Subsidiary within the meaning of the UCC.

(d) Nothing herein shall be construed to create a Lien on the Master Lease or any Non-Toys Lease or a security interest in the rents therefrom, except to the extent, with respect to the rents, that the same have already been paid to a PropCo Subsidiary, including payments of rents made directly to any Collateral Account.

6.1.11 Transfers and Other Liens. No PropCo Subsidiary will (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to the Administrative Agent under this Agreement.

6.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent and Lenders shall have no duty as to any Account Collateral in its or their possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of the Administrative Agent or any Lender, or any of their respective Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from such Person’s gross negligence or willful misconduct. In no event shall the Administrative Agent or any Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond the Administrative Agent’s or such Lender’s reasonable control or for indirect, special or consequential damages except to the extent of such Person’s gross negligence or willful misconduct. Notwithstanding the foregoing, each of Borrower and the PropCo Subsidiaries acknowledges and agrees that (i) neither the Administrative Agent nor any Lender has custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by each of Borrower and the PropCo Subsidiaries and (iv) neither the Administrative Agent nor any Lender has any obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

6.1.13 Lender’s Liability. (a) The Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 6.1.13 or elsewhere in the Credit Documents, and no other duty shall be implied from any provision hereof. Neither the Administrative Agent nor any Lender shall be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Each of Borrower and the PropCo Subsidiaries shall jointly and severally indemnify and hold the Administrative Agent and each Lender and their respective employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by any of them in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of such Persons.

(b) Each of the Administrative Agent and each Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Each of the Administrative Agent and each Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

6.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Obligations. Upon payment in full of the Obligations, this security interest shall automatically terminate without further notice from any party and Borrower and the PropCo Subsidiaries shall be entitled to the return, upon their request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Administrative Agent shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

6.1.15 Tax Reserve Account. (a) Subject to Section 6.1.1B, in accordance with the time periods set forth in Section 6.1, Borrower and the PropCo Subsidiaries shall cause to be deposited into the Tax Reserve Account (which deposit may be effected by the transfers contemplated under Section 6.1.6(a)) an amount equal to (a) one-twelfth of the annual Impositions that the Administrative Agent reasonably estimates, based on the most recent real estate tax bill for each Borrowing Base Property, will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax Reserve Account sufficient funds to pay all such

Impositions at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that the Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Other Charges at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). As of the Effective Date, $4,651,786.19 has been deposited in the Tax Reserve Account. Subject to Section 6.1.1B, the Monthly Tax Reserve Amount shall be paid by the PropCo Subsidiaries to the Tax Reserve Account on the first Business Day of each calendar month, commencing with the first month immediately following the month in which the Effective Date occurs, and the Administrative Agent will apply the Tax Reserve Amount to payments of Impositions and Other Charges, subject to Borrower’s and the PropCo Subsidiaries’ right to contest Impositions in accordance with Section 10.3. In making any payment relating to the Tax Reserve Account, the Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof subject to Borrower’s and the PropCo Subsidiaries’ right to contest. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Section 10, the Administrative Agent shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time the Administrative Agent reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, the Administrative Agent shall notify Borrower and the PropCo Subsidiaries of such determination and the PropCo Subsidiaries shall increase their monthly payments to the Tax Reserve Account by the amount that the Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, the Administrative Agent shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

(b) Notwithstanding the foregoing, the Monthly Tax Reserve Amount for the Jointly Assessed Borrowing Base Properties shall be limited to the applicable PropCo Subsidiary’s pro rata share of the Impositions and Other Charges; provided, however, that subject to Borrower’s and the PropCo Subsidiaries’ right to contest in accordance with Section 10.3, if any real property taxes assessed against the joint tax lot shall become delinquent with respect to a Jointly Assessed Borrowing Base Property as a result of the Fee Owner’s failure to timely pay its share of such taxes, then upon the earliest to occur of (i) six (6) months after the date when such delinquency first occurred, (ii) thirty (30) days prior to the assessment of any late charges or interest with respect to such taxes and (iii) the date on which any Governmental Authority commences an enforcement action with respect to such taxes, the Monthly Tax Reserve Amount for such Jointly Assessed Borrowing Base Property shall thereafter be increased to include Impositions and Other Charges on the entire tax lot of which such Jointly Assessed Borrowing Base Property forms a part.

6.1.16 Insurance Reserve Account. (a) Subject to clause (b) below, Borrower and the PropCo Subsidiaries shall, in accordance with the time periods set forth in Section 6.1, cause to be deposited into the Insurance Reserve Account (which deposit may be effected by the transfers contemplated under Section 6.1.6(a)) an amount equal to one-twelfth of the insurance premiums that the Administrative Agent reasonably estimates, based on the most recent bills, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate in the Insurance Reserve Account sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount,” and the aggregate amount of funds held in the “Insurance Reserve Account” being the Insurance Reserve Amount). The Monthly Insurance Reserve Amount shall be paid by Borrower and the PropCo Subsidiaries to the Insurance Reserve Account on the first Business Day of each calendar month, commencing with the first month immediately following the month in which the Effective Date occurs, and the Administrative Agent will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower pursuant to Section 9. In making any payment relating to the Insurance Reserve Account, the Administrative Agent may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Section 9, the Administrative Agent shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time the Administrative Agent reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, the Administrative Agent shall notify Borrower and the PropCo Subsidiaries of such determination and Borrower and the PropCo Subsidiaries shall increase their monthly payments to the Insurance Reserve Account by the amount that the Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, the Administrative Agent shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.

(b) Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, neither Borrower nor the PropCo Subsidiaries shall be required to deposit funds into the Insurance Reserve Account at any time when the insurance required to be maintained pursuant to this Agreement is provided under a Blanket Policy in accordance with Section 9 hereof and either (i) one or more of the Sponsors hold in the aggregate not less than a fifty-one percent (51%) direct or indirect ownership interest in Borrower or (ii) the premiums in respect of such Blanket Policy are paid or caused to be paid at least three (3) months before such premiums become due and payable.

6.1.17 Rent Reserve Account. Subject to Section 6.1.1B, in accordance with the time periods set forth in Section 6.1, Borrower and the PropCo Subsidiaries shall, on the first Business Day of each calendar month commencing with the first month immediately following the month in which the Effective Date occurs, cause to be deposited into the Rent Reserve Account (which deposit may be effected by the transfers contemplated under Section 6.1.6(a)) an amount (without duplication of any amounts required to be deposited in the Tax Reserve Account in respect of real estate taxes payable with respect to the Ground Leases and Space Leases) equal to one-twelfth of the annual Ground/Space Lease Rent that the Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months, or if such Ground/Space Lease Rent is payable monthly, the sum of the next month’s Ground/Space Lease Rent due, in order to accumulate in the Rent Reserve Account sufficient funds to pay all such Ground/Space Lease Rent at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof (said monthly amounts above hereinafter called the “Monthly Rent Reserve Amount”, and the aggregate amount of funds held in the Rent Reserve Account being the “Rent Reserve Amount”). As of the Effective Date, the Monthly Rent Reserve Amount is $4,361,633.00, but such amount is subject to adjustment by the Administrative Agent upon notice to Borrower and the PropCo Subsidiaries. Subject to Section 6.1.1B, the Monthly Rent Reserve Amount shall be paid by Borrower and the PropCo Subsidiaries to the Rent Reserve Account on the first Business Day of each calendar month commencing with the first month immediately following the month in which the Effective Date occurs, and subject to the terms hereof, the Administrative Agent will apply the Rent Reserve Amount to payments of Ground/Space Lease Rent required to be made by PropCo Subsidiaries pursuant to the Ground Leases or Space Leases. In making any payment relating to the Rent Reserve Account, the Administrative Agent may do so according to any bill, statement or estimate procured from the Fee Owner, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Rent Reserve Account shall exceed the amounts due as Ground/Space Lease Rent pursuant to the Ground Leases or Space Leases, the Administrative Agent shall credit such excess against future payments to be made to the Rent Reserve Account. If at any time the Administrative Agent reasonably determines that the Rent Reserve Amount is not or will not be sufficient to pay Ground/Space Lease Rent by the dates set forth above, the Administrative Agent shall notify Borrower and the PropCo Subsidiaries of such determination and Borrower and the PropCo Subsidiaries shall increase their monthly payments to the Rent Reserve Account by the amount that the Administrative Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of Ground/Space Lease Rent.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 Borrower Representations. Borrower represents and warrants that:

7.1.1 Organization. Each Credit Party (other than PropCo 4) is a limited liability company, PropCo 4 is a statutory trust, and each Credit Party has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Master Lessee is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of the Credit Parties and Master Lessee has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, or, in the case of qualifications in the various States (a) an application for such qualification has been duly filed with the applicable Governmental Authority and all fees required in order to obtain such qualification have been paid in full, (b) all conditions to obtaining such qualification have been satisfied under applicable law and the issuance of such qualification is a ministerial act of the applicable Governmental Authority, (c) Borrower has agreed to so qualify and cause each other Credit Party and Master Lessee to qualify in accordance with a post-closing side letter entered into on the date hereof, and (d) no such failure to qualify would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Each of the Credit Parties, Master Lessee and Guarantor possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the PropCo Subsidiaries and the sole business of the PropCo Subsidiaries is to own, lease, sublease and dispose of the Borrowing Base Properties. The organizational structure of the Credit Parties and Master Lessee is accurately depicted by the schematic diagram attached hereto as Exhibit I. None of the Credit Parties shall change its name, identity, organizational form or jurisdiction of organization unless it shall have given the Administrative Agent thirty (30) days’ prior written notice of any such change and shall have taken all steps reasonably requested by the Administrative Agent to grant, perfect, protect and/or preserve the liens and security interest granted to the Administrative Agent under Sections 6 and 12 of this Agreement.

7.1.2 Proceedings. Each of the Credit Parties, Guarantor and Master Lessee has full power to and has taken all necessary action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Credit Documents to which such Person is a party have been duly executed and delivered by, or on behalf of, each Credit Party, Guarantor and Master Lessee, as applicable, and constitute legal, valid and binding obligations of such Person, as applicable, enforceable against such Person, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Credit Documents and the Transfer Documents by each Credit Party, Guarantor and Master Lessee, as applicable, will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Credit Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which any such Person is a party or by which any of such Person’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), except for any conflict that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, nor will any such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any material consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by each Credit Party, Guarantor and Master Lessee of this Agreement or any other Credit Document has been obtained and is in full force and effect, except for any such violation that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

7.1.4 Litigation. Except as set forth in Schedule 7.1.4 attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to Borrower’s knowledge, threatened against or affecting any Credit Party, HoldCo, Guarantor, Master Lessee or any Borrowing Base Property (other than claims (A) (i) which are covered by insurance, (ii) which are being defended by the relevant insurance company and (iii) as to which no Credit Party has received a notice from such insurance company that the claim exceeds the total amount of insurance coverage with respect to such claim; (B) which are covered by the self insurance limit permitted pursuant to the Credit Documents and are being diligently defended by a Credit Party, HoldCo, Guarantor, Master Lessee or their respective Affiliates; or (C) in the case of Guarantor and Master Lessee only, which relate to employment claims for which liability in the event any such matter is adversely determined could not reasonably be expected to exceed $1,000,000; provided that none of such unscheduled claims would reasonably be expected individually or in the aggregate to have a Material Adverse Effect if adversely determined). The actions, suits or proceedings identified in Schedule 7.1.4, if determined against any Credit Party, HoldCo, Guarantor, Master Lessee or any Borrowing Base Property, would not materially and adversely affect the condition (financial or otherwise) or business of any such Person or the condition or operation of any Borrowing Base Property.

7.1.5 Agreements. The Operating Agreements constitute all of the agreements which are material to the applicable PropCo Subsidiary’s ownership and operation of any Borrowing Base Property. No Credit Party is a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect such Credit Party or its business, properties or assets, operations or condition, financial or otherwise. No Credit Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which such Credit Party or any Borrowing Base Property is bound. Except as set forth in Schedule 7.1.5, no Credit Party has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other similar financing agreement or instrument to which such Credit Party is a party or by which such Credit Party or any Borrowing Base Property is otherwise bound, other than (a) obligations constituting Permitted Debt which are incurred in the ordinary course of the ownership and operation of the Borrowing Base Properties and (b) obligations under the Credit Documents.

7.1.6 Title. The PropCo Subsidiaries have good and marketable (i) leasehold title to the Land, leasehold or fee simple title to the Improvements relating to the Ground Leased Properties and leasehold title to the Improvements relating to the Space Leased Properties and (ii) fee simple title to the Land and the Improvements relating to the Fee Owned Properties, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting any Borrowing Base Property which are or may become a Lien on the interest of the applicable PropCo Subsidiary thereon other than the Permitted Encumbrances. None of the Permitted Encumbrances would individually or in the aggregate reasonably be expected to have a Material Adverse Effect as of the Effective Date or thereafter. Borrower shall preserve the right, title and interest of each PropCo Subsidiary in and to the Borrowing Base Properties for so long as the Loans remain outstanding and will warrant and defend same from and against any and all claims whatsoever other than the Permitted Encumbrances.

7.1.7 No Bankruptcy Filing. None of the Credit Parties, HoldCo, Guarantor or Master Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against any other Credit Party, HoldCo, Guarantor or Master Lessee.

7.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of material fact made by any Credit Party, Guarantor or Master Lessee in this Agreement or in any of the other Credit Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading as of the date made which in any such case could reasonably be expected to have a Material Adverse Effect. There is no fact presently known to Borrower which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.

7.1.9 All Property. The Borrowing Base Properties constitute all of the real property, personal property, equipment and fixtures currently owned or leased by each PropCo Subsidiary, other than the Excluded Personal Property. Each of the Borrowing Base Properties satisfies the Borrowing Base Property Conditions applicable to it.

7.1.10 No Plan Assets. (a) Neither Borrower nor any member of the ERISA Group maintains, contributes to, or has any obligation to contribute to an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Code or any other benefit plan (other than a Multiemployer Plan) maintained, contributed to, or required to be contributed to by any member of the ERISA Group (a “Plan”) or any Multiemployer Plan other than the liability to make contributions to a Plan in the ordinary course pursuant to its terms; and (ii) has made and shall continue to make when due all required contributions to all such Plans and Multiemployer Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Code, and any other applicable federal or state law; and no action has been taken or failed to have been taken, or shall be taken or fail to be taken, that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be tax-qualified and/or tax exempt under the Code;

(b) No Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No member of the ERISA Group has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of any Plan pursuant to Section 4062, 4063, 4064, 4069 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Plan pursuant to the foregoing provisions of ERISA; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; and

(c) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

7.1.11 Compliance. Each Credit Party and each of the Borrowing Base Properties and the use thereof complies in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes (except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). To Borrower’s knowledge, no Credit Party is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by any Credit Party any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Borrowing Base Property or any part thereof or any monies paid in performance of any Credit Party’s obligations under any of the Credit Documents.

7.1.12 Financial Information. The information set forth in the certificate of each Credit Party regarding financial information dated of even date herewith (i) is true, complete and correct in all material respects and (ii) fairly represents the financial condition of the Guarantor as of June 30, 2005. None of the Credit Parties has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect.

7.1.13 Condemnation. Except as set forth in Schedule 7.1.13 attached hereto, no Taking is pending or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any Borrowing Base Property. No Taking is pending or, to Borrower’s knowledge, is contemplated for the relocation of roadways providing access to any Borrowing Base Property. None of the Taking matters listed on Schedule 7.1.13 is reasonably likely to result in (a) a material reduction in the vehicular or pedestrian access to any Borrowing Base Property, (b) a material reduction in the parking rights located on or appurtenant to any Borrowing Base Property or (c) a Material Adverse Effect.

7.1.14 Use of Proceeds; Federal Reserve Regulations. (a) All proceeds of the Loans will be used by Borrower to purchase PropCo 3 and PropCo 4 from Master Lessee and to pay fees incurred in connection herewith and therewith. The purchase price proceeds received by Master Lessee will be used by it to refinance a portion of the acquisition financing entered into in connection with the consummation of the transactions contemplated by the Merger Agreement.

(b) None of the proceeds of the Loans will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X, which in any such case would cause the Loans, Borrower or any of Lenders to be in violation of Regulation U. None of the Credit Parties own any “margin stock.”

7.1.15 Utilities and Public Access. Each Borrowing Base Property has rights of access to one or more public ways, either directly or through a recorded easement or REA. Each Borrowing Base Property is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Borrowing Base Property for its intended uses (except to the extent any such failure individually or in the aggregate would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). All utilities necessary to the existing use of each Borrowing Base Property are located either in the public right-of-way abutting such Borrowing Base Property or in recorded easements or REAs serving such Borrowing Base Property.

7.1.16 Not a Foreign Person. No Credit Party is a foreign person within the meaning of § 1445(f)(3) of the Code.

7.1.17 Separate Lots. Except for each Jointly Assessed Borrowing Base Property, each Borrowing Base Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Borrowing Base Property.

7.1.18 Subsidiaries. Borrower does not have any Subsidiaries other than the PropCo Subsidiaries, and Borrower shall not suffer or permit the PropCo Subsidiaries to have any Subsidiaries. HoldCo does not have any Subsidiaries other than Borrower, and Borrower will not suffer or permit HoldCo to have any other Subsidiaries.

7.1.19 Existing Matters of Record. The Existing Matters of Record have all been paid in full other than the matters set forth in Schedule 1.1(i) attached hereto (the “Existing Contested Lien”) which have been fully bonded pending appeal.

7.1.20 Enforceability. This Agreement and the other Credit Documents are the legal, valid and binding obligations of each Credit Party thereto, enforceable against such party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditor’s rights.

7.1.21 Insurance. Borrower has obtained and has delivered to the Administrative Agent certified copies or originals of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Credit Party, and to Borrower’s knowledge no other Person, has done by act or omission anything which would impair the coverage of any such policy.

7.1.22 Use of Property. Each Borrowing Base Property is used exclusively (a) for the current use designated for such Borrowing Base Property on Schedule 7.1.22 attached hereto (i.e., as a Babies ‘R’ Us or Toys “R” Us retail store or as a headquarters or distribution facility, as applicable) and other appurtenant and related uses or (b) for a use by a Tenant under a

Sublease which is permitted under Section 11.12 or a use by a Tenant under a Non-Toys Lease which is permitted under Section 11.13.

7.1.23 Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits, required of any Credit Party for the legal use, occupancy and operation of each Borrowing Base Property for its current use as a retail store or headquarters or distribution facility, as applicable (collectively, the “Licenses”), have been obtained and are in full force and effect (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Borrower shall cause each PropCo Subsidiary to keep and maintain all Licenses necessary for the operation of each Borrowing Base Property in accordance with its current use as a retail store, headquarters or distribution facility, as applicable. The use being made of each Borrowing Base Property is in conformity with the certificate of occupancy issued for such Borrowing Base Property (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

7.1.24 Flood Zone. None of the Improvements included in any of the Borrowing Base Properties are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards except as identified on the flood certifications delivered to the Administrative Agent prior to the date hereof, and each Credit Party has obtained the insurance required under Section 7.1.21 with respect to any Improvements located in any such special flood hazards.

7.1.25 Physical Condition. To Borrower’s knowledge, (a) each Borrowing Base Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects, ordinary wear and tear excepted; and (b) there exists no structural or other material defects or damage in or to any Borrowing Base Property, whether latent or otherwise, and no Credit Party has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Borrowing Base Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

7.1.26 Boundaries. To Borrower’s knowledge, (a) all of the Improvements lie wholly within the boundaries and building restriction lines of land relating to the applicable Borrowing Base Property, (b) no Improvements on adjoining properties encroach upon any such land, and (c) no easements or other encumbrances upon any such land encroach upon any of the Improvements, except in each case such matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.1.27 Subleases and Non-Toys Leases. No Borrowing Base Property is subject to any leases other than the Master Lease and the Subleases set forth on Schedule 7.1.27 attached hereto. No Person has any possessory interest in any Borrowing Base Property or right to occupy the same except under and pursuant to the provisions of the Master Lease, the Subleases and the REAs. The current Subleases are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party. No Rents have been paid more than one (1) month in advance of its due date. There has been no prior sale, transfer or assignment, hypothecation or pledge by any PropCo Subsidiary or Master Lessee of the Master Lease or any Sublease or of the Rents therein, which is outstanding as of the Effective Date.

7.1.28 Filing and Transfer Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Borrowing Base Properties to the PropCo Subsidiaries or the transfer of PropCo 1 and PropCo 2 to Borrower have been paid.

7.1.29 Single Purpose Entity/Separateness. (a) Until the Obligations have been paid in full, Borrower hereby represents, warrants and covenants that each of the Credit Parties and HoldCo is, shall be, and shall continue to be, a Single Purpose Entity and shall otherwise comply with Section 8.1.4.

(b) All of the factual assumptions made in the Opinions, including, but not limited to, any schedules and exhibits attached thereto, are true and correct in all material respects and any factual assumptions made in any subsequent non-consolidation opinion delivered in connection with the Credit Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any schedules and exhibits attached thereto, will have been and shall be true and correct in all material respects. Each of the Credit Parties has complied and will comply in all material respects with all of the assumptions made with respect to it in the Opinions. Each of the Credit Parties will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion in all material respects. Each Person other than a Credit Party with respect to which an assumption shall be made in any Opinion or any Additional Non-Consolidation Opinion has and will have complied and will comply with all of the assumptions made with respect to it in the Opinions or any Additional Non-Consolidation Opinion in all material respects.

(c) Anything in this Section 7.1.29 to the contrary notwithstanding, Borrower is not making any representation or warranty in this Section 7.1.29 with respect to any assumption that relies upon information provided by Cushman & Wakefield.

7.1.30 Illegal Activity. No portion of any Borrowing Base Property has been or will be purchased with proceeds of any illegal activity.

7.1.31 No Change in Facts or Circumstances; Disclosure. All material information submitted by each Credit Party to the Administrative Agent in writing in connection with the Loans or in satisfaction of the terms hereof and all material statements of fact made by any Credit Party in this Agreement or in any other Credit Document are, to Borrower’s knowledge, accurate, complete and correct in all material respects except as would not have a Material Adverse Effect. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would have a Material Adverse Effect. No representation or warranty is made in this Section 7.1.31 with respect to any financial information. Representations with respect to financial information are contained in Section 7.1.12. Notwithstanding anything herein or in any Credit Document that may be construed to the contrary, no representation or warranty is made herein or in any other Credit Document or otherwise by any Credit Party, Master Lessee or Guarantor with respect to any financial projections or forecasts.

7.1.32 Tax Filings. Each Credit Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed by or with respect to it or its property and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it.

7.1.33 Solvency/Fraudulent Conveyance. None of the Credit Parties, HoldCo, Guarantor or Master Lessee has entered into the transactions contemplated by this Agreement or any other Credit Document with the actual intent to hinder, delay, or defraud any creditor and each Credit Party has received reasonably equivalent value in exchange for its obligations under the Credit Documents. After giving effect to the Contemplated Transactions, the fair saleable value of the assets of each of the Credit Parties and Master Lessee exceeds and will, immediately following the consummation of the Contemplated Transactions, exceed its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of the assets of each of the Credit Parties and Master Lessee is and will, immediately following the consummation of the Contemplated Transactions, be greater than its probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. The assets of each of the Credit Parties and Master Lessee do not and, immediately following the consummation of the Contemplated Transactions will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. None of the Credit Parties or Master Lessee intends to, and none of them believes that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay its Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

7.1.34 Investment Company Act. None of the Credit Parties is (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

7.1.35 Interest Rate Cap Agreement. A true, correct and complete copy of the Interest Rate Cap Agreement is attached hereto as Exhibit J. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.1.36 Labor. Except as set forth on Schedule 7.1.4, no organized work stoppage or labor strike is pending or threatened by employees and other laborers at any Borrowing Base Property. Except as set forth in Schedule 7.1.4 or to the extent any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Credit Parties nor the Master Lessee (i) is involved in, or, to the knowledge of Borrower, threatened with, any labor dispute, grievance or litigation relating to labor matters involving any employees or other laborers at any Borrowing Base Property, including, without limitation, violations of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at any Borrowing Base Property and no such agreement or contract is currently being negotiated by any Credit Party or Master Lessee, except, in the case of the Master Lessee, the collective bargaining agreement with respect to the Borrowing Base Property located in Wyncote, Pennsylvania.

7.1.37 Brokers. None of the Credit Parties, Lenders or any of their respective Affiliates has dealt with any broker or finder with respect to the transactions contemplated by the Credit Documents or has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by any such party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Credit Documents. Borrower, on the one hand, and Lenders, on the other hand, shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 7.1.37. The provisions of this Section 7.1.37 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

7.1.38 No Other Debt. No Credit Party has borrowed or received debt financing that has not been heretofore repaid in full, other than Permitted Debt.

7.1.39 Taxpayer Identification Number. The Federal taxpayer identification number for each Credit Party is set forth on Schedule 7.1.39 attached hereto.

7.1.40 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of the Credit Parties, HoldCo, Master Lessee, Guarantor or any Person who Controls any of the Credit Parties, HoldCo, Master Lessee or Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and (ii) none of the Credit Parties, HoldCo, Master Lessee or Guarantor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. To Borrower’s knowledge, no tenant at any of the Borrowing Base Property currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no tenant at any of the Borrowing Base Properties is owned or Controlled by a Prohibited Person.

7.1.41 Rights of First Refusal or First Offer to Lease or Purchase. No Person, whether pursuant to an Operating Agreement or otherwise, has a right of first refusal, right of first offer or other right or option pursuant to such Operating Agreement or otherwise to lease or purchase or to restrict or impose requirements upon the lease or purchase of all or any part of any Borrowing Base Property except as set forth in Schedule 7.1.41 attached hereto. None of the matters set forth in Schedule 7.1.41 has been or will be triggered by any of the Contemplated Transactions and none of the Credit Parties nor any of their Affiliates is in default of any of the provisions referenced in Schedule 7.1.41. None of the matters set forth in Schedule 7.1.41 has or will have a material adverse effect on the value or marketability of any Borrowing Base Property.

7.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower, any other Credit Party or Guarantor set forth in Section 7.1 or elsewhere in this Agreement or in the other Credit Documents shall be deemed given and made as of the date hereof and survive for so long as any amount remains owing to the Lenders or the Administrative Agent under this Agreement or any of the other Credit Documents by any Credit Party or Guarantor unless a longer survival period is expressly stated in a Credit Document with respect to a specific representation or warranty, in which case such representation or warranty shall survive for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Credit Documents by any Credit Party or Guarantor shall be deemed to have been relied upon by Lenders and the Administrative Agent notwithstanding any investigation heretofore or hereafter made by Lenders or the Administrative Agent or on their or its behalf.

7.3 Borrower’s Knowledge. Whenever a representation or warranty is made “to Borrower’s knowledge” or a term of similar import, such term shall mean the actual knowledge after due inquiry of Borrower or its respective officers, directors or employees who would be likely to have knowledge of the relevant subject matter.

SECTION 8. BORROWER COVENANTS

8.1 Affirmative Covenants. From the Effective Date and until payment and performance in full of all of the Obligations, Borrower hereby covenants and agrees that:

8.1.1 Performance. Borrower shall, and shall cause each PropCo Subsidiary to, in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of each Credit Document executed and delivered by, or applicable to it.

8.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 10.3, Borrower shall at all times comply, and cause each PropCo Subsidiary to comply and each Borrowing Base Property to be in compliance in all material respects, with all Legal Requirements applicable thereto and the uses permitted upon each Borrowing Base Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect each Credit Party’s existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and each Borrowing Base Property. There shall never be committed by any Credit Party, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of any Borrowing Base Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against any Borrowing Base Property or any part thereof or any monies paid in performance of the Obligations. Borrower hereby covenants and agrees that neither it nor any other Credit Party will commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names of the Credit Parties where the failure to so preserve and protect would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and preserve all the remainder of the property of the Credit Parties used in and necessary for the conduct of their business and shall keep each Borrowing Base Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Borrower shall, or shall cause the PropCo Subsidiaries to, keep each Borrowing Base Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.

8.1.3 Litigation. Borrower shall give prompt written notice to the Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower or any other Credit Party which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.1.4 Single Purpose Entity. (a) Each Credit Party and HoldCo has been since the date of its formation and shall remain a Single Purpose Entity.

(b) Each Credit Party and HoldCo shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate with commercial banking institutions. None of the funds of any of the Credit Parties or HoldCo will be diverted to any other Person or for other than business uses of such Person, as applicable, nor will such funds be commingled with the funds of any other Affiliate.

(c) To the extent that any of the Credit Parties share the same officers or other employees as any of the other Credit Parties or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(d) To the extent that any of the Credit Parties jointly contracts with any of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that any of Credit Parties contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between any of the Credit Parties and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for such Person) as would be conducted with third parties.

(e) To the extent that any of the Credit Parties or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(f) Each of the Credit Parties and HoldCo shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(g) In addition, each of the Credit Parties and HoldCo shall: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns (unless part of a consolidated group) and financial statements (unless part of a consolidated group), or if part of consolidated group it will be shown as a separate member of such group or such consolidated tax returns or financial statements will contain a note indicating that it and its Affiliate are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.

(h) Notwithstanding the foregoing terms of this Section 8.1.4 or anything else in the Credit Documents that can be construed to the contrary, but provided that the same (i) shall not affect the status of any of the Credit Parties as a separate legal entity, (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (iii) would affect the validity or enforceability of this Agreement or the other Credit Documents in any material respect or any other material rights or remedies of Lender or the Administrative Agent hereunder or thereunder, none of the Credit Parties shall be required to comply with the provisions of this Section 8.1.4, or the requirements contained in the definition of “Single Purpose Entity” or similar requirements insofar as such provisions or requirements would require any one or more of the Credit Parties to be a Single Purpose Entity vis-à-vis any other Credit Party or, without limiting the foregoing, require any one or more of the Credit Parties to maintain itself, its assets and liabilities, and/or its books and records as separate from any other Credit Party or to act on an arm’s-length basis with any other Credit Party, or to refrain from taking any other action with respect to any other Credit Party that would otherwise be constrained by the above terms of this Section 8.1.4, Section 8.2.6, Section 8.2.7 or any similar provision of the Credit Agreement.

8.1.5 Consents. If any of the Credit Parties or HoldCo is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. If any of the Credit Parties is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote and (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote. An affirmative vote of 100% of the directors, board of managers or members, as applicable, of each of the Credit Parties and HoldCo shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize such Person to do so or (ii) file an involuntary bankruptcy petition against any Affiliate. Furthermore, the formation documents of each Credit Party and HoldCo shall expressly state that for so long as the Obligations are outstanding, none of the Credit Parties shall be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets other than in connection with the repayment of the Obligations, (ii) engage in any other business activity, and such restrictions shall not be modified or violated for so long as the Obligations are outstanding or (iii) incur, create or assume, or permit the incurrence, creation or assumption of, any (a) Debt other than Permitted Debt or (b) Liens, easements or agreements granting rights in or restricting the use or development of the Borrowing Base Properties, except for Permitted Encumbrances.

8.1.6 Access to Property. Borrower shall, and shall cause each of the PropCo Subsidiaries to, permit agents, representatives and employees of the Administrative Agent and/or Lenders to inspect any Borrowing Base Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

8.1.7 Notice of Default. Borrower shall, and cause each of the PropCo Subsidiaries to, promptly advise the Administrative Agent (a) of any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect, (b) of the occurrence of any Event of Default of which it has knowledge and (c) of any failure by any Borrowing Base Property to satisfy the Borrowing Base Properties Conditions applicable to it.

8.1.8 Cooperate in Legal Proceedings. Borrower shall, and shall cause each of the PropCo Subsidiaries to, cooperate fully with the Administrative Agent and Lenders with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lenders or the Administrative Agent hereunder or under any of the other Credit Documents and, in connection therewith, permit the Administrative Agent, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

8.1.9 Rights of First Refusal or First Offer to Lease or Purchase. (a) Borrower shall, and shall cause each of the PropCo Subsidiaries to, within five (5) days after receipt by any such Person, forward to the Administrative Agent any written notice delivered to it (each a

“Purchase Option Exercise”) exercising any right of first refusal, right of first offer or other right or option to purchase or lease all or any portion of any Borrowing Base Property, including but not limited to any notice of the exercise of such options as are described in Schedule 7.1.41 (each, a “Purchase Option”).

(b) In connection with any Transfer of all or any portion of any Borrowing Base Property relating to a Purchase Option Exercise, such Borrowing Base Property shall be deemed a Disposition Property hereunder and Borrower shall, and shall cause each of the PropCo Subsidiaries to, comply in all respects with Section 11.1, including but not limited to the delivery on the date of such Transfer of the net sales proceeds of any such Transfer to the Administrative Agent together with any shortfall necessary to pay in full the Disposition Price.

8.1.10 Insurance. (a) Borrower shall, and shall cause each of the PropCo Subsidiaries to, cooperate with the Administrative Agent in obtaining for Lenders and the Administrative Agent the benefits of any Proceeds lawfully or equitably payable in connection with any Borrowing Base Property, and the Administrative Agent shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall, and shall cause each of the PropCo Subsidiaries to, comply with all Insurance Requirements and not bring or keep or permit to be brought or kept any article upon any of Borrowing Base Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of any Borrowing Base Property pursuant to Section 9.1.

8.1.11 Further Assurances. Borrower shall, and shall cause each of the PropCo Subsidiaries to, execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Administrative Agent all documents and take all other actions, reasonably required by the Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Credit Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Credit Documents, or otherwise to carry out the purposes of the Credit Documents and the transactions contemplated thereunder.

8.1.12 Operation. Borrower shall cause the PropCo Subsidiaries to, and shall cause the PropCo Subsidiaries to cause Master Lessee to, (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Master Lease and each Non-Toys Lease, as applicable, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify the Administrative Agent of any Master Lease Default or Non-Toys Lease Default of which it is aware; (iii) promptly deliver to the Administrative Agent a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Master Lease or Non-Toys Lease; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by Master Lessee under the Master Lease or by any Tenant under a Non-Toys Lease. Whenever in this Agreement or in any other Credit Document any Credit Party is obligated to cause Master Lessee or any Tenant under a Non-Toys Lease to take or refrain from taking a certain action, and whenever this Agreement or any Credit Document shall set forth an obligation of Master Lessee, then such provisions shall be construed to mean such Credit Party shall exercise its commercially reasonable efforts to cause Master Lessee or such Tenant to take or refrain from taking such action, or to perform such action, including exercising such legal rights and remedies as shall be available to such Credit Party under the Master Lease or such Non-Toys Lease, as applicable, and applicable law.

8.1.13 Business and Operations. Borrower shall, and shall cause each PropCo Subsidiary to, continue to engage in the businesses presently conducted by it as and to the extent necessary for the ownership, maintenance, management and operation of the Borrowing Base Properties. Borrower shall, and shall cause each PropCo Subsidiary to, qualify to do business and remain in good standing under the laws of the State in which each of the Borrowing Base Properties is located as and to the extent required for the ownership, maintenance, management and operation of the Borrowing Base Properties.

8.1.14 Title to the Property. Borrower shall, and shall cause each of the PropCo Subsidiaries to, warrant and defend the title of the PropCo Subsidiaries to the Borrowing Base Properties and every part thereof, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall, and shall cause each of the PropCo Subsidiaries to, reimburse the Administrative Agent for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lenders or the Administrative Agent if an interest in the Borrowing Base Properties, other than as permitted hereunder, is claimed by another Person.

8.1.15 Estoppel Statements. Borrower shall, and shall cause each of the PropCo Subsidiaries to, from time to time, upon thirty (30) days’ prior written request from the Administrative Agent, execute, acknowledge and deliver to the Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Credit Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Credit Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Loans and containing such other information with respect to Borrower, the PropCo Subsidiaries, the Borrowing Base Properties and the Loans as the Administrative Agent shall reasonably request. The Administrative Agent shall, from time to time, but no more often than once annually, upon thirty (30) days’ prior written request from Borrower, execute, acknowledge and deliver to Borrower, a certificate signed by an officer of the Administrative Agent, stating that this Agreement and the other Credit Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Credit Documents are in full force and effect as modified and setting forth such modifications). The estoppel certificate from Borrower or any of the PropCo Subsidiaries shall also state either that, to such Person’s knowledge, no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default and the estoppel certificate from the Administrative Agent shall state whether the Administrative Agent has delivered notice of a Default or an Event of Default.

8.1.16 Loans Proceeds. Borrower shall use the proceeds of the Loans received by it on the Effective Date only for the purposes set forth in Section 7.1.14.

8.1.17 No Joint Assessment. Borrower shall not, and shall cause the PropCo Subsidiaries not to initiate or suffer or permit (except with respect to a Jointly Assessed Borrowing Base Property) the joint assessment of any Borrowing Base Property, (a) with any other real property constituting a tax lot separate from any Borrowing Base Property and (b) which constitutes real property with any portion of any Borrowing Base Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of any Borrowing Base Property.

8.1.18 No Further Encumbrances. Borrower shall and shall cause the PropCo Subsidiaries to do or cause to be done, all things necessary to keep the Borrowing Base Properties and all portions thereof Unencumbered except for Permitted Encumbrances. Whenever this Agreement refers to a Lien in respect of a Space Leased Property, then the same shall be construed as referring to a Lien on the right, title and interest of the related PropCo Subsidiary in respect of such Space Leased Property and not to any Lien on the right, title and interest in respect of such Space Leased Property of any lessor or other superior party.

8.1.19 Master Lease and Non-Toys Leases. (a) Except as set forth on Schedule 8.1.19(a) or as otherwise provided in Section 4.2(a), each Borrowing Base Property shall at all times be leased directly by a PropCo Subsidiary to Master Lessee under the Master Lease (and not to any other Person under the Master Lease or under any replacement Master Lease) and/or to a Tenant under a Non-Toys Lease. In the event of any conflict between the terms and provisions of the Master Lease and the terms and provisions of any Lease set forth on Schedule 8.1.19(a), as among the parties hereto, it is agreed that the terms and provisions of the Master Lease shall govern and control.

(b) (i) Subject to Section 6.1.1B, pursuant to the Master Lease and the Master Lease Rent Payment Direction Letter, (x) the PropCo Subsidiaries shall direct the Master Lessee to pay all Master Lease Scheduled Rent directly to the PropCo Collateral Accounts (the Master Lessee Base Rent portion of which shall be payable on a monthly basis), and (y) provided a Master Lease Tenant Default or a Tenant Security Period is not continuing, all Master Lease Variable Additional Rent shall be paid directly by Master Lessee to the applicable PropCo Subsidiary or to the party entitled to such sums, as specified in the Master Lease and (z) during the continuance of a Master Lease Tenant Default or a Tenant Security Period, all Master Lease Variable Additional Rent shall be paid directly to the PropCo Collateral Account, and none of the foregoing payments of Master Lease Rent under clauses (x) and (z) above shall be deemed made until such payment has been deposited into the PropCo Collateral Account.

(ii) Pursuant to the applicable Non-Toys Lease and the Non-Toys Lease Rent Payment Direction Letter, the PropCo Subsidiaries shall direct the applicable Tenant to pay all Non-Toys Lease Scheduled Rent directly to the Holding Account (the Non-Toys Lease Base Rent portion of which shall be payable on a monthly basis), and none of the foregoing payments of Non-Toys Lease Rent shall be deemed made until such payment has been deposited into the Holding Account.

(c) The Master Lease shall require Master Lessee to prepare the expenses and revenue in accordance with Section 14 and to submit copies to the Administrative Agent for its reference, not for its approval.

(d) (i) The PropCo Subsidiaries shall not terminate the Master Lease or release any Borrowing Base Property therefrom or consent to any such termination or release, except (i) with respect to one or more Borrowing Base Properties if such termination is in connection with a Disposition or Substitution of the same in accordance with the applicable provisions of Sections 11.1 or 11.2, (ii) with respect to such Borrowing Base Properties if such termination is in connection with the execution and delivery of a Non-Toys Lease with respect to one or more Borrowing Base Properties on the same day as the effective date of the termination of the Master Lease with respect thereto in accordance with and subject to the terms of Section 11.13, (iii) with respect to one or more Borrowing Base Properties if such termination is pursuant to Section 1.2 of the Master Lease or (iv) in any other case, (x) with the prior written consent of the Lenders if such termination of the Master Lease is with respect to all of the Borrowing Base Properties demised thereunder and (y) with the prior written consent of the Required Lenders if such termination is with respect to one or more but less than all of such Borrowing Base Properties; provided, however, the PropCo Subsidiaries shall not terminate the Master Lease or release any Borrowing Base Property therefrom or consent to any such termination or release if (x) a Specified Default or an Event of Default exists (other than an Event of Default which relates to the Borrowing Base Property which is being released from the Master Lease in connection with a disposition or substitution transaction pursuant to Sections 11.1 or 11.2) or (y) Borrower fails to provide the Administrative Agent with evidence satisfactory to it of the ability of the PropCo Subsidiaries to make any payment required pursuant to Section 1.7 of the Master Lease in connection with the termination of the Master Lease with respect to an individual Borrowing Base Property pursuant to such section. Except as provided in the Master Lease with respect to casualties or condemnations, the Master Lease shall provide for the release of a Borrowing Base Property therefrom only in connection with a payment of the Disposition Price for such Borrowing Base Property. Upon any such release of a Borrowing Base Property from the Master Lease, the Master Lease Rent will be reduced by the amount allocable to such Borrowing Base Property (as specified in the Master Lease).

(ii) The PropCo Subsidiaries shall not terminate any Non-Toys Lease or release any Borrowing Base Property therefrom or consent to any such termination or release, except (i) if such termination is in accordance with the terms of such Non-Toys Lease or (ii) if such termination is in connection with the execution and delivery of the Master Lease with respect to one or more Borrowing Base Properties on the same day as the termination of the Non-Toys Lease with respect thereto. Upon any release of a Borrowing Base Property from a Non-Toys Lease, the Non-Toys Lease Rent will be reduced by the amount allocable to such Borrowing Base Property (as specified in the Non-Toys Lease).

(e) (i) No PropCo Subsidiary shall pledge, transfer, sublease, assign, mortgage, encumber, or allow to be encumbered its interest in the Master Lease. Except as expressly permitted under the Master Lease and Section 11 of this Agreement, none of the PropCo Subsidiaries shall permit or consent to any assignment by the Master Lessee of its interest in the Master Lease or any of its rights and interests thereunder.

(ii) No PropCo Subsidiary shall pledge, transfer, sublease, assign, mortgage, encumber or allow to be encumbered its interest in any Non-Toys Lease. If and to the extent that the permission or consent of any PropCo Subsidiary is required therefor under any Non-Toys Lease, such PropCo Subsidiary shall not without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) permit or consent (except as expressly required under such Non-Toys Lease) to any pledge, transfer, sublease, assignment, mortgage or encumbrance by the Tenant under such Non-Toys Lease of its interest therein or any of its rights and interests thereunder.

(f) The PropCo Subsidiaries shall not,

(i) without the prior written consent of the Required Lenders,

(1) renew or extend the term of the Master Lease,

(2) reduce rents or other sums payable under the Master Lease (other than pursuant to the express terms of the Master Lease),

(3) shorten the term of the Master Lease,

(4) exercise its rights to make any determination of Fair Market Rent or Fair Market Value (as such terms are defined in the Master Lease) for purposes of the Master Lease,

(5) waive any provisions of the Master Lease, except to waive provisions of the Master Lease that do not:

(i) waive or reduce the monetary obligations of Master Lessee under the Master Lease (except to the limited extent permitted under Section 8.2.18),

(ii) permit Master Lessee to take an action that Borrower, any PropCo Subsidiary or Master Lessee is prohibited from taking under this Agreement or any other Credit Document, or

(iii) prevent Borrower, any PropCo Subsidiary and/or Master Lessee from complying with an obligation on the part of Borrower, any PropCo Subsidiary or Master Lessee under this Agreement or any other Credit Document), or

(6) amend or modify in any respect in a manner adverse to Lenders any provision of the Master Lease (such as, without limitation, to decrease Master Lessee’s obligations thereunder or to increase any PropCo Subsidiary’s obligations thereunder), and

(ii) without the prior written consent or the Administrative Agent, which consent will not be unreasonably withheld, appoint any appraiser.

(g) (i) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to direct the PropCo Subsidiaries to declare a Master Lease Payment Default under the Master Lease if and to the extent a Master Lease Payment Default is then existing.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to direct the PropCo Subsidiaries to declare a Non-Toys Lease Payment Default under a Material Non-Toys Lease if and to the extent a Non-Toys Lease Payment Default is then existing.

(h) (i) Each PropCo Subsidiary shall, and Borrower shall cause each PropCo Subsidiary to, in the event Master Lessee becomes subject to a case filed by or against it under the Bankruptcy Code, enforce all rights available to it as lessor in such case as provided under the Bankruptcy Code, including requiring that Master Lessee timely assume or reject the Master Lease pursuant to Section 365 of the Bankruptcy Code and timely pay rent and satisfy its other obligations under the Master Lease, in each case to the fullest extent required of Master Lessee under the Bankruptcy Code, and no PropCo Subsidiary shall, nor shall Borrower permit any PropCo Subsidiary to, (i) consent to any extension of time for the Master Lessee to assume or reject the Master Lease or to timely make such rental payments or satisfy its other obligations pending assumption or rejection or (ii) waive any right available to it under the Bankruptcy Code in any such filing by or against Master Lessee.

(ii) Each PropCo Subsidiary shall, and Borrower shall cause each PropCo Subsidiary to, in the event any Tenant under a Non-Toys Lease becomes subject to a case filed by or against it under the Bankruptcy Code, enforce all rights available to it as lessor in such case as provided under the Bankruptcy Code, including requiring that such Tenant timely assume or reject such Non-Toys Lease pursuant to Section 365 of the Bankruptcy Code and timely pay rent and satisfy its other obligations thereunder, in each case to the fullest extent required of such Tenant under the Bankruptcy Code, and no PropCo Subsidiary shall, nor shall Borrower permit any PropCo Subsidiary to, (i) consent to any extension of time for such Tenant to assume or reject such Non-Toys Lease or to timely make such rental payments or satisfy its other obligations pending assumption or rejection or (ii) waive any right available to it under the Bankruptcy Code in any such filing by or against such Tenant.

8.1.20 Appraisals. The Administrative Agent may from time to time obtain an Appraisal of any existing Borrowing Base Property and Borrower shall pay or promptly reimburse the Administrative Agent for the reasonable cost of same and shall, and shall cause each PropCo Subsidiary to, cooperate fully with the appraiser selected by the Administrative Agent and, provided that no Event of Default shall have occurred and be continuing, reasonably approved by Borrower, to conduct such Appraisals; provided that the Administrative Agent shall not obtain an Appraisal for any Borrowing Base Property prior to the first anniversary of the Effective Date or more than once in any calendar year, unless an Event of Default has occurred. Provided that no Event of Default shall have occurred and be continuing, Borrower shall have the right to review the engagement terms of any such appraiser and to review any preliminary or final work product prepared by any such appraiser. In the event that the Administrative Agent obtains an Appraisal of any Borrowing Base Property and an Event of Default does not exist, the Administrative Agent shall deliver a copy of such Appraisal to Borrower upon the completion thereof. The Administrative Agent shall deliver a copy of any Appraisal obtained by or delivered to it pursuant to this Section 8.1.20 to each Lender.

8.1.21 ERISA. As soon as possible and, in any event, within ten (10) days after the Borrower or any member of the ERISA Group knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower or such ERISA Group member is required or proposes to take, together with any notices required or proposed to be given or filed by such Borrower or such ERISA Group member to or with the PBGC or any other government agency, or a Plan participant and any notices received by Borrower or such ERISA Group member from the PBGC or any other government agency, or a Plan participant with respect thereto: that a reportable event (as defined in Section 4043 of ERISA) has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower or any ERISA Group member will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA. The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will deliver to the Administrative Agent a copy of each funding waiver request filed with the IRS or any other government agency with respect to any Plan and all communications received by the Borrower or any ERISA Group member from the IRS or any other government agency with respect to each Plan of the Borrower or any ERSIA Group member. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower or any ERISA Group member with respect to any Plan, or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Administrative Agent no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower or the ERISA Group member, as applicable.

8.2 Negative Covenants. From the Effective Date until payment and performance in full of all of the Obligations, Borrower and each PropCo Subsidiary covenants and agrees that it (and in the case of Section 8.2.20, HoldCo) will not, directly or indirectly, do any of the following:

8.2.1 Incur Debt. Incur, create or assume, or suffer or permit the incurrence, creation, assumption of, any Debt other than Permitted Debt;

8.2.2 Negative Pledge. Incur, create or assume, or suffer or permit the incurrence, creation or assumption of, (a) any Liens on or agreements granting rights in or restricting the use or development of all or any portion of the Borrowing Base Properties or any legal or beneficial interest therein, except for Permitted Encumbrances or (b) Debt secured by an interest in any Credit Party or all or any part of any Borrowing Base Property or any other property or assets of any Credit Party or any interest therein (but the foregoing shall not prohibit any Transfers or Debt permitted under Section 11);

8.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Credit Documents to which it is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Borrowing Base Properties and activities related thereto;

8.2.4 Advances and Investments. Make advances or loans to any Person, or make or hold any investments other than Permitted Investments;

8.2.5 Partition. Partition any Borrowing Base Property;

8.2.6 Commingle. Except as otherwise specifically required by or permitted under the Credit Documents, commingle its assets with the assets of any of its Affiliates;

8.2.7 Guarantee Obligations. Except as otherwise specifically required by or permitted under the Credit Documents, guarantee any obligations of any Person other than the Indebtedness of the Credit Parties under the Credit Documents;

8.2.8 Transfer Assets. Transfer or lease all or any part of any Borrowing Base Property or any interest therein except as permitted by this Agreement (including, without limitation, in connection with a Disposition or Substitution), or Transfer or lease any other asset other than in the ordinary course of business;

8.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents without the Administrative Agent’s consent, other than in connection with any Transfer permitted pursuant to Section 8 or Section 11 or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that individually or in the aggregate do not and would not individually or in the aggregate reasonably be expected to, have a Material Adverse Effect and provided that each of the Credit Parties remains a Single Purpose Entity and otherwise is in compliance with Section 8.1.4;

8.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;

8.2.11 Bankruptcy. (a) File a bankruptcy or insolvency petition or otherwise institute insolvency or similar proceedings under any foreign, US (including the U.S. Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended or replaced), (b) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets other than in connection with the repayment of the Obligations, or (c) file or solicit the filing of an involuntary bankruptcy petition against Borrower, any PropCo Subsidiary, HoldCo, Master Lessee, Guarantor or any Affiliate of any such Person, without obtaining the prior consent of all of its directors, members or managers, as applicable;

8.2.12 ERISA. (a) Be subject to material liability under ERISA, (b) engage in any activity that would qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies, or (c) engage in any activity that would cause its assets to constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

8.2.13 Minimum ICR. Permit the ICR on any Quarterly Test Date to be less than 1.25 to 1.00;

8.2.14 Modify REAs. Without the prior consent of the Administrative Agent, which shall not be unreasonably withheld, execute any material modifications to the REAs;

8.2.15 Modify Account Agreement. Without the prior consent of (x) the Required Lenders with respect to any material amendment or modification or (y) the Administration Agent with respect to any other amendment or modification, make or consent to any amendment or modification of the Account Agreement;

8.2.16 Zoning Reclassification. Without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld), (a) initiate or consent to any zoning reclassification of any portion of any Borrowing Base Property, (b) seek any variance under any existing zoning ordinance that could result in the use of any Borrowing Base Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of any Borrowing Base Property to be used in any manner that could result in the use of such Borrowing Base Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, except in each case to permit ancillary uses which are not otherwise prohibited by this Agreement or any of the Operating Agreements;

8.2.17 Change of Principal Place of Business. Change its principal place of business and chief executive office set forth on the first page of this Agreement without first giving the Administrative Agent thirty (30) days’ prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to the Administrative Agent, as may be necessary to maintain fully the effect, perfection and priority of the security interest of the Administrative Agent hereunder in the Account Collateral and the Rate Cap Collateral at all times;

8.2.18 Debt Cancellation. Cancel or otherwise forgive or release (i) any claim or debt which relates to an obligation of Master Lessee under the Master Lease (other than any such claim or debt with respect to a payment obligation of the Master Lessee under the Master Lease which is past due and which does not relate to (x) Master Lease Scheduled Rent, (y) Master Lease Variable Additional Rent or (z) any payment which Master Lessee is required to make under Sections 1.3, 12, 15 or 25 of the Master Lease) or (ii) any other material claim or debt owed to it by any Person, except (a) in the case of clause (ii) only, for adequate consideration and in the ordinary course of its business, (b) terminations of Subleases in accordance with Section 11.12, (c) terminations of Non-Toys Leases in accordance with Section 11.13 or (d) terminations of the Master Lease or Non-Toys Lease with respect to specific Borrowing Base Properties in accordance with Section 8.1.19(d).

8.2.19 Misapplication of Funds. Distribute any revenue from any Borrowing Base Property or any Proceeds in violation of the applicable provisions of this Agreement, fail to remit amounts to the Holding Account, as required by Section 6, or misappropriate any security deposit.

8.2.20 Single-Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause it or any other Credit Party to cease to be a Single Purpose Entity or to otherwise fail to comply with Section 8.1.4;

8.2.21 Dividends. Authorize, declare, pay or make any Dividends except:

(a) any PropCo Subsidiary may from time to time declare, pay or make Dividends to Borrower; and

(b) Borrower may from time to time declare, pay or make Dividends to HoldCo so long as no Specified Default or Event of Default then exists or would result therefrom.

SECTION 9. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

9.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect, or cause the PropCo Subsidiaries, Master Lessee or, to the extent within Borrower’s control, the applicable party to the Operating Agreements to keep in full force and effect, insurance coverage of the types and minimum limits as follows during the term of this Agreement (it being understood that to the extent that Master Lessee or any party to any Operating Agreement maintains any such coverage on the Effective Date, but thereafter fails to maintain such coverage, Borrower shall obtain such coverage at its sole cost and expense):

9.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, earthquake, wind, hurricane, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and if any of the Improvements or the use of the Borrowing Base Property shall at any time constitute legal non-conforming structures or uses, provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. The amount of such “All Risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements and the Building Equipment. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which the applicable PropCo Subsidiary is required to insure in accordance with any Sublease. If the insurance required under this paragraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost. The Administrative Agent shall be provided not less than thirty (30) days’ advance notice of change in coverage, cancellation or non-renewal. Notwithstanding anything to the contrary contained in Sections 9.1.1, 9.1.5, 9.1.6, 9.1.7, 9.1.8, 9.1.9 and 9.1.10, except to the extent required under the applicable Operating Agreements, neither the Borrower nor any PropCo Subsidiary shall be required to maintain any of the insurance coverage required by this Section 9.1.1 with respect to any Space Leases or where maintained in respect of common elements by a Person which is not a Credit Party pursuant to the requirements of any REAs.

9.1.2 Liability Insurance. “General Public Liability” insurance, including, without limitation, “Commercial General Liability” insurance; “Owned” (if any), “Hired” and “Non Owned Auto Liability”; and “Umbrella Liability” coverage for “Personal Injury”, “Bodily Injury”, “Death, Accident and Property Damage”, providing in combination no less than $100,000,000 per occurrence and in the annual aggregate, per location. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify the Administrative Agent as required under this Agreement and “Products and Completed Operations Liability” coverage). All public liability insurance shall name the Administrative Agent as “Additional Insured” either on a specific endorsement or under a blanket endorsement satisfactory to the Administrative Agent. Borrower shall be permitted to maintain the foregoing coverage under an insurance program containing (a) a lead umbrella of $25,000,000 in excess of $30,000,000 (Integrated & Self insured Layers), (b) the first excess layer of $25,000,000 in excess of $55,000,000, (c) a second excess layer of $25,000,000 in excess of $80,000,000 and (d) a third excess layer of $15,000,000 in excess of $105,000,000.

9.1.3 Workers’ Compensation Insurance. Workers compensation and disability insurance as required by law.

9.1.4 Commercial Rents Insurance. “Commercial rents” insurance in an amount equal to twelve (12) months actual rental loss plus a twelve (12) month extended period of indemnity endorsement and with a limit of liability sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover the actual loss of profits and rents sustained during the period of at least twelve (12) months following the date of casualty. Such policies of insurance shall be subject only to exclusions that are reasonably acceptable to the Administrative Agent; provided, however, that such exclusions are reasonably consistent with those required for loans similar to the Loans provided herein. Such insurance shall be deemed to include “loss of rental value” insurance where applicable. The term “rental value” means the sum of (A) the total then ascertainable Rents payable under the Master Lease and the Subleases and (B) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of Tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Borrowing Base Property then not being occupied.

9.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the Borrowing Base Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as the Administrative Agent may request, in form and substance acceptable to the Administrative Agent).

9.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and Improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower or Master Lessee is required to insure pursuant to the Operating Agreements on a replacement cost basis. The minimum amount of limits to be provided shall be $10,000,000 per accident.

9.1.7 Flood Insurance. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Borrowing Base Property. The Administrative Agent reserves the right to require flood insurance in excess of that available under the Federal Flood Insurance plan. Notwithstanding the foregoing, Borrower’s obligations under this Section 9.1.7 may be satisfied by the maintenance of the excess flood program in place as of the Effective Date and any renewals or replacements thereof which are not, in substance, materially different than the flood program in place as of the date hereof.

9.1.8 Earthquake Insurance. If earthquake insurance limits and aggregates are shared with locations other than the Borrowing Base Properties insured on the same policy as any of the other Borrowing Base Properties or, if the amount of earthquake insurance provided is less than 100% of the insurable values of the building and rental income combined, then the amount of earthquake coverage shall be based on a “Probable Maximum Loss” Study (“PML”) for the applicable Borrowing Base Property, which must be conducted by a seismic engineering company satisfactory to the Administrative Agent. The results of the PML study, on a Borrowing Base Property basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all Improvements subject to a single earthquake event in a given region together along with the expected loss of Rents and other income from the applicable Borrowing Base Properties. Earthquake insurance shall provide a limit inclusive of rent loss for “Very High,” “High,” and “Moderate” Hazard Earthquake Risk ratings at twice the annual rental amount. Other lower risk-rated buildings shall provide a limit inclusive of rent loss at one times the annual rental loss. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and rental income loss calculation. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of insurance. Amounts of insurance required by this paragraph shall be solely for the protection of the Improvements. If the amounts of earthquake coverage required by any Operating Agreement is greater than the amounts required herein then Borrower shall maintain such higher amounts of insurance. If the earthquake insurance and associated aggregate limits are shared among other locations the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of insurance to be provided herein.

9.1.9 Terrorism Insurance. Borrower shall be required to carry insurance with respect to the Improvements and Building Equipment covering acts of sabotage or acts by terrorist groups or individuals (“Terrorism Insurance”) throughout the Term with a blanket limit at least equal to $40,000,000 and with a separate limit of at least $97,800,000 with respect to the Wayne NJ Site and having a deductible not greater than 2.0% of the total insurable value but subject to a minimum deductible of not more than $50,000, or such lesser coverage amount or such greater deductible, on a blanket basis, that is acceptable to the Administrative Agent. The Terrorism Insurance (except with respect to the Wayne NJ Site) shall also include twelve (12) months of business interruption coverage. Borrower agrees that if any property insurance policy covering any of the Borrowing Base Properties provides for any exclusions of coverage for acts of terrorism, then a separate Terrorism Insurance policy in the coverage amount required under this section and in form and substance acceptable to the Administrative Agent will be obtained by Borrower for such Borrowing Base Property. The Administrative Agent agrees that Terrorism Insurance coverage may be provided under a blanket policy that is acceptable to the Administrative Agent. Notwithstanding anything to the contrary in this Section 9.1.9, Borrower shall not be obligated to maintain Terrorism Insurance (a) in an amount more than that which can be purchased for a sum equal to $500,000 and (b) except to the extent commercially available.

9.1.10 Other Insurance. At the Administrative Agent’s reasonable request, such other insurance with respect to the Borrowing Base Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by the Administrative Agent on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Borrowing Base Property.

9.1.11 Ratings of Insurers. Borrower shall maintain the insurance coverage described in Section 9.1.2 through Section 9.1.10 above, in all cases, with one or more domestic primary insurers reasonably acceptable to the Administrative Agent, having both claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies. The Borrower will maintain the insurance coverage described in Section 9.1.1 above with one or more domestic primary insurers reasonably acceptable to the Administrative Agent, (a) having a claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies with respect to the first $200,000,000 of coverage and (b) having a claims-paying-ability and financial strength ratings by S&P of not less than “BBB” and its equivalent by the other Rating Agencies (or, if not rated by any of the Rating Agencies, an Alfred M. Best Company, Inc. rating of “A+” or better and a financial size category of not less than “X”) with respect to the balance of coverage. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.

9.1.12 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are satisfactory to the Administrative Agent (and the Administrative Agent shall have the right, subject to the provisions of this Agreement, to approve amounts, form, risk coverage, deductibles, loss payees and insureds). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to the Administrative Agent and duplicate originals or certified copies of all such policies shall be delivered to the Administrative Agent when the same are available (but no later than thirty (30) days after the date hereof). Borrower shall, and shall cause the PropCo Subsidiaries to, use commercially reasonable efforts to obtain promptly following the Effective Date the agreement of all relevant insurers that all Proceeds (except with respect to Proceeds of general liability and workers’ compensation insurance) shall be payable to the Administrative Agent as and to the extent set forth in Section 9.2, and shall contain: (i) a waiver of subrogation endorsement in favor of the Administrative Agent; (ii) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, the Administrative Agent or any other named insured, additional insured or loss payee, except for the willful misconduct of the Administrative Agent knowingly in violation of the conditions of such policy; (iii) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Borrowing Base Property, but in no event in excess of an amount reasonably acceptable to the Administrative Agent; and (iv) a provision that such policies shall not be canceled, terminated or expire without at least thirty (30) days’ prior written notice to the Administrative Agent, in each instance. Each insurance policy shall contain a provision whereby the insurer: (i) agrees that such policy shall not be canceled or terminated, the coverage, deductible, and limits of such policy shall not be modified, other provisions of such policy shall not be modified if such policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such policy shall not be canceled or fail to be renewed, without in each case, at least thirty (30) days’ prior written notice to the Administrative Agent, (ii) waives any right to claim any premiums and commissions against the Administrative Agent, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that the Administrative Agent at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of the Administrative Agent, such insurance policy shall not be invalidated by and shall insure the Administrative Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Borrowing Base Property for purposes more hazardous than permitted by the terms thereof, or (C) any action or proceeding taken by the Administrative Agent pursuant to any provision of this Agreement. The Administrative Agent hereby confirms and acknowledges that Borrower has delivered to the Administrative Agent certificates of insurance with respect to Master Lessee’s insurance program, in amount, form and content so as to satisfy the requirements of this Section 9 as of the Effective Date, and that any renewals or modifications that comply with Section 9 and are otherwise not, in substance, materially different from the approved program in place on the Effective Date, shall be deemed to be in compliance.

9.1.13 Certificates. Borrower shall deliver to the Administrative Agent annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Borrower’s insurance agent stating that the insurance policies required pursuant to this Section 9.1.13 are maintained with insurers who comply with the terms of Section 9.1.11, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under this Section 9.1.13, and stating that Borrower has paid such premiums. Certificates of insurance with respect to all replacement policies shall be delivered to the Administrative Agent not less than fifteen (15) Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Borrower shall deliver to the Administrative Agent duplicate originals (or certified copies) of such replacement insurance policies on or before the earlier to occur of (i) thirty (30) days after the effective date thereof and (ii) five (5) Business Days after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to the Administrative Agent the certificates of insurance and certified copies or originals required by this Agreement, upon five (5) Business Days’ prior notice to Borrower, the Administrative Agent may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. The Administrative Agent shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters.

9.1.14 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 9.1.14 unless such insurance complies with this Section 9.1.14.

9.1.15 Blanket Policies. The insurance coverage required under this Section 9.1 may be effected under a blanket policy or policies covering the Borrowing Base Property and other properties and assets not constituting a part of the Borrowing Base Property (a “Blanket Policy”); provided that any such Blanket Policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Borrowing Base Property, and any sublimits in such Blanket Policy applicable to the Borrowing Base Property, which amounts shall not be less than the amounts required pursuant to this Section 9.1 and which shall in any case comply in all other respects with the requirements of this Section 9.1. In addition, Borrower shall provide evidence satisfactory to the Administrative Agent that the insurance premiums for the applicable Borrowing Base Properties are separately allocated under such Blanket Policy to the applicable Borrowing Base Properties and that payment of such allocated amount (A) shall maintain the effectiveness of such Blanket Policy as to such Borrowing Base Properties and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to such Borrowing Base Properties, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, the Administrative Agent shall have the right to increase the amount required to be deposited into the Insurance Reserve Account in an amount sufficient to purchase a non-blanket policy covering the applicable Borrowing Base Properties from insurance companies which qualify under this Agreement. Upon the Administrative Agent’s request, Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage), (iv) a brief description of the typical construction type included in the Blanket Policy and (v) such other information as the Administrative Agent may reasonably request.

9.2 Condemnation and Insurance Proceeds.

9.2.1 Notification. Borrower shall promptly notify the Administrative Agent in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (ii) the occurrence of any casualty, damage or injury to, the Borrowing Base Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount as to any Borrowing Base Property. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided. Borrower shall promptly provide the Administrative Agent with copies of any material documentation available to Borrower and requested by the Administrative Agent relating to any Taking, including, but not limited to, documentation relating to the Taking matters set forth on Schedule 7.1.13.

9.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Borrowing Base Property, including, but not limited to, pursuant to the Taking matters set forth on Schedule 7.1.13, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Borrowing Base Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance and other than any of the foregoing with respect to the Excluded Personal Property (collectively, “Proceeds”), in connection with any such Taking of, or casualty or other damage or injury to, the Borrowing Base Property or any part thereof shall be paid to Administrative Agent except as otherwise herein provided. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to the Administrative Agent to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Specified Default or an Event of Default, Borrower may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount as to any Borrowing Base Property. Whether or not a Specified Default or an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount as to any Borrowing Base Property and Borrower shall deliver or cause to be delivered to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by the Administrative Agent (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a request for reimbursement by the Administrative Agent, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 9.2.2, such Proceeds shall, until the completion of the related Work, be held in trust for the Administrative Agent and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount as to any Borrowing Base Property, such Proceeds shall be forthwith paid directly to and held by the Administrative Agent in the Proceeds Reserve Account in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 9.2.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from the Administrative Agent, Borrower hereby irrevocably empowers the Administrative Agent, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to the Administrative Agent and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by the Administrative Agent pursuant to this Section 9.2.2). Notwithstanding anything to the contrary set forth in this Agreement, however, and excluding situations requiring prepayment of the Notes, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Borrowing Base Property) do not exceed the Casualty Amount as to any Borrowing Base Property, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Borrowing Base Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 9.1.4 shall be deposited directly to the Holding Account as revenue of the Borrowing Base Property).

9.2.3 Administrative Agent to Take Proceeds. (a) Subject to the terms and provisions of the Master Lease (which shall at all times such agreement is in effect govern the use and disposition of Proceeds and their availability for restoration notwithstanding anything to the contrary contained herein) and any applicable Non-Toys Lease or REA (but in the case of any such Non-Toys Lease or REA only if and to the extent that it imposes requirements and procedures which are more protective of the interests of Lender and the Administrative Agent than those set forth in this Agreement), if (i) a Specified Default or an Event of Default shall have occurred and be continuing, (ii) a Total Loss with respect to the Borrowing Base Property shall have occurred, (iii) the Work is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the earlier of the Maturity Date (as the same may be extended pursuant to the terms of the Note) and the date on which the business interruption insurance carried by Borrower with respect to the Borrowing Base Property shall expire (the “Cut-Off Date”), unless on or prior to the Cut-Off Date Borrower shall deliver to the Administrative Agent and there shall remain in effect a binding written offer, subject only to customary conditions, of an Approved Bank or such other financial institution or investment bank reasonably satisfactory to the Administrative Agent for a loan from such Approved Bank or such other financial institution or investment bank to Borrower in a principal amount of not less than the then aggregate outstanding principal amount of the Loans and which shall, in the

Administrative Agent’s reasonable judgment, enable Borrower to refinance the Loans prior to the Maturity Date, (iv) the Borrowing Base Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect, (v) Subleases demising in the aggregate less than 50% of the total rentable space in the Borrowing Base Property which has been demised under executed and delivered Subleases in effect as of the date of the occurrence of such fire or other casualty remain in full force and effect during and after the completion of the restoration, (vi) the Master Lessee or Borrower shall exercise any termination right under the Master Lease or (vii) the Administrative Agent determines that upon the completion of the restoration, the gross cash flow and the net cash flow of the Borrowing Base Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Borrowing Base Property, including, without limitation, an ICR (after deducting all required reserves as required by the Administrative Agent from net operating income) of at least 1.25 to 1.0, which coverage ratio shall be determined by the Administrative Agent in its reasonable discretion; then in any such case, all Proceeds shall be paid over to the Administrative Agent (if not paid directly to the Administrative Agent) for application as set forth in clause (b) below.

(b) Subject to the terms and provisions of the Master Lease (which shall at all times while such agreement is in effect govern the use and disposition of Proceeds and their availability for restoration notwithstanding anything to the contrary contained herein) and any applicable Non-Toys Lease or REA, any Proceeds remaining after reimbursement of the Administrative Agent’s or its agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including, without limitation, reasonable out-of-pocket administrative costs and inspection fees) shall, except to the extent required under the provisions hereof to be applied for restoration, be applied by Borrower to prepay the Indebtedness to the extent of the Disposition Price for such Borrowing Base Property in accordance with the provisions thereof.

9.2.4 Borrower to Restore. (a) Subject to Section 4.2, promptly after the occurrence of any damage or destruction to all or any portion of the Borrowing Base Property or a Taking of a portion of the Borrowing Base Property which does not constitute a Total Loss with respect to the Borrowing Base Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Borrowing Base Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are collectively referred to herein as the “Work”). The plans and specifications shall require that the Work be done in a first-class workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Borrowing Base Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Borrowing Base Property shall be at least equal in value and general utility to the Borrowing Base Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Borrowing Base Property to the precise condition of the Borrowing Base Property prior to any partial Taking of, or casualty or other damage or injury to, the Borrowing Base Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Borrowing Base Property from the value that the Borrowing Base Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty. Subject to Section 4.2 and Borrower’s right to dispose of the Borrowing Base Property, Borrower shall be obligated to restore the Borrowing Base Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 9.2.4 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if applicable, the Proceeds shall be made available to Borrower by the Administrative Agent in accordance with the terms of this Agreement.

(b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to the terms hereof, then the Administrative Agent shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses actually incurred by the Administrative Agent pursuant to the penultimate sentence of Section 9.2.2 in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within ten (10) Business Days after request for reimbursement by the Administrative Agent) available to Borrower for payment of or reimbursement of Borrower’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 9.2.5 and in any applicable Non-Toys Lease or REA:

(i) at the time of loss or damage or at any time thereafter while Borrower is holding any portion of the Proceeds, there shall be no continuing Specified Default or Event of Default;

(ii) if, at any time, the estimated cost of the Work (as estimated by the Architect referred to in clause (iii) below) shall exceed the Proceeds (a “Deficiency”) and for so long as such Deficiency shall exist, the Administrative Agent shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to the Administrative Agent (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the estimated cost of the Work less the Proceeds available, or (B) such other evidence of Borrower’s ability to meet such excess costs and which is reasonably satisfactory to the Administrative Agent;

(iii) The Administrative Agent and the Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and

(iv) The Administrative Agent shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

9.2.5 Disbursement of Proceeds. (a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by the Administrative Agent but only for so long as no Specified Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by the Administrative Agent of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) subject to Borrower’s right to contest under Section 10.3, evidence reasonably satisfactory to the Administrative Agent that (A) all materials installed and work and labor performed in connection with such Work have been paid for in full and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by the applicable State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Borrowing Base Property arising out of the Work which have not been either fully bonded to the satisfaction of the Administrative Agent or discharged of record or in the alternative, fully insured to the satisfaction of the Administrative Agent by the Title Company, an Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Architect, except for payment made to contractors or subcontractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) (the “Retainage Release Threshold”) of the value of the Work performed and materials furnished and incorporated into the Improvements by such contractor or subcontractor, as applicable, from time to time until such time as fifty percent (50%) of such Work has been satisfactorily completed (as certified by the Architect), at which time the Retainage Release Threshold with respect to such Work may be increased to ninety-five (95%), and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 9.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with the Administrative Agent shall be made upon receipt by the Administrative Agent of a certification by an Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the applicable State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) If, after the Work is completed in accordance with the provisions hereof and the Administrative Agent receives evidence that all costs of completion have been paid, there are excess Proceeds held by the Administrative Agent, such excess Proceeds shall be paid over to the Administrative Agent for application in accordance with Section 9.2.3(b).

SECTION 10. IMPOSITIONS; OTHER CHARGES; LIENS AND OTHER ITEMS

10.1 Borrower to Pay Impositions and Other Charges. Borrower shall, or shall cause the PropCo Subsidiaries to, pay all Impositions now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower shall deliver to the Administrative Agent annually, no later than fifteen (15) Business Days after the first day of each Fiscal Year of Borrower, and shall update as new information is received, a schedule describing all Impositions payable or estimated to be payable during such Fiscal Year attributable to or affecting any Borrowing Base Property, any PropCo Subsidiary or Borrower. Subject to Borrower’s right of contest set forth in Section 10.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, the Administrative Agent, on behalf of Borrower and the applicable PropCo Subsidiary, shall pay all Impositions and Other Charges which are attributable to or affect any Borrowing Base Property, any PropCo Subsidiary or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. The Administrative Agent shall, or the Administrative Agent shall direct Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Except as otherwise set forth in Section 4.4, nothing contained in this Agreement shall be construed to require Borrower or any PropCo Subsidiary to pay any tax, assessment, levy or charge imposed on the Administrative Agent or any Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

10.2 No Liens. Subject to its right of contest set forth in Section 10.3, Borrower shall, or shall cause the PropCo Subsidiaries to, at all times keep each Borrowing Base Property free from all Liens (other than Permitted Encumbrances) and pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on any Borrowing Base Property or any portion thereof (other than Permitted Encumbrances) and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against any Borrowing Base Property or any portion thereof (other than Permitted Encumbrances) within forty-five (45) days after receiving written notice of the filing (whether from the Administrative Agent, the lienor or any other Person) thereof. Upon the occurrence and during the continuance of an Event of Default with respect to its obligations as set forth in this Section 10, the Administrative Agent may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse the Administrative Agent on demand for all such advances pursuant to Section 20.1 (together with interest thereon at the Default Rate).

10.3 Contest. Nothing contained herein shall be deemed to require Borrower or any PropCo Subsidiary to pay, or cause to be paid, any Imposition or any Permitted Debt of the type described in clause (b) of the definition of “Permitted Debt” (any such Debt, “Contestable Debt”) or to satisfy any Lien or any item described in Section 16.1(d) or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower or a PropCo Subsidiary is in good faith, and by proper legal proceedings where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding, (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep the Administrative Agent informed of the status of such contest at reasonable intervals, (iii) if Borrower or the applicable PropCo Subsidiary is not providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on the books of Borrower or such PropCo Subsidiary in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, or in the Proceeds Reserve Account pursuant to Section 9, as applicable, (iv) either such contest operates to suspend collection or enforcement, as the case may be, of the contested Imposition, Contestable Debt, item described in Section 16.1(d), Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of Borrower or any PropCo Subsidiary or other Person to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 9.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded and are in excess of Two Million Dollars ($2,000,000) individually, or in the aggregate, during such contest, Borrower shall deposit with or deliver to the Administrative Agent either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 110% of (A) the amount of the obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower shall, or shall cause the applicable PropCo Subsidiary to promptly comply with any contested Legal Requirement or Insurance Requirement or pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the affected Borrowing Base Property or any portion thereof shall be, in the Administrative Agent’s reasonable judgment, in imminent danger of being forfeited or lost or any Lender or the Administrative Agent is likely to be subject to criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower or the applicable PropCo Subsidiary, (a) provided no Event of Default has occurred and is continuing hereunder, the Administrative Agent shall disburse to Borrower or the Person entitled to such sums, the security provided therefor under this Section 10.3 and (b) Borrower shall deliver to the Administrative Agent reasonable evidence of Borrower’s or the applicable PropCo Subsidiary’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be. Notwithstanding the foregoing, any contest conducted by the Master Lessee in accordance with the Master Lease will be deemed to satisfy the requirements of this Section 10.3, provided that any security deposited by Master Lessee pursuant to the provisions of the Master Lease in connection with such contest is delivered to the Administrative Agent.

SECTION 11. DISPOSITIONS; SUBSTITUTIONS; TRANSFERS; INDEBTEDNESS; GOING DARK; SUBLEASES; NON-TOYS LEASES

11.1 Disposition of Borrowing Base Properties. Subject to satisfaction of each of the conditions set forth below (collectively, the “General Disposition Conditions”), any Borrowing Base Property may be sold (or assigned in the case of a Borrowing Base Property that is a Ground Lease or Space Lease) from time to time (and, in the case of any Borrowing Base Property which fails to satisfy the Borrowing Base Property Conditions applicable to it, shall be marketed and sold (or assigned in the case of a Borrowing Base Property that is a Ground Lease or Space Lease) within (x) a period of one (1) year (or such shorter period as shall be necessary to avoid a Material Adverse Effect) or (y) such other period of time as shall be applicable by operation of Section 4.2(a)) by the applicable PropCo Subsidiary to a third party or an Affiliate (each a “Disposition Property”), provided that any such sale must be on arms-length terms and for not less than the fair market value of such Borrowing Base Property (each sale under this Section 11.1, a “Disposition”). In such case, the Master Lease Base Rent shall be decreased in accordance with the terms of the Master Lease, and the Master Lease shall be otherwise appropriately modified to reflect the elimination therefrom of the Disposition Property (and the PropCo Subsidiaries and the Master Lessee shall be permitted hereunder to enter into a conforming amendment), and Administrative Agent shall, upon request of Borrower, (i) authorize a reduction in the notional amount of the Interest Rate Cap Agreement in proportion to the reduction of the aggregate outstanding principal amount of the Loans as required by this Section 11.1 and (ii) instruct Cash Management Bank to return to Borrower any Excess Account Collateral subject to and in accordance with Section 11.4, except to the extent otherwise provided in such section and (iii) comply with Section 11.4 with regard to adjusting the ongoing reserve requirements hereunder:

(a) Borrower shall deliver a written notice (a “Disposition Notice”) to the Administrative Agent of its desire to effect such Disposition no later than ten (10) days prior to the date of such desired Disposition, setting forth the Business Day (the “Disposition Date”) on which the applicable PropCo Subsidiary desires to sell its interest in such Disposition Property.

(b) Borrower shall have paid to the Administrative Agent (i) the Disposition Price or such lesser amount as is specified in Section 4.2(b) and (ii) all other sums due under this Agreement in connection therewith.

(c) Borrower shall submit to the Administrative Agent not less than five (5) Business Days prior to the Disposition Date, an Officer’s Certificate certifying that (i) the Disposition to be effected will not violate the terms of this Agreement, (ii) the Disposition to be effected will not impair or otherwise adversely affect the rights of Lenders and the Administrative Agent under the Credit Documents as to the Borrowing Base Properties not being disposed and (iii) the requirement described in paragraph (d) below is satisfied in connection with such Disposition (together with calculations and supporting documentation demonstrating the same in reasonable detail).

(d) No Event of Default (other than an Event of Default cured by such Disposition) shall have occurred and then be continuing on the date on which Borrower delivers the Disposition Notice or on the Disposition Date.

(e) The Disposition Property is transferred to a party other than a Credit Party.

(f) Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Disposition, including the Administrative Agent’s reasonable attorneys’ fees and disbursements.

(g) Prior to the Disposition Date, Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all amounts owing to any parties in connection with the transaction relating to the proposed Disposition have been paid in full, or will simultaneously be paid in full on the Disposition Date or adequate reserves therefor are established by a Credit Party in cash with respect to contingent or other liabilities that may arise to any such Person or otherwise out of such transaction and for which the Credit Parties are not adequately indemnified or insured against as reasonably determined by the Administrative Agent.

(h) The transfer of the Disposition Property in connection with the Disposition does not trigger any rights of first refusal or purchase options at a price less than the Disposition Price in any Operating Agreements, including, but not limited to the rights or obligations set forth on Schedule 7.1.41.

Anything in this Section 11.1 to the contrary notwithstanding, any Existing Lease Premises and any Wayne Undeveloped Parcel may be sold even though the same constitutes less than all of the applicable Borrowing Base Property. The Disposition Price in respect of any Existing Lease Premises or Wayne Undeveloped Parcel shall be zero and Borrower shall otherwise comply with the provisions of this Section 11.1 with respect to any such sale.

11.2 Substitution of Borrowing Base Properties. (a) Borrower may, subject to the satisfaction of each of the conditions set forth in this Section 11.2, substitute one or more properties (each a “Substitute Property”) for an existing Borrowing Base Property (each a “Replaced Property”) (each such substitution, a “Substitution”); provided, however, such right of Substitution shall be limited to Borrowing Base Properties whose Aggregate Appraised Value is not greater than twenty-five percent (25%) of the Aggregate Appraised Value of the Initial Borrowing Base Properties as of the Effective Date. From and after the Substitution of a Substitute Property in accordance herewith, such Substitute Property shall thereafter be deemed a Borrowing Base Property, and shall have the Allocated Loan Amount applicable to the Replaced Property.

(b) All Substitute Properties shall comply with this Section 11.2. To qualify as a Substitute Property, a Borrowing Base Property must, as of the Substitution Date (in addition to the other criteria set forth in this Section 11.2), satisfy each of the Borrowing Base Property Conditions.

(c) The Borrower shall submit to the Administrative Agent a written notice (a “Substitution Notice”) setting forth the Business Day no earlier than forty-five (45) days after the date of such Substitution Notice on which Borrower desires to effect such Substitution (the “Substitution Date”), together with the following materials (the “Substitution Due Diligence Package”) relating to the proposed Substitute Property: (i) a legal description; (ii) two years of historical cash flow operating statements, if available; (iii) true, complete and correct copies of any Material Subleases; (iv) a copy of the proposed amendment to the Master Lease to include the proposed Substitute Property or a copy of the Non-Toys Lease and a Non-Toys Lease Rent Payment Direction Letter, as applicable; (v) true, correct and complete copies of all permits, licenses and approvals required with respect to operation of the Substitute Property; (vi) at the election of the Administrative Agent, either an environmental report issued by a recognized environmental consultant or a regulatory database search conducted by such consultant; (vii) copies of all REAs, Condominium Documents and ground leases; (viii) any existing ground lessor, space lessor, REA, Condominium association and tenant (under Material Subleases)

estoppel certificates and actual or proposed recognition agreements, as applicable, together with any consents and notices required with respect to the Contemplated Transactions (as described in clause (b) of the definition thereof); (ix) a current title report from the Title Company, together with copies of all exceptions referenced therein and a copy of the recorded memorandum of ground lease or space lease, as applicable, if such Substitute Property is a Ground Lease Property or Space Lease Property; (x) an Appraisal; (xi) if such Substitute Property is not then owned by a PropCo Subsidiary, a duly executed copy of the purchase and sale agreement or contribution agreement for such Substitute Property and copies of all proposed documentation transferring title to the Substitute Property to a PropCo Subsidiary including any interim transfers to its Affiliates; (xii) a copy of the flood certification; (xiii) except with respect to a proposed Substitute Property which is a Space Leased property, either (A) a letter or other evidence with respect to the proposed Substitute Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, or (B) a zoning report prepared by PZR (or its successor) or comparable service indicating that the Substitute Property is in material compliance with applicable zoning and building laws; (xiv) a copy of the valid permanent certificate of occupancy (if required by applicable law); (xv) pro formas of the insurance certificates required under Section 9 with respect to such Substitute Property; and (xvi) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Administrative Agent with respect to the title holder of such Substitute Property on the date immediately prior to acquisition thereof by a PropCo Subsidiary, in each of the locations reasonably specified by the Administrative Agent and not revealing any Liens other than Permitted Encumbrances. In addition, Borrower shall permit the Administrative Agent at all reasonable times and upon reasonable prior notice to make an inspection of such Substitute Property. The Administrative Agent shall confirm Borrower’s compliance with this paragraph (c) with respect to each proposed Substitute Property within thirty (30) days after the Administrative Agent’s receipt of the applicable Substitution Due Diligence Package and the Administrative Agent’s failure to so confirm or deny Borrower’s compliance within such thirty (30) day period shall be deemed compliance by Borrower with this paragraph (c), provided that this sentence appears in bold capital letters on the envelope containing the Substitution Due Diligence Package.

(d) In addition to the conditions in paragraphs (a), (b) and (c) above, each Substitution shall be subject to the satisfaction of the following conditions precedent:

(i) Borrower’s compliance with the condition set forth in Section 11.1 (c), (d), (e), (f), (g) and (h) with respect to the release of the Replaced Property;

(ii) The proposed Substitution does not cause the aggregate Allocated Loan Amounts with respect to Borrowing Base Properties located in any single State to exceed thirty percent (30%) of the aggregate original principal amount of the Loans;

(iii) Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with any proposed Substitution, including reasonable attorneys’ fees and disbursements, title report costs, transfer taxes and recording fees, if any;

(iv) Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all amounts owing to any parties in connection with the transactions relating to the proposed Substitution have been paid in full, or will simultaneously be paid in full on the Substitution Date or adequate reserves therefor are established by a Credit Party in cash with respect to contingent or other liabilities that may arise out of such transaction and for which the Credit Parties are not adequately indemnified or insured against as reasonably determined by the Administrative Agent;

(v) Borrower shall deliver to the Administrative Agent favorable original opinions or updates thereto in connection with the Substitute Property similar in form and substance to the Opinions reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent on behalf of Lenders;

(vi) No Event of Default (other than an Event of Default cured by such Substitution) shall have occurred and then be continuing on the date on which Borrower delivers the Substitution Notice or on the Substitution Date;

(vii) The representations and warranties set forth in the Credit Documents shall be true and correct as to the Substitute Property on the Substitution Date in all material respects (subject to any additional items set forth on updated exhibits and schedules hereto provided by Borrower which do not violate the provisions of the Credit Documents and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Substitute Property);

(viii) Borrower shall deliver to the Administrative Agent an Officer’s Certificate certifying to the truth and accuracy of the statements in clauses (vi) and (vii);

(ix) Borrower shall deliver to the Administrative Agent the original updated organizational documents of Borrower, each PropCo Subsidiary, HoldCo, Master Lessee and Guarantor, including, but not limited to, current certificates of good standing. If the Substitute Property is located in a State not previously including in the Borrowing Base Properties, evidence of the applicable PropCo Subsidiary’s and Master Lessee’s qualification to do business in the State where the Substitute Property is located. Delivery of appropriate evidence of the authorization of Borrower, each PropCo Subsidiary, Master Lessee and Guarantor approving the execution, delivery and performance of the Credit Documents or amendments thereto being executed and delivered in connection with the Substitution, duly adopted by Borrower, each PropCo Subsidiary, Master Lessee and Guarantor as applicable and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(x) Borrower shall deliver to the Administrative Agent the insurance certificates with respect to the Substitute Property required under Section 9;

(xi) Borrower shall deliver to the Administrative Agent originals of the following Credit Documents or amendments thereto:

(1) an amendment to the Master Lease incorporating the Substitute Property and/or eliminating the Replaced Property and/or the applicable New Non-Toys Lease and Non-Toys Lease Rent Payment Direction Letter, as applicable;

(2) updates to any exhibits and schedules to the Credit Documents as applicable without disclosing matters inconsistent with the requirements of this Section 11.2;

(3) a Confirmation of the Subsidiaries Guaranty in customary form and duly executed and delivered by each of the PropCo Subsidiaries; and

(4) a Confirmation of Guaranty and Indemnity in customary form duly executed and delivered by Guarantor, adding the Substitute Property to and affirming its obligations under the Recourse Guaranty and the Environmental Indemnity; and

(xii) The Administrative Agent shall have received such other deliveries reasonably requested by the Administrative Agent or any Lender, provided such requests are customary and are consistent with the deliveries required with respect to the Initial Borrowing Base Properties on the Effective Date.

11.3 Provisions Relating to Borrowing Base Properties That Go Dark. (a) At any time and from time to time, Borrower may allow Borrowing Base Properties to Go Dark provided that if the Go Dark Limits are exceeded thereby then Borrower must comply with clauses (i) or (ii) of the next sentence. If the Go Dark Limits are violated, then within thirty (30) days thereafter, Borrower shall:

(i) cause one or more Borrowing Base Properties to be disposed of in accordance with Section 11.1 hereof so that the Go Dark Limits are no longer violated; and/or

(ii) provide one or more Substitute Properties in accordance with Section 11.2 hereof so that the Go Dark Limits are no longer violated.

(b) If any Borrowing Base Property shall Go Dark, Borrower will promptly send written notice thereof to the Administrative Agent. If any Borrowing Base Property shall Go Dark, the Master Lessee or Tenant under the affected Non-Toys Lease, as applicable, shall nonetheless be required to pay without reduction the full Rents as and when required under the Master Lease or such Non-Toys Lease, as applicable.

11.4 Excess Account Collateral. Upon the occurrence of any Disposition, provided no Event of Default has occurred and is continuing, the Administrative Agent shall promptly perform an analysis of the Account Collateral in order to reasonably determine the amount of the Account Collateral (including, but not limited to, Proceeds) attributable to the Disposition

Property (the “Excess Account Collateral”), and shall promptly instruct Cash Management Bank to return to Borrower the Excess Account Collateral, if any, except to the extent that the Administrative Agent reasonably determines that a shortfall exists in such Sub-Account with respect to the other Borrowing Base Properties.

11.5 Reserve Requirements. Upon the occurrence of a Disposition, provided no Event of Default has occurred and is continuing, Borrower shall promptly prepare a revised estimate of Monthly Tax Reserve Amount, Monthly Insurance Reserve Amount and Monthly Rent Reserve Amount with respect to the remaining Borrowing Base Properties in accordance with Sections 6.1.1, 6.1.2 and 6.1.3, as applicable, and shall promptly provide the Administrative Agent and Cash Management Bank with notice thereof.

11.6 General Restriction on Transfers and Indebtedness. Unless such action is otherwise specifically permitted by this Agreement, Borrower shall not, and shall not permit or suffer any of the PropCo Subsidiaries or any other Person holding any direct or indirect ownership interest in Guarantor, Master Lessee, HoldCo, any Credit Party or any Borrowing Base Property to, (i) Transfer all or any part of any Borrowing Base Property or any interest therein, (ii) Transfer (directly or indirectly) any interest in Guarantor, Master Lessee, HoldCo or any Credit Party or (iii) incur, create or assume, or suffer or permit the incurrence, creation or assumption of, any Debt or Liens, other than, with respect to (i), (ii) and (iii), Permitted Debt and Permitted Encumbrances. Notwithstanding the foregoing, the grant of a Lien by Master Lessee on the Excluded Personal Property shall not be prohibited pursuant to this Section 11.6.

11.7 Sale of Building Equipment. Any PropCo Subsidiary may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of a Borrowing Base Property, provided that such Transfer or disposal would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the value of the Borrowing Base Properties taken as a whole, will not materially impair the utility of such Borrowing Base Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under the Master Lease, any Non-Toys Lease or any Sublease, in any such case as a result thereof.

11.8 Immaterial Transfers. Any PropCo Subsidiary may make immaterial Transfers of portions of any Borrowing Base Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 9.2) or portions of any Borrowing Base Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of such Borrowing Base Property, provided that (x) no such Transfer shall materially impair the utility and operation of such Borrowing Base Property or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the value of the Borrowing Base Properties taken as a whole and (y) the Administrative Agent receives:

(a) ten (10) days prior written notice thereof;

(b) a copy of the instrument or instruments of Transfer;

(c) an Officer’s Certificate stating (x) with respect to any such Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Borrowing Base Property or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the value of the Borrowing Base Properties taken as a whole; and

(d) reimbursement of all of the Administrative Agent’s reasonable out-of-pocket costs and expenses incurred in connection with such Transfer, including reasonable attorneys’ fees and disbursements.

11.9 Permitted Master Lessee and Guarantor Indebtedness. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 11.6) or any other Credit Document, Master Lessee, Guarantor and any other Person holding any direct or indirect ownership interest in Master Lessee or Guarantor shall be permitted to incur, create or assume, or suffer or permit, the incurrence, creation or assumption of, Debt. Without limiting the foregoing, nothing herein or in the other Credit Documents shall be deemed to prohibit the borrowing and repayment of the loans being made to Guarantor pursuant to, or Guarantor’s execution and delivery of, the Bridge Loan Agreement and the other Credit Documents (as defined in the Bridge Loan Agreement).

11.10 Permitted Transfers. (a) A Transfer (directly or indirectly) of interests in Guarantor, Master Lessee or HoldCo that is otherwise prohibited hereunder shall nevertheless be permitted if (i) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (ii) HoldCo continues to own directly one hundred percent (100%) of the ownership interests in, and to otherwise Control, Borrower, (iii) Borrower continues to own directly one hundred percent (100%) of the ownership interests in, and to otherwise Control, each PropCo Subsidiary, (iv) one or more Sponsors continues to own directly or indirectly at least fifty one percent (51%), and to otherwise Control, each of Guarantor, Master Lessee, HoldCo and each of the Credit Parties, and (v) Master Lessee remains the lessee under the Master Lease.

(b) Notwithstanding anything herein or in any Credit Document to the contrary (including, without limitation, the general nature of the effect of Section 11.10(a)), a Transfer of any interests in any Sponsor shall be permitted.

(c) Notwithstanding the foregoing, Borrower shall not, and shall not permit or suffer any other Person to, pledge, hypothecate, encumber or grant a Lien on any direct interest in HoldCo or any Credit Party.

11.11 Deliveries to the Administrative Agent. Not less than thirty (30) days prior to (or, in the case of the transactions described in Section 11.10, promptly following) the closing of any transaction that requires consent of the Administrative Agent under the provisions of Sections 11.6, 11.8 and 11.10, Borrower shall deliver to the Administrative Agent an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Section 11, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide the Administrative Agent with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.

11.12 Subleases.

11.12.1 New Subleases and Sublease Modifications. Borrower represents, warrants, covenants and agrees that each Borrowing Base Property, except for Borrowing Base Properties which are leased pursuant to Non-Toys Leases in accordance with Section 11.13 and except for Existing Leases, is (x) leased to Master Lessee pursuant to the Master Lease and (y) except for occupancies pursuant to the Subleases described in Schedule 7.1.27 (as the same may be modified in accordance with this Section 11.12.1) or New Subleases in accordance with this Section 11.12.1, is substantially occupied by a Toys “R” Us, a Babies “R” Us or a related distribution or headquarters facility. Any Borrowing Base Property which is occupied by a Toys “R” Us may be converted in whole or in part at any time to a Babies “R” Us at the election of the applicable PropCo Subsidiary or Master Lessee.

11.12.2 Sublease Conditions. Except as otherwise provided in this Section 11.12.2, Borrower shall not, and shall not permit any PropCo Subsidiary, and shall cause each PropCo Subsidiary not to permit Master Lessee, to (i) enter into any Sublease (a “New Sublease”) or (ii) modify any Sublease (including, without limitation, accept a surrender of any portion of any Borrowing Base Property subject to a Sublease (unless otherwise required by law), allow a reduction in the term of any Sublease or a reduction in the Rents payable under any Sublease, change any renewal provisions of any Sublease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Sublease unless the Tenant under such Sublease is in default or the subleased premises are being recaptured by the applicable PropCo Subsidiary in response to a proposed assignment or sublease by the Tenant under such Sublease (any such action referred to in clause (ii) being referred to herein as a “Sublease Modification”) without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld; provided, however, that the PropCo Subsidiaries and Master Lessee shall have the right to terminate a Sublease (x) to replace it with another Sublease, (y) to use the property formerly subleased for itself as a Toys “R” Us or a Babies “R” Us or (z) subject to Section 11.3, in connection with the decision to have the store Go Dark. Any New Sublease or Sublease Modification that requires the Administrative Agent’s consent shall be delivered to the Administrative Agent for approval not less than ten (10) Business Days prior to the effective date of such New Sublease or Sublease Modification. If the Administrative Agent fails to respond to a request for the Administrative Agent’s consent pursuant to this Section 11.12.2 within ten (10) Business Days of the Administrative Agent’s receipt of Borrower’s request therefor, Borrower may deliver to the Administrative Agent a second request in an envelope or under cover of a letter marked “URGENT” and including a legend in bold typeface that the Administrative Agent’s failure to grant or deny the requested consent within ten (10) Business Days of the receipt thereof will result in the requested consent being deemed to have been granted. If the Administrative Agent fails to respond to such second request within ten (10) Business Days of its receipt thereof, the Administrative Agent’s consent shall be deemed granted (but no such Sublease shall be entitled to the benefit of a recognition agreement pursuant to the last paragraph of this Section 11.12.2 solely as a result of any such deemed consent). Notwithstanding the foregoing, provided no Event of Default shall have occurred and be continuing, Borrower may permit Master Lessee to enter into a New Sublease or Sublease Modification, without the Administrative Agent’s prior written consent, that satisfies each of the following conditions (collectively, the “Sublease Conditions”):

(a) the premises demised thereunder is not a Material Sublease that, when taken together with all other Material Subleases, exceeds the Material Sublease Approval Threshold;

(b) each Sublease Modification and New Sublease shall be on commercially reasonable terms;

(c) the rental rate under such Sublease Modification that modifies the rent of an existing Sublease or under such New Sublease, as applicable, is at least equal to the then prevailing market rate for the remaining or entire (as applicable) term of such Sublease;

(d) “fixed” or “base” rent under such New Sublease or, if the rent is modified, under such Sublease Modification, as applicable, is at a substantially consistent or rising level throughout the term of the Sublease, other than for (x) market-rate “free rent” periods or (y) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such New Sublease or Sublease Modification, as applicable;

(e) such New Sublease provides that the premises demised thereby cannot be used for any of the following uses (it being agreed and understood that book stores and “Best Buy” type operations shall be considered acceptable uses); any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, obscene materials, activities or sexual conduct or any other use that, individually or in the aggregate, has or would reasonably be expected to have, a Material Adverse Effect;

(f) the Tenant under any such New Sublease or Sublease Modification, as applicable, is not an Affiliate of any Credit Party if the applicable Sublease is to be benefited by a recognition agreement with the applicable PropCo Subsidiary;

(g) except as contemplated in clause (h) below, the New Sublease or Sublease Modification, as applicable, does not prevent Proceeds from being held and disbursed by the Administrative Agent in accordance with the terms hereof;

(h) the New Sublease or Sublease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it or provided for in the Sublease in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the applicable Borrowing Base Property and such business loss as Tenant may specifically and separately establish; provided, however, that if the Tenant is responsible for maintaining casualty insurance on such Borrowing Base Property pursuant to the terms of such New Sublease or Sublease Modification, such Tenant shall be entitled to receive and use the proceeds of such insurance for restoration of such Borrowing Base Property on the same terms and conditions as Borrower may use Proceeds hereunder;

(i) the New Sublease or Sublease Modification, as applicable, does not trigger any of the rights or obligations set forth on Schedule 7.1.41; and

(j) either (x) (i) the creditworthiness of the Tenant (if not an Affiliate of Borrower) under such New Sublease or Sublease Modification shall be at least equal to the then creditworthiness of Master Lessee as of the Effective Date or (ii) such Tenant shall have a net worth (determined in accordance with GAAP) of at least ten (10) times its annual base rent obligation thereunder; or (y) in the event that clause (x) is not satisfied, the creditworthiness of such Tenant shall otherwise be reasonably satisfactory to the Administrative Agent.

Any Sublease whose Tenant is not an Affiliate of any Credit Party and which satisfies the Sublease Conditions or is otherwise approved by the Administrative Agent shall be entitled to the benefit of a recognition agreement with the applicable PropCo Subsidiary substantially in the form of Exhibit N attached hereto, but any Borrowing Base Property which is so subleased for a term which exceeds the applicable term of the Master Lease will cease to be a Borrowing Base Property at the end of such Master Lease term. Upon the execution of any such recognition agreement, Borrower shall promptly deliver to the Administrative Agent an executed copy thereof.

11.12.3 Delivery of New Sublease or Sublease Modification. Upon the execution of any New Sublease or Sublease Modification, Borrower shall promptly deliver to the Administrative Agent an executed copy thereof.

11.12.4 Sublease Amendments. Borrower agrees that neither it nor any PropCo Subsidiary shall have the right or power, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld as provided herein), to cancel, abridge, amend or otherwise modify any Sublease unless such cancellation, abridgment, amendment or modification complies with this Section 11.12.

11.12.5 Security Deposits. All security or other deposits of Tenants of the Borrowing Base Properties shall be treated as trust funds and shall not be commingled with any other funds of any Credit Party, and such deposits shall be deposited, upon receipt of the same by any Credit Party in a separate trust account maintained by such Credit Party expressly for such purpose. Within ten (10) Business Days after written request by the Administrative Agent, Borrower shall furnish to the Administrative Agent reasonably satisfactory evidence of compliance with this Section 11.12.5, together with a statement of all lease securities deposited with any Credit Party by the Tenants and the location and account number of the account in which such security deposits are held.

11.12.6 No Default Under Subleases. Borrower shall, or shall cause Master Lessee and the PropCo Subsidiaries to, (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by the PropCo Subsidiaries under the Subleases, if the failure to perform or observe the same would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by the Administrative Agent, any right to request from the Tenant under any Sublease a certificate with respect to the status thereof; and (iii) not collect any of the Rents under any Sublease, more than one (1) month in advance (except that the PropCo Subsidiaries may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Sublease).

11.13 Non-Toys Leases. Each PropCo Subsidiary will have the right from time to time, without the consent of the Administrative Agent or the Lenders, to terminate the Master Lease with respect to any one or more of its Borrowing Base Properties upon three (3) months notice to Master Lessee, and/or may terminate any Non-Toys Lease, in each case for the sole purpose of entering into a New Non-Toys Lease in accordance with Section 11.13.1. To the extent such termination (after taking into account the rent payable under such New Non-Toys Lease) triggers a Non-Toys Lease Rent Reserve Requirement, Borrower shall cause the applicable PropCo Subsidiary to promptly comply with the same.

11.13.1 Non-Toys Lease Conditions. Subject to the satisfaction of the following conditions, the PropCo Subsidiaries may enter into triple net leases with respect to Borrowing Base Properties with parties other than Master Lessee or other Affiliates of the Credit Parties (each a “Non-Toys Lease”, and at its execution and delivery, each a “New Non-Toys Lease”) and may enter into a modification of any Non-Toys Lease (each a “Non-Toys Lease Modification”), without the consent of the Administrative Agent or the Lenders; provided, however, that the Aggregate Appraised Value of all Borrowing Base Properties which are the subject of a Non-Toys Lease or a Sublease which has the benefit of a recognition agreement as provided in the last paragraph of Section 11.2.2 shall not exceed 10% of the Aggregate Appraisal Value of all of the Borrowing Base Properties as of the Effective Date:

(i) each Non-Toys Lease shall be on commercially reasonable terms;

(ii) the rental rate under such Non-Toys Lease Modification that modifies the rent of an existing Non-Toys Lease or under such New Non-Toys Lease, as applicable, is at least equal to the then prevailing market rate for the remaining or entire (as applicable) term of such Non-Toys Lease;

(iii) “fixed” or “base” rent under each Non-Toys Lease or, if the rent is modified, under such Non-Toys Lease Modification, as applicable, is at a substantially consistent or rising level throughout the term of such Non-Toys Lease, other than for (x) market-rate “free rent” periods or (y) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such Non-Toys Lease;

(iv) such Non-Toys Lease provides that the premises demised thereby cannot be used for any of the following uses (it being agreed and under stood that book stores and “Best Buy” type operations shall be considered acceptable uses); any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, obscene materials, activities or sexual conduct or any other use that, individually or in the aggregate, has or would reasonably be expected to have, a Material Adverse Effect);

(v) to the extent that entering into any New Non-Toys Lease or Non-Toys Lease Modification that modifies the rent of an existing Non-Toys Lease triggers a Non-Toys Lease Rent Reserve Requirement, Borrower complies promptly with the same;

(vi) each New Non-Toys Lease and Non-Toys Lease Modification that modifies the rent payable under a Non-Toys Lease, after giving effect to the rent or free rent thereunder, will not trigger a Section 8.2.13 Default;

(vii) each New Non-Toys Lease shall be on a form approved by the Administrative Agent or on a National Tenant lease form, in each case with any material changes therein to be approved by the Administrative Agent or on such other form which may be approved by the Administrative Agent, and with any material changes therein to be approved by the Administrative Agent, such approval in each case not to be unreasonably withheld; and

(viii) with respect to any New Non-Toys Lease, either (x) (i) the creditworthiness of the Tenant under such New Non-Toys Lease shall be at least equal to the creditworthiness of Master Lessee as of the Effective Date, or (ii) the Tenant under such New Non-Toys Lease shall have a net worth (as determined in accordance with GAAP) of at least ten (10) times its annual base rent obligation thereunder; or (y) in the event that clause (x) is not satisfied, the creditworthiness of such Tenant shall otherwise be reasonably satisfactory to the Administrative Agent.

11.13.2 Delivery of Non-Toys Leases. Upon the execution of any New Non-Toys Lease or Non-Toys Lease Modification, Borrower shall promptly deliver an executed copy of the same to the Administrative Agent.

11.13.3 Non-Toys Lease Amendments. Borrower agrees that neither it nor any PropCo Subsidiary shall have the right or power, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld), to cancel, abridge, amend or otherwise modify any Non-Toys Lease unless, in the case of any such amendment or modification such Non-Toys Lease as so amended or modified complies with this Section 11.13.

11.13.4 Security Deposits. All security or other deposits of Tenants under Non-Toys Leases shall be treated as trust funds and shall not be commingled with any other funds of any Credit Party, and such deposits shall be deposited, upon receipt of the same by any Credit Party in a separate trust account maintained by such Credit Party expressly for such purpose. Within ten (10) Business Days after written request by the Administrative Agent, Borrower shall furnish to the Administrative Agent reasonably satisfactory evidence of compliance with this Section 11.13.4, together with a statement of all lease securities deposited with any Credit Party by the Tenants under Non-Toys Lease and the location and account number of the account in which such security deposits are held.

11.13.5 No Default Under Non-Toys Lease. Borrower shall, or shall cause the PropCo Subsidiaries to, (i) exercise, within ten (10) Business Days after a written request by the Administrative Agent, any right to request from the Tenant under any Non-Toys Lease a certificate with respect to the status thereof; and (ii) not collect any of the Rents under any Non-Toys Lease, more than one (1) month in advance (except that the PropCo Subsidiaries may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Non-Toys Lease).

11.14 Existing Leases. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, the following provisions shall control with respect to the Existing Leases:

(a) The portion of any Borrowing Base Property that is subject to an Existing Lease (in each case, “Existing Lease Premises”) shall not be taken into account in determining whether (i) the Borrowing Base Property Conditions applicable to such Borrowing Base Property are satisfied if and to the extent that the failure to satisfy any such condition with respect to such portion would not materially and adversely affect the use, operation or value of the remainder of the applicable Borrowing Base Property or result in a Material Adverse Effect as described in clauses (c) or (d) of the definition of Material Adverse Effect, (ii) a Borrowing Base Property Conditions Failure has occurred with respect to such Borrowing Base Property if and to the extent that any such failure with respect to such portion would not, individually or in the aggregate, reasonably be expected to (x) materially and adversely affect the use, operation or value of the remainder of the applicable Borrowing Base Property or (y) result in a Material Adverse Effect as described in clauses (c) or (d) of the definition of Material Adverse Effect, (iii) any of the Go Dark Limits have been exceeded, or (iv) a Total Loss with respect to such Borrowing Base Property has occurred. In addition, the value of any such portion shall not be taken into account in determining the Aggregate Appraised Value or the Appraised Value or Borrowing Base Value with respect to the applicable Borrowing Base Property (it being acknowledged by the Administrative Agent and the Lenders, without limiting the effect and generality of the foregoing, that the Appraisals did not take into account the value of any such portion).

(b) In addition to the uses permitted hereunder, each Existing Lease Premises may be used for uses permitted under the applicable Existing Lease if and to the extent that any such use would not, individually or in the aggregate, reasonably be expected to (x) materially and adversely effect the use, operation or value of the remainder of the applicable Borrowing Base Property or (y) result in a Material Adverse Effect as described in clauses (c) or (d) of the definition of Material Adverse Effect.

(c) In determining whether any Credit Party is in default of any of the representations, warranties and covenants contained in Sections 7.1.4, 7.1.5, 7.1.6, 7.1.11, 7.1.12, 7.1.13, 7.1.15, 7.1.19, 7.1.22, 7.1.23, 7.1.24, 7.1.25, 7.1.26, 7.1.27, 7.1.41, 8.1.2, 8.1.14, 8.1.18, 8.2.14, 8.2.16, 13.1 and 16.1, such representations, warranties and covenants shall be construed so that unless any misrepresentation or breach of warranty or covenant with respect to any Existing Lease or Existing Lease Premises would, individually or in the aggregate, reasonably be expected to (x) materially and adversely affect the use, operation or value of the remainder of the applicable Borrowing Base Property or (y) result in a Material Adverse Effect as described in clause (c) or (d) of the definition of Material Adverse Effect, any such misrepresentation or breach of warranty or covenant with respect to an Existing Lease or Existing Lease Premises shall be disregarded. In addition, in determining whether any action, omission to take an action or other occurrence or circumstance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect as described in clauses (a) and (b) of the definition of Material Adverse Effect or would, individually or in the aggregate, reasonably be expected to materially and adversely affect the use, operation or value of any Borrowing Base Property, any effect of such action, omission, occurrence or circumstance on the use, operation or value of any

Existing Lease Premises shall be disregarded except to the extent such effect also extends to the portion of any Borrowing Base Property that does not constitute Existing Lease Premises.

(d) The rents from each Existing Lease and other items of operating income of or relating to any Existing Lease Premises shall not constitute Rents or Account Collateral or be subject to the requirements of Section 6 and may be deposited in a separate account maintained by the PropCo Subsidiaries or Borrower free and clear of any Lien of Lenders or the Administrative Agent. The Credit Parties shall not be required to maintain commercial rent insurance in respect of the rents payable pursuant to any Existing Lease.

(e) Borrower and the applicable PropCo Subsidiary shall be permitted to cause any Existing Lease Premises to be subdivided from the remainder of the applicable Borrowing Base Property; provided that (i) such subdivision is done in a manner which would not, individually or in the aggregate, reasonably be expected to (x) materially and adversely effect the use, operation or value of the remainder of the applicable Borrowing Base Property or (y) result in a Material Adverse Effect as described in clauses (c) or (d) of the definition of Material Adverse Effect, (ii) Borrower and the applicable PropCo Subsidiary comply with all applicable Legal Requirements in connection with such subdivision and (iii) Borrower and the applicable PropCo Subsidiary cause the applicable Existing Lease Premises to be conveyed to a Person other than a Credit Party (whether by sale, dividend or otherwise) promptly following the completion of such subdivision (and the Lenders hereby consent to such transfer, notwithstanding anything to the contrary contained in any other provision of this Agreement). With respect to any conveyance pursuant to the preceding sentence, the Disposition Price in respect of the Existing Lease Premises shall be zero and Borrower shall otherwise comply with the provisions of Section 11.1.

(f) Borrower shall not be required to pay to Administrative Agent, and shall be entitled to retain for its own account, any Proceeds to which it is otherwise entitled with respect to any Existing Lease Premises. Borrower shall not be required to restore any Existing Lease Premises in the event of a casualty or condemnation except to the extent that Borrower’s failure to so restore such Existing Lease Premises would, individually or in the aggregate, reasonably be expected to (x) materially and adversely affect the use, operation or value of the remainder of the applicable Borrowing Base Property or (y) result in a Material Adverse Effect as described in clauses (c) or (d) of the definition of Material Adverse Effect.

(g) No Existing Lease shall be deemed to constitute a Material Sublease or a Non-Toys Lease and Sections 11.12.2 and 11.12.4 shall not be applicable to Existing Leases.

(h) The applicable PropCo Subsidiary may amend, modify, terminate or accept a surrender and replace any Existing Lease without the prior written consent of the Administrative Agent or the Lenders, subject only to the following conditions (collectively, the “Existing Lease Conditions”):

(1) each such modification or replacement shall be on commercially reasonable terms;

(2) “fixed” or “base” rent under any replacement Existing Lease or, if the rent is modified, under such Existing Lease modification, as applicable, is at a substantially consistent or rising level throughout the remaining term of the Existing Lease, other than for (x) market-rate “free rent” periods or (y) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such replacement Existing Lease or modification, as applicable;

(3) such replacement Existing Lease provides that the premises demised thereby cannot be used for any of the uses prohibited by Section 11.12.2(e);

(4) the Tenant under any such replacement Existing Lease or Existing Lease modification, as applicable, is not an Affiliate of any Credit Party if the applicable Existing Lease is to be benefited by a recognition agreement with the applicable PropCo Subsidiary; and

(5) the replacement Existing Lease or Existing Lease modification, as applicable, does not trigger any of the rights or obligations set forth on Schedule 7.1.41.

(i) Any Existing Lease (x) whose Tenant is not an Affiliate of any Credit Party and as to which the creditworthiness requirements set forth in Section 11.13.1(vi) are satisfied and (y) which satisfies the Existing Lease Conditions (or is otherwise approved by the Administrative Agent) shall be entitled to the benefit of a recognition agreement with the applicable PropCo Subsidiary substantially in the form of Exhibit N attached hereto.

(j) Upon the execution of any replacement Existing Lease or Existing Lease modification, Borrower shall promptly deliver to the Administrative Agent an executed copy thereof.

SECTION 12. INTEREST RATE CAP AGREEMENT

12.1 Interest Rate Cap Agreement. Prior to or contemporaneously with the Effective Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement satisfying the requirements set forth in the definition of “Interest Rate Cap Agreement” herein. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time (and the Administrative Agent shall authorize such reduction) in amounts equal to any prepayment or repayment of the principal of the Loans made in accordance with Section 4.2.

12.2 Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to the Administrative Agent for the benefit of Lenders as collateral and hereby grants to the Administrative Agent a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

12.3 Covenants. (a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or the Administrative Agent shall be deposited immediately into the Holding Account pursuant to Section 6.1. Subject to the terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by the Administrative Agent to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend the Administrative Agent’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to Administrative Agent, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from the Administrative Agent or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded to A2 or lower by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to the Administrative Agent the Interest Rate Cap Agreement as and when required hereunder, the Administrative Agent may upon written notice to Borrower purchase the Interest Rate Cap Agreement and the actual cost incurred by the Administrative Agent in purchasing the Interest Rate Cap Agreement shall upon written demand be paid by Borrower to the Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by the Administrative Agent and demand made until such cost is paid by Borrower to the Administrative Agent.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of the Administrative Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of the Administrative Agent modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of the Administrative Agent, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of the Administrative Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of the Administrative Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to the Administrative Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to the Administrative Agent not later than ten (10) days after the Effective Date an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which the Administrative Agent and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, in form and substance acceptable to the Administrative Agent.

12.4 Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 12.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

12.5 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, the Administrative Agent and Lenders as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Credit Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to the Administrative Agent, the Administrative Agent has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of the Administrative Agent in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of the Administrative Agent as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of the Administrative Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of the Administrative Agent as secured party.

12.6 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Holding Account.

12.7 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) The Administrative Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Rate Cap Collateral. It is expressly agreed that the Administrative Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize the Administrative Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) The Administrative Agent may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of the Administrative Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers the Administrative Agent and assigns and transfers unto the Administrative Agent, and constitutes and appoints the Administrative Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in the Administrative Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Administrative Agent in this Agreement, and Borrower further authorizes and empowers the Administrative Agent, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of the Administrative Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) The Administrative Agent may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of the Administrative Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to the Administrative Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Administrative Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by the Administrative Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, the Administrative Agent may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that the Administrative Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on the Administrative Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, the Administrative Agent, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of

Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) The Administrative Agent may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Administrative Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, the Administrative Agent in exercising its rights under this Section 12.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Administrative Agent upon demand and shall be secured by this Agreement.

12.8 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral following and during the continuance of an Event of Default, except that the Administrative Agent shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, the Administrative Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and the Administrative Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, the Administrative Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable out-of-pocket costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, the Administrative Agent shall apply any residue to the payment of the Obligations in accordance with the terms of this Agreement.

12.9 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. As a result, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

12.10 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by the Administrative Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by the Administrative Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

12.11 Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any extension option pursuant to Section 2.15, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 12 applicable to the Interest Rate Cap Agreement delivered on the Effective Date shall be applicable to the Replacement Interest Rate Cap Agreement.

SECTION 13. MAINTENANCE OF PROPERTY; ALTERATIONS

13.1 Maintenance of Property. Borrower shall keep and maintain, or cause the PropCo Subsidiaries to keep and maintain, each Borrowing Base Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste of any portion of any Borrowing Base Property in any material respect. Neither Borrower nor any of the PropCo Subsidiaries shall remove or demolish any Improvement on any Borrowing Base Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof. Notwithstanding the foregoing, with regard to each Borrowing Base Property that is subject to an Operating Agreement, which provides for the maintenance of common elements by a Person which is not a Credit Party, the foregoing shall be construed to mean that Borrower shall, or shall cause the relevant PropCo Subsidiaries to, (a) perform its repair and maintenance obligations under the applicable Operating Agreement and (b) use commercially reasonable efforts to cause such other Person to perform its repair and maintenance obligations thereunder; provided that if such other Person fails to perform such repair and maintenance obligations, (i) Borrower shall, or shall cause the applicable PropCo Subsidiary to, use commercially reasonable efforts to perform the same; and provided, further, that if such repair and maintenance are not performed with respect to any Borrowing Base Property within 365 days following the date on which such repair or maintenance became necessary, then such Borrowing Base Property shall be the subject of a Disposition or a Substitution pursuant to the applicable provisions of Section 11 not later than the end of such 365-day period.

13.2 Conditions to Alteration. Provided that no Event of Default shall have occurred and be continuing hereunder, each PropCo Subsidiary shall have the right, without the Administrative Agent’s consent, to undertake any alteration, improvement, demolition or removal of any Borrowing Base Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Borrower provides the Administrative Agent with prior written notice of any Alteration, and (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement and the other Credit Documents, is not prohibited by any relevant Operating Agreements and shall not, upon completion (giving credit to rent and other charges attributable to Subleases or Non-Toys Leases executed prior to or upon such completion), have a Material Adverse Effect. Any Material Alteration shall be conducted under the supervision of an Architect and, in connection with any Material Alteration, Borrower shall deliver to the Administrative Agent, for information purposes only and not for approval by the Administrative Agent, detailed plans and specifications prepared or approved by such Architect, and cost estimates therefor as set forth in an Officer’s Certificate. Such plans and specifications may be revised at any time and from time to time by such Architect provided that material revisions of such plans and specifications are filed with the Administrative Agent, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Borrowing Base Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.

13.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Section 13, no Material Alteration or Alteration then being undertaken by any PropCo Subsidiary (exclusive of Alterations being directly paid for by Master Lessee or Tenants at the Borrowing Base Property), shall be performed by or on behalf of any PropCo Subsidiary unless Borrower shall have delivered to the Administrative Agent Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration or the Alteration. Borrower shall deliver to the Administrative Agent any security deposited by the Master Lessee for any Alteration under the Master Lease. In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of such security shall be reduced on any given date to the Architect’s written estimate of the cost to complete the Material Alteration or the Alteration (including any retainages), free and clear of Liens, other than Permitted Encumbrances. Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate with respect to each trade contract) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 9.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 9.2 and which are held by the Administrative Agent in accordance with Section 9.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 9.2.

At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with the Administrative Agent and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and shall be paid by the Administrative Agent to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by the Administrative Agent of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Architect, setting forth in substance as follows:

(a) that the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with the Administrative Agent under Section 14.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required; and

(b) that to the knowledge of the certifying Person all amounts which Borrower or any PropCo Subsidiary is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 10.3 and that, except to the extent of such contests, lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent owners in the area where the applicable Borrowing Base Property is located).

SECTION 14. BOOKS AND RECORDS; FINANCIAL STATEMENTS; REPORTS AND OTHER INFORMATION

14.1 Books and Records. Borrower shall, and shall cause each PropCo Subsidiary to, keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Credit Documents, the Borrowing Base Properties and the business and affairs of Borrower and each PropCo Subsidiary relating to the Borrowing Base Properties which shall reflect all items of income and expense in connection with the operation of the Borrowing Base Properties and in connection with any services, equipment or furnishings provided in connection with the operation of the Borrowing Base Properties, in accordance with GAAP. Subject to Section 14.2.8, the Administrative Agent and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower and each PropCo Subsidiary relating to the operation of the Borrowing Base Properties and to make such copies or extracts thereof as the Administrative Agent may reasonably require.

14.2 Financial Statements.

14.2.1 Quarterly Reports. Commencing not later than forty-five (45) days following the end of each Fiscal Quarter (commencing with the current Fiscal Quarter), Borrower shall deliver to the Administrative Agent unaudited financial statements for such Fiscal Quarter for the Borrower and each of the PropCo Subsidiaries and cause Master Lessee, pursuant to the Master Lease, to deliver to the Administrative Agent quarterly sales reports in respect of the Borrowing

Base Properties and unaudited financial statements, internally prepared on an accrual basis, reporting Portfolio Four-Wall EBITDAR as of the end of such Fiscal Quarter and for the corresponding Fiscal Quarter of the previous year, including a statement of net income (in respect of the Borrowing Base Properties (which, with respect to such statement and any other statement, report or other information required in respect of the revenues, expenses, income, sales, reports or other similar characteristics of a Borrowing Base Property shall be deemed for purposes of this Section 14 to mean those Borrowing Base Properties that are at the time in question under the Master Lease and operated by Master Lessee) for the year to date and a statement of revenues and expenses for such Fiscal Quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower and Master Lessee for such period and (iii) the Annual Budget for such period and the Fiscal Year, and a calculation of the ICR, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period. Such statements for each Fiscal Quarter shall be accompanied by an Officer’s Certificate (or in the case of the sales reports a Master Lessee Officer’s Certificate) certifying to signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower (as consolidated with the PropCo Subsidiaries) and Master Lessee, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Notes or any other Credit Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, any PropCo Subsidiary, HoldCo, Master Lessee or any of the Borrowing Base Properties in which the amount involved is $2,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by the Administrative Agent for purposes of calculations to be made by the Administrative Agent pursuant to the terms hereof. All of such information shall be prepared on an aggregate basis for all of the Borrowing Base Properties.

14.2.2 Annual Reports. Not later than one-hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations (commencing with the Fiscal Year ending in 2006), Borrower shall deliver and shall cause Master Lessee, pursuant to the Master Lease, to deliver to the Administrative Agent annual sales reports in respect of the Borrowing Base Properties (except as specified below in this Section 14.2.2), audited financial statements for Borrower as consolidated with the PropCo Subsidiaries and audited financial statements for Master Lessee certified by an Independent Accountant in accordance with GAAP which shall contain unaudited schedules as follows: a statement of Borrower’s net income for the Fiscal Year and for the fourth Fiscal Quarter thereof and a statement of Borrower’s revenues and expenses for such year, and stating in comparative form the figures for the previous fiscal year, and a calculation of the ICR, Master Lease Variable Additional Rent, Master Lease Recurrent Additional Rent, Non-Toys Lease Variable Additional Rent and Non-Toys Lease Recurrent Additional Rent for such period and copies of all federal income tax returns to be filed. Such annual financial statements shall also be accompanied by an Officer’s Certificate (or in the case of the sales reports a Master Lessee Officer’s Certificate) in the form required pursuant to Section 14.2.1.

14.2.3 Disclosure Restrictions. Notwithstanding anything to the contrary contained in this Section 14, unless such information is otherwise disclosed publicly by Borrower or any of its Affiliates, Borrower shall not be required to deliver financial information hereunder to the Administrative Agent or any Lender to the limited extent and only during any such period that any applicable federal or state securities laws or regulations promulgated thereunder (a) expressly prohibit such delivery or (b) permit such delivery to be made to the Administrative Agent or any Lender only when also disclosed publicly.

14.2.4 Capital Expenditures Summaries. Borrower shall, or shall cause Master Lessee to, within ninety (90) days after the end of each Fiscal Year of Borrower during the term of the Loans, deliver to the Administrative Agent an annual summary of any and all capital expenditures made at the Borrowing Base Properties during the prior Fiscal Year.

14.2.5 Master Lease. Without duplication of any other provision of this Agreement or any other Credit Documents, Borrower shall deliver to the Administrative Agent, within ten (10) Business Days of the receipt thereof by any PropCo Subsidiary, a copy of all reports prepared by Master Lessee pursuant to the Master Lease, including, without limitation, the Annual Budget and any inspection reports.

14.2.6 Annual Budget; Operating Agreement Annual Budgets. (a) Borrower shall, or shall cause Master Lessee to, deliver to the Administrative Agent the Annual Budget for the Administrative Agent’s review, but not approval, not more than ninety (90) days after the end of each Fiscal Year. Any proposed modifications to such Annual Budget shall be delivered to the Administrative Agent for its review, but not approval.

(b) Borrower shall, or shall cause Master Lessee to, deliver to the Administrative Agent the annual budget and any modifications thereto under any Operating Agreement for the Administrative Agent’s review, but not approval, prior to Borrower’s, any PropCo Subsidiary’s or Master Lessee’s approval of any such annual budget or modification. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default and if there is a Master Lease Tenant Default, the Administrative Agent shall have the right to exercise any right of approval that Borrower and/or any PropCo Subsidiary may have to approve the annual budgets and any amendments thereto under any Operating Agreements subject to any constraints in the Operating Agreement in question, in its sole and absolute discretion.

14.2.7 Other Information. Borrower shall, promptly after written request by the Administrative Agent, furnish or cause to be furnished to the Administrative Agent, in such manner and in such detail as may be reasonably requested by the Administrative Agent, such additional information (including, without limitation, any information requested by the Administrative Agent with respect to the administration of Section 6, provided that such information is readily available without undue administrative burden to the Borrower or the PropCo Subsidiaries) as may be reasonably requested with respect to the Borrowing Base Properties, Borrower, any PropCo Subsidiary, HoldCo, Master Lessee or Guarantor.

14.2.8 Proprietary Information. (a) Except as otherwise provided in Section 20.16, Administrative Agent and each Lender shall keep confidential all sales reports and any other proprietary information delivered to the Administrative Agent or any Lender (whether by

Borrower or any Affiliate thereof or by the Administrative Agent) pursuant to this Agreement (provided any such other proprietary information delivered to the Administrative Agent or any Lender is clearly marked by its provider as confidential) (collectively, “Proprietary Information”), including specifically, but not limited to, any financial information provided pursuant to this Section 14. Notwithstanding the foregoing, but subject to Section 14.2.8(b), the Administrative Agent and each Lender shall be permitted to freely deliver Proprietary Information to rating agencies, to prospective and existing participants in and assignees of the Commitments and Loans of any of Lenders and to prospective and existing holders of securities backed by any of the Loans, and to its and their respective agents and representatives, provided that each recipient shall be informed by the provider thereof of the confidential nature of such information.

(b) Notwithstanding anything to the contrary contained herein, Borrower shall not identify any specific property to which any Proprietary Information relates (“Asset-Specific Proprietary Information”) (and shall not be required to permit inspection of property-specific information contained in its books and records), and any Asset-Specific Property Information may not be delivered or otherwise disclosed by or to the Administrative Agent or any Lender except that, if requested to do so by the Administrative Agent or any Lender, Borrower shall promptly deliver Asset-Specific Proprietary Information to any appraiser in connection with any new Appraisal or update of any existing Appraisal, provided that such appraiser (i) executes a commercially reasonable confidentiality agreement with respect to such information for the benefit of Borrower and the PropCo Subsidiaries and Master Lessee and (ii) is not (and none of its Affiliates is) a business competitor of Borrower, Master Lessee or any Sponsor.

14.3 Notice to Lenders. Any written notice which the Administrative Agent receives from any of the Credit Parties with respect to (i) Dispositions, Substitutions, Subleases, Non-Toys Leases and Existing Leases and (ii) any financial statement delivered pursuant to this Agreement or any other Credit Document, shall be promptly delivered to the Lenders. In addition, the Administrative Agent will deliver to any Lender which requests the same, a copy of any material written notice which is delivered or received by the Administrative Agent under this Agreement or any other Credit Document.

SECTION 15. ENVIRONMENTAL MATTERS

15.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to the Administrative Agent (the “Environmental Reports”), (i) neither Borrower nor any PropCo Subsidiary or any of their respective Affiliates has engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of any Borrowing Base Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any Borrowing Base Property, or transported any Hazardous Materials to, from or across any Borrowing Base Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at such Borrowing Base Property; (ii) to Borrower’s knowledge, no tenant, occupant or user of any Borrowing Base Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of any Borrowing Base Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about any Borrowing Base Property, or transported any Hazardous Materials to, from or across any Borrowing Base Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at such Borrowing Base Property; (iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about any Borrowing Base Property except in material compliance with Environmental Laws; (iv) to Borrower’s knowledge, no Hazardous Materials have migrated from any Borrowing Base Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower or any PropCo Subsidiary; and (v) to Borrower’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath any Borrowing Base Property which would reasonably be expected to result in material liability for Borrower or any PropCo Subsidiary.

15.2 Covenants.

15.2.1 Compliance with Environmental Laws. Subject to applicable contest rights under Section 10.3, Borrower covenants and agrees that it shall, and shall cause each PropCo Subsidiary to, comply with all Environmental Laws. If a Governmental Authority having jurisdiction over any Borrowing Base Property requires remedial action to correct the presence of Hazardous Materials in, around, or under any Borrowing Base Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to the Administrative Agent. Within thirty (30) days after Borrower or any PropCo Subsidiary has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to the Administrative Agent an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide the Administrative Agent with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower or any PropCo Subsidiary in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of any Borrowing Base Property, Borrower and each PropCo Subsidiary with such Environmental Laws.

15.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to any Borrowing Base Property or any Event of Default, the Administrative Agent shall have the right to have its consultants perform an environmental audit of the Borrowing Base Property which is the subject of such Environmental Event or, in the case of an Event of Default, any one or more of the Borrowing Base Properties. Such audit shall be conducted by an environmental consultant chosen by the Administrative Agent and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at such Borrowing Base Property, an asbestos survey of such Borrowing Base Property, which may include random sampling of the improvements and air quality testing, and such further site assessments as the Administrative Agent may reasonably require due to the results obtained from the foregoing. Each PropCo Subsidiary grants the Administrative Agent, its agents, consultants and contractors the right to enter each Borrowing Base Property as reasonable or appropriate for the purpose of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to the Administrative Agent upon demand. The Administrative Agent shall not unreasonably interfere with, and the Administrative Agent shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s, any PropCo Subsidiary’s, Master Lessee’s or any Tenant’s or other occupant’s operations upon such Borrowing Base Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 15.3, the Administrative Agent shall not be deemed to be exercising any control over the operations of Borrower or any PropCo Subsidiary or the handling of any environmental matter or hazardous wastes or substances of Borrower or any PropCo Subsidiary for purposes of incurring or being subject to liability therefor.

15.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or out-of-pocket expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from any Borrowing Base Property; (b) the violation of any Environmental Law in connection with any Borrowing Base Property; (c) any Release, spill, or the presence of any Hazardous Materials affecting any Borrowing Base Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, any Borrowing Base Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower or any of its Affiliates; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above occurred, or, in the case of (a) above, is based on events that occurred (but need not have been discovered) after (1) the delivery by the applicable PropCo Subsidiary to the Administrative Agent or its designee of a deed-in-lieu of an enforcement action with respect to such Borrowing Base Property, or (2) the Administrative Agent’s or its designee’s taking possession and control of such Borrowing Base Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against any Lender or the Administrative Agent, upon written notice from Borrower to the Administrative Agent (given reasonably promptly following the Administrative Agent’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to the Administrative Agent; provided, however, the Administrative Agent may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lenders or the Administrative Agent a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel for the Administrative Agent, a conflict or potential conflict exists between any Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from any Indemnified Party’s gross negligence or willful misconduct.

15.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Credit Document, the indemnification provided in Section 15.4 shall be fully recourse to Borrower on a joint a several basis and shall be independent of, and shall survive, the discharge of the other Obligations, and/or the conveyance of title to any Borrowing Base Property to Lenders or the Administrative Agent or any purchaser or designee in connection with any enforcement action.

SECTION 16. THE OPERATING AGREEMENTS

16.1 Operating Agreement Representations and Warranties. Borrower hereby represents and warrants as follows:

(a) the Operating Agreements are in full force and effect and are set forth on Schedule 16.1(a), together with all amendments, restatements, modifications, supplements, replacements and assignments related thereto. Neither Borrower nor any PropCo Subsidiary has waived, canceled or surrendered any of its rights under any Operating Agreement;

(b) none of the Contemplated Transactions in any case: (1) requires the consent or approval of or notice to any party to any Operating Agreement, other than such notices as are referred to in Schedule 5.3(j) or (2) will constitute a default under any Operating Agreement that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) none of the Operating Agreements requires the continued use of any Borrowing Base Property (i) under any designated trade name or (ii) for any single designated required use (other than use categories such as retail uses consistent with a shopping center or similarly broad categories that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

(d) all sums, charges, fees, costs, expenses, rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities, are not more than sixty (60) days overdue (except for any of the same which are being contested in accordance with Section 10.3), are current, and no Lien (other than the Existing Matters of Record) with respect thereto has attached on any Borrowing Base Property (or threat thereof been made in writing) for failure to pay any of the foregoing;

(e) neither Borrower nor any PropCo Subsidiary has delivered or received any notices of default under any of the Operating Agreements or is in default under any material terms of any of the Operating Agreements, except as and to the extent that such default would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(f) to Borrower’s knowledge, no Fee Owner or other party to any Operating Agreement is in default under any of the terms of any of the Operating Agreements and there are no circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of any of the Operating Agreements by any such Fee Owner or other party that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(g) Borrower has delivered to the Administrative Agent a true, correct and complete copy of each of the Operating Agreements, except in the case of the REAs to the extent it would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(h) all construction obligations of Borrower and each PropCo Subsidiary under all Operating Agreements have been satisfied in all material respects; and

(i) to Borrower’s knowledge, all easements granted pursuant to any Operating Agreement which were to have survived the site preparation and completion of construction, remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise, except to the extent it would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

16.2 Default under Operating Agreement. In the event of a default by Borrower or any PropCo Subsidiary in the performance of any of its obligations under any Operating Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, the Administrative Agent may, at its option, direct the PropCo Subsidiaries to (i) remedy the default or defaults and (ii) otherwise exercise any and all rights of the PropCo Subsidiaries thereunder. Borrower shall, on demand, reimburse the Administrative Agent for all advances made and reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the tenth (10th) day after the date that such advance is made to and including the date the same is paid to the Administrative Agent.

16.3 Option to Renew or Extend the Ground Leases and Space Leases. Borrower shall give the Administrative Agent written notice of the intention of any PropCo Subsidiary to exercise each and every option, if any, to renew or extend the term of any Ground Lease, Space Lease or REA, at least thirty (30) days prior to the expiration of the time to exercise such option under the terms thereof. If required by the Administrative Agent, Borrower shall cause the applicable PropCo Subsidiary to duly exercise any renewal or extension option with respect to any Ground Lease or Space Lease if the Administrative Agent reasonably determines that the exercise of such option is necessary to protect the rights of Lenders and the Administrative Agent under the Credit Documents (or REA if the failure to renew such REA would reasonably be expected individually or in the aggregate to have a Material Adverse Effect). If the applicable PropCo Subsidiary intends to renew or extend the term of any Ground Lease, Space Lease or REA, Borrower shall deliver to the Administrative Agent, with the notice of such decision, a copy of the notice of renewal or extension delivered to Fee Owner, together with the terms and conditions of such renewal or extension.

16.4 Operating Agreement Covenants.

16.4.1 No Election to Terminate. Neither Borrower nor any PropCo Subsidiary shall elect to treat any of the Operating Agreements as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without the Administrative Agent’s prior written consent in the event a bankruptcy of a Fee Owner or any other party to an Operating Agreement. In addition, to the extent not prohibited by applicable law, Borrower shall, and shall cause the PropCo Subsidiaries to, in the event of a bankruptcy of Fee Owner or any other party to an Operating Agreement, reaffirm and ratify the legality, validity, binding effect and enforceability of such Operating Agreement and remain in possession of the Borrowing Base Properties and the other rights granted pursuant to the Operating Agreements, notwithstanding any rejection thereof by Fee Owner, any other party to any Operating Agreement, or any trustee, custodian or receiver, unless, in the case of any REA, the failure to do so would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

16.4.2 Notice Prior to Rejection. Borrower shall give the Administrative Agent not less than thirty (30) days’ prior written notice of the date on which Borrower or any PropCo Subsidiary shall apply to any court or other governmental authority for authority and permission to reject an Operating Agreement in the event that there shall be filed by or against Borrower or any PropCo Subsidiary any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Borrower or any PropCo Subsidiary determines to reject an Operating Agreement.

16.4.3 The Administrative Agent Right to Perform. During the continuance of an Event of Default, the Administrative Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the PropCo Subsidiaries under the Operating Agreements without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such actions as the Administrative Agent deems necessary or desirable to prevent or cure any default by the PropCo Subsidiaries under the Operating Agreements, including, without limitation, any act, deed, matter or thing whatsoever that Borrower or any PropCo Subsidiary may do in order to cure a default under the Operating Agreements and (iii) subject to the terms of the Operating Agreement, to enter in and upon any Borrowing Base Property or any part thereof to such extent and as often as the Administrative Agent deems necessary or desirable in order to prevent or cure any default of the PropCo Subsidiary under the Operating Agreements. Borrower shall, within five (5) Business Days after written request is made therefor by the Administrative Agent, execute and deliver, and cause the PropCo Subsidiaries to execute and deliver, to the Administrative Agent or to any party designated by the Administrative Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or better effectuate the interest, rights or powers of the Administrative Agent pursuant to this section or as may otherwise be reasonably required by the Administrative Agent (provided that the foregoing shall not require Borrower or any PropCo Subsidiary to take an action that would result in a Lien on the any Borrowing Base Property or other real estate, or on any PropCo Subsidiary, owned by any Credit Party).

16.4.4 Payment of Sums Due Under Operating Agreements. Subject to Section 10.3, Borrower shall pay, or cause the applicable PropCo Subsidiaries to pay, all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements on or prior to the due date thereof.

16.4.5 Performance of Covenants. Borrower shall (a) cause the PropCo Subsidiaries to promptly perform and observe all of the terms, covenants and conditions required to be performed and observed by the PropCo Subsidiaries under the Operating Agreements, the breach of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) cause each of the PropCo Subsidiaries to do all things commercially reasonable to preserve and to keep unimpaired its rights under the Operating Agreements, (c) not waive, excuse or discharge any of the material obligations of Fee Owner or any other party to the Operating Agreements without the Administrative Agent’s prior written consent in each instance, and (d) diligently and continuously enforce the material obligations of the Fee Owner and the other parties to the Operating Agreements except in any such case where same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Event.

16.4.6 No Modification or Termination. (a) Borrower shall not, and shall cause the PropCo Subsidiaries not to, except with the prior written consent of the Administrative Agent, not to be unreasonably withheld, (i) institute any action or proceeding for partition of any Borrowing Base Property or any common areas under any REA, or the Common Elements or any Condominium Units under any Condominium Documents, (ii) materially modify or amend or vote for or consent to any material modification of or amendment to any Operating Agreement (provided, however, the consent of the Administrative Agent shall not be required in the case of an amendment or modification to an Operating Agreement to the extent such amendment or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), or (iii) in the event of damage to or destruction of a Condominium Property, the Common Elements, or any of the Condominium Units, vote in opposition to a motion to repair, restore or rebuild the same unless and for so long as such Individual Property is the subject of a valid Disposition Notice which results in the disposition of such Individual Property.

(b) Except with the prior written consent of the Administrative Agent, not to be unreasonably withheld, Borrower shall not, and shall cause the PropCo Subsidiaries not to, vote for, agree to or acquiesce in any cancellation, termination or surrender of any Operating Agreement; provided, however, the consent of the Administrative Agent shall not be required in the case of an Operating Agreement to the extent such cancellation, termination or surrender thereof would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Any agreement to which Borrower or any PropCo Subsidiary or any of their respective Affiliates is a party whereby any of the Operating Agreements is terminated or any Borrowing Base Property is withdrawn therefrom in violation of the immediately preceding sentence shall constitute a Transfer prohibited under this Agreement. In the event that a Ground Lease or Space Lease is cancelled, terminated or surrendered pursuant to this Section 16.4.6 or otherwise, the same shall result in the failure of the related Ground Lease Property or Space Lease Property to satisfy the Borrowing Base Property Conditions applicable to it for all purposes of this Agreement and the other Credit Documents.

(c) In the event of any conflict between this Section 16.4.6 and any of Sections 8.1.19(d), 8.1.19(f), 11.2 or 11.3, the terms of the latter sections shall govern.

16.4.7 Notices of Default. Borrower shall deliver to the Administrative Agent copies of any written notice of default by any party under the Operating Agreements, or of any written notice from Fee Owner or any other party to any of the Operating Agreements of its intention to terminate such Operating Agreement or to re-enter and take possession of any portion of any

Borrowing Base Property, immediately upon delivery or receipt of such notice by Borrower or any PropCo Subsidiary, as the case may be.

16.4.8 Delivery of Information. Borrower shall promptly furnish to the Administrative Agent copies of such information and evidence as the Administrative Agent may reasonably request concerning Borrower’s and each PropCo Subsidiary’s due observance, performance and compliance with the terms, covenants and conditions of the Operating Agreements.

16.4.9 No Subordination. Borrower shall not, and shall cause the PropCo Subsidiaries not to, consent to the subordination of the Operating Agreements to any mortgage or other lease of the fee interest in any portion of the Borrowing Base Property unless it receives a recognition and non-disturbance agreement in form reasonably satisfactory to the Administrative Agent.

16.4.10 Further Assurances. Borrower, at its sole cost and expense, shall, or shall cause the applicable PropCo Subsidiary to, execute and deliver to the Administrative Agent, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit the Administrative Agent to cure any default under the Operating Agreements.

16.4.11 Estoppel Certificates. Borrower shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent within thirty (30) days after written demand by the Administrative Agent, an estoppel certificate in the applicable form attached hereto as Exhibit M from each Fee Owner and other parties to the Operating Agreements designated by the Administrative Agent setting forth (i) the names of the parties thereunder, (ii) that the Operating Agreement is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (iii) the date to which all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements have been paid thereunder, (iv) whether there are any alleged defaults of any party under the Operating Agreements and, if there are, setting forth the nature thereof in reasonable detail and (v) if any party under the Operating Agreements shall be in default, the nature of the default, provided, however, that unless an Event of Default exists, the Administrative Agent shall not request an REA estoppel certificate prior to the first (1st) anniversary of the Effective Date and thereafter not more than once in any twelve (12) month period.

16.4.12 Insurance. Borrower shall, and shall cause the applicable PropCo Subsidiary to, use commercially reasonable efforts to cause the parties to the Operating Agreements to maintain the insurance required to be maintained by such parties thereunder and to deliver any insurance proceeds payable to Borrower or any such PropCo Subsidiary under such Operating Agreements to be delivered to the Administrative Agent. Without limitation of Borrower’s obligations under Section 9.1, in the event any party to any Operating Agreement (which is not a Space Lease) fails to maintain any insurance coverage required in any Operating Agreement and the failure would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Borrower shall obtain such insurance coverage to satisfy such requirement.

16.5 No Liability. None of Lenders or the Administrative Agent shall have any liability or obligation under the Operating Agreements by reason of its execution and delivery of this Agreement and the other Credit Documents or the transactions contemplated hereby or thereby.

SECTION 17. DEFAULTS

17.1 Events of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) Borrower shall (i) default in the payment when due of any principal of or interest on any Loan, or (ii) default, and such default shall continue unremedied for ten (10) or more days after notice to Borrower, in the payment when due of any Fees or any other amount owing hereunder or under any of the other Credit Documents or (B) any deposit to the Holding Account is not made on the required deposit date therefor;

(ii) subject to applicable contest rights as set forth in Section 10.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof; provided, however, that Borrower shall not be deemed to be in default hereunder in the event funds sufficient for a required payment of such Imposition or Other Charge under Section 6.1.7(i) are held in the Tax Reserve Account and the Administrative Agent or Cash Management Bank fails to timely make payment from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of any Credit Party;

(iii) if the insurance policies required by Section 9.1 are not kept in full force and effect or if Borrower fails to deliver to the Administrative Agent evidence of the insurance required by Section 9.1 at the times required in such section with such failure continuing for five (5) Business Days after the Administrative Agent delivers written notice thereof to Borrower; provided, that Borrower shall not be deemed to be in default hereunder in the event funds sufficient for a required payment under Section 6.1.7(ii) of the premiums required to keep the insurance policies in full force and effect are held in the Insurance Reserve Account and the Administrative Agent or Cash Management Bank fails to timely make payment from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of any Credit Party;

(iv) if (i) any representation or warranty made by Borrower in Section 7.1.23 shall have been false or misleading in any material respect as of the date the representation or warranty was made which incorrect, false or misleading statement is not cured within thirty (30) days after receipt by Borrower of notice from the Administrative Agent in writing of such breach or a longer period of time not to exceed thirty (30) additional days if Borrower has commenced to cure but cannot cure within the initial thirty (30) day period; or (ii) if any other representation or warranty made by any Credit Party or Guarantor herein or in any other Credit Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lenders or the Administrative Agent, shall have been false or misleading in any material respect as of the date the representation or warranty was made (provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and such representation or warranty was not, to the knowledge of Borrower or such other Credit Party, false or misleading in any material respect when made, then same shall not constitute an Event of Default unless Borrower has not cured same within ten (10) days after receipt by Borrower of notice from the Administrative Agent in writing of such breach);

(v) if any Credit Party, HoldCo, Master Lessee or Guarantor shall make an assignment for the benefit of creditors;

(vi) if a receiver, liquidator or trustee shall be appointed for any Credit Party, Master Lessee, or any Credit Party, HoldCo, Master Lessee, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Credit Party, HoldCo, Master Lessee, or Guarantor, or if any proceeding for the dissolution or liquidation of any Credit Party, HoldCo, Master Lessee, or Guarantor, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Credit Party, HoldCo, Master Lessee, or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(vii) if any Credit Party, HoldCo, Master Lessee, or Guarantor, attempts to assign its rights under this Agreement or any of the other Credit Documents or any interest herein or therein in contravention of the Credit Documents;

(viii) if any of the factual assumptions contained in any of the Opinions or any Additional Non-Consolidation Opinion (but subject to Section 7.1.29(c)) are inaccurate in any material respect;

(ix) if any Credit Party shall fail to comply with any covenant set forth in Sections 8.1.4, 8.1.19(f), 8.2.1, 8.2.2, 8.2.9, 8.2.13, 8.2.20, 11.6 or 16.4.5;

(x) if one or more of the Borrowing Base Properties exceeds the Go Dark Limits and Borrower shall not have cured such violation of the Go Dark Limits by disposing of one or more Borrowing Base Property or Properties or providing a substitute therefor in accordance with Section 11 within the time period specified in Section 11.3;

(xi) except as provided in clauses (ix) and (x) above, if any Credit Party shall fail to comply with any covenants set forth in Sections 8, 11 or 14 and such failure continues for ten (10) Business Days after the Administrative Agent delivers written notice thereof to Borrower; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and provided, further, that the applicable PropCo Subsidiary shall have commenced to cure such Default within such ten (10) day period and thereafter diligently proceeds to cure the same, such ten (10) day period shall be extended to thirty (30) days;

(xii) if this Agreement or any other Credit Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower, any PropCo Subsidiary or Guarantor, or any Lien securing the Obligations shall, in whole or in part, cease to be a perfected first priority Lien, subject only to Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Credit Documents or by reason of any affirmative action of the Administrative Agent or any Lender);

(xiii) if, without the prior written consent of the Administrative Agent, any of the material terms or provisions of any Operating Agreement are modified or amended (in a manner prohibited by Section 16);

(xiv) if a Master Lease Payment Default shall occur;

(xv) if one or more of the PropCo Subsidiaries shall be in default in any of its material obligations beyond any applicable notice periods and cure periods pursuant to the terms of the Master Lease;

(xvi) if one or more judgments or decrees shall be entered against any Credit Party involving a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company), and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days, and the aggregate amount of all such judgments exceeds $50,000,000; and

(xvii) if any Credit Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Credit Document not specified in clauses (i) to (xvi) above, for thirty (30) days after notice from the Administrative Agent; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that the applicable Credit Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the applicable Credit Party, in the exercise of due diligence, to cure such Default, such additional period not to exceed ninety (90) days.

(b) Unless waived in writing by the Required Lenders, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(v) or (vi) above with respect to a Credit Party), the Administrative Agent shall, upon the written request of the Required Lenders, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Credit Documents or at law or in equity, take such actions that the Required Lenders deem advisable to protect and enforce their rights against the Credit Parties and Guarantor and in the Borrowing Base Properties, including, without limitation, (i) declaring immediately due and payable the entire principal amount of the Loans together with interest thereon and all other sums due by Borrower and the other Credit Parties under the Credit Documents and (ii) enforcing or availing itself of any or all rights or remedies set forth in the Credit Documents against the Credit Parties, the Guarantor and the Borrowing Base Properties, including, without limitation, all rights or remedies available at law or in equity (including, without limitation, rights of injunction and specific performance); and upon any Event of Default described in clauses (a)(v) or (vi) above with respect to a Credit Party, the Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Credit Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lenders or the Administrative Agent of their right to pursue any other remedies available to them or it under this Agreement or any other Credit Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lenders or the Administrative Agent in the Credit Documents.

17.2 Remedies. (a) Unless waived in writing by the Required Lenders, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lenders and the Administrative Agent against the Credit Parties and the Guarantor under this Agreement or any of the other Credit Documents executed and delivered by, or applicable to, the Credit Parties or Guarantor or at law or in equity may be exercised by Lenders and the Administrative Agent at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lenders or the Administrative Agent shall have commenced any action for the enforcement of their rights and remedies under any of the Credit Documents. Any such actions taken by Lenders or the Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lenders or the Administrative Agent may determine in their sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lenders or the Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Credit Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) neither Lenders nor the Administrative Agent shall be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lenders and the Administrative Agent shall remain in full force and effect until Lenders and the Administrative Agent have exhausted all of their remedies in satisfaction of the Obligations or the Obligations have been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default with respect to the Account Collateral the Administrative Agent may:

(i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, operating expenses and/or capital expenditures for the Borrowing Base Properties or any part thereof;

(ii) in the Administrative Agent’s sole discretion or as directed by the Required Lenders, at any time and from time to time, exercise any and all rights and remedies available to it or any Lender under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as the Administrative Agent may determine in its sole discretion or as directed by the Required Lenders; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

17.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lenders and the Administrative Agent under this Agreement and the other Credit Documents shall be cumulative and not exclusive of any other right, power or remedy which Lenders and the Administrative Agent may have against the Credit Parties and the Guarantor pursuant to this Agreement or the other Credit Documents, or existing at law or in equity or otherwise. The rights, powers and remedies of Lenders and the Administrative Agent may be pursued singly, concurrently or otherwise, at such time and in such order as Lenders or the Administrative Agent may determine in their/its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Credit Party or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by any Credit Party or Guarantor or to impair any remedy, right or power consequent thereon.

SECTION 18. SPECIAL PROVISIONS

18.1 Exculpation.

18.1.1 Exculpated Parties. Except as set forth in this Section 18.1.1, the Recourse Guaranty, the Environmental Indemnity and the Subsidiaries Guaranty, no personal liability shall be asserted, sought or obtained by Lenders or the Administrative Agent or enforceable against (i) Guarantor, (ii) any Affiliate of Borrower which is not a Credit Party, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower, Guarantor or any Affiliate of Guarantor which is not a Credit Party or (iv) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above which is not a Credit Party or Guarantor (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit or otherwise) in respect of the Obligations, this Agreement, the Notes or any other Credit Document, or the making, issuance or transfer of the Loans, all such liability, if any, being expressly waived by Lenders. The foregoing limitation shall not in any way limit or affect (i) full liability of, and recourse to, the Credit Parties for all of the Obligations (including, without limitation, those described in Section 18.1.2) and/or (ii) the right of Lenders and/or Administrative Agent to do any of the following and Lenders and the Administrative Agent shall not be deemed to have waived any of the following:

(a) exercise of any remedy set forth in this Agreement or in any other Credit Document which is not inconsistent with the terms of this Section 18.1.1;

(b) exercise any right which Lenders may have under the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the obligations owing to the Administrative Agent and Lenders in accordance with the Credit Documents; or

(c) the liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loans (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

18.1.2 No Limitations as to Guarantor and Borrower. Notwithstanding the foregoing or anything in this Agreement or any of the Credit Documents to the contrary, there shall at no time be any limitation on the liability of each of the Credit Parties and Guarantor, in accordance with the terms of the Recourse Guaranty, for the payment to Lenders and/or the Administrative Agent of:

(a) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent by reason of the fraudulent acts of any Credit Party or any Affiliate of any Credit Party;

(b) Proceeds which any Credit Party or any Affiliate of any Credit Party has received and to which Lenders or the Administrative Agent are entitled pursuant to the terms of this Agreement or any of the Credit Documents to the extent the same have not been applied toward payment of the Obligations or used for the repair or replacement of the Borrowing Base Properties in accordance with the provisions of this Agreement;

(c) all loss, damage, cost or expense as incurred by Lenders and the Administrative Agent and arising from any intentional misrepresentation by any Credit Party or any Affiliate of any Credit Party or any misrepresentation by Borrower under Section 7.1.3;

(d) any misappropriation of Rents or security deposits by Master Lessee, any PropCo Subsidiary, Borrower or any of their respective Affiliates;

(e) any loss, damage, cost or expense incurred by or on behalf of Lenders or Administrative Agent by reason of all or any part of the Borrowing Base Properties, the Account Collateral or the Rate Cap Collateral being encumbered by a Lien by reason of the acts of Borrower, any PropCo Subsidiary, or any of their respective Affiliates from and after the date hereof (other than this Agreement) in violation of the Credit Documents;

(f) after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income from the Borrowing Base Properties collected by Borrower, any PropCo Subsidiary or any of their respective Affiliates (other than Rent sent to the Holding Account or paid directly to the Administrative Agent pursuant to any notice of direction delivered to tenants of the Borrowing Base Properties) and not applied to payment of the Obligations or used to pay normal and verifiable operating expenses of the Borrowing Base Properties or otherwise applied in a manner permitted under the Credit Documents;

(g) physical damage to the Borrowing Base Properties from intentional waste committed by Borrower, any PropCo Subsidiary or any of their respective Affiliates;

(h) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent by reason of the failure of Borrower to comply with any of the provisions of Section 11;

(i) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent by reason of the failure of Borrower to deliver to the Administrative Agent the net sales proceeds of a Transfer of an Borrowing Base Property described in Section 8.1.9(b) together with any shortfall necessary to pay in full the Disposition Price for such Borrowing Base Property, in accordance with the provisions of Section 8.1.9(b);

(j) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent and arising from any misrepresentation (whether or not intentional) by Borrower under Section 7.1.19;

(k) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lenders or the Administrative Agent, in the event (and arising out of such circumstances) that (x) any Credit Party should raise any defense, counterclaim and/or allegation in any enforcement action by Lenders or the Administrative Agent relative to the Account Collateral or the Rate Cap Collateral or any part thereof or otherwise in respect of any of their or its rights hereunder or under the other Credit Documents which is found by a court to have been raised by any Credit Party in bad faith or to be without basis in fact or law, or (y) an involuntary case is commenced against any Credit Party or Guarantor under the Bankruptcy Code with the collusion of any Credit Party, Guarantor or any of their Affiliates or (z) an order for relief is entered with respect to any Credit Party or Guarantor under the Bankruptcy Code through the actions of any Credit Party or Guarantor or any of their Affiliates at a time when any Credit Party or Guarantor, as applicable, is able to pay its debts as they become due unless any Credit Party or Guarantor, as applicable, shall have received an opinion of independent counsel that any Credit Party, Guarantor or such Affiliate, as applicable, has a fiduciary duty to seek such an order for relief;

(l) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent by reason of any Credit Party’s liability for taxes allocable to any member of a consolidated tax group which such Credit Party would not have been liable for if it were not a member of such consolidated tax group;

(m) any loss, damage, cost or expense incurred by or on behalf of Lenders or the Administrative Agent by reason of any Credit Party’s liability to or with respect to a Plan in respect of employees (or any allocable portion of shared employees) of any other member of the ERISA Group which such Credit Party would not have been liable for if it were not a member of such ERISA Group; or

(n) reasonable attorneys’ fees and expenses actually incurred by any Lender or Administrative Agent in connection with any successful suit filed on account of any of the foregoing clauses (a) through (m).

SECTION 19. THE ADMINISTRATIVE AGENT

19.1 Appointment. Lenders hereby irrevocably designate and appoint DBAG as the Administrative Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

19.2 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or in any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each Lead Arranger, Documentation Agent and Syndication Agent is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger, Documentation Agent and Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 15.4 and 19.6. Without limitation of the foregoing, each Lead Arranger, Documentation Agent and Syndication Agent shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

19.3 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Credit Parties and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Credit Parties or the existence or possible existence of any Default or Event of Default.

19.4 Certain Rights of the Administrative Agent. The Administrative Agent shall have the right to request instructions from the Required Lenders at any time. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders. In the event that the Administrative Agent requests instructions from the Required Lenders with respect to any matter as to which, pursuant to the express provisions of this Agreement, the Administrative Agent is required to act in a reasonable manner, then the Required Lenders shall also act in a reasonable manner with respect to their instructions to the Agent as to such matter.

19.5 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent (which may be counsel for Borrower) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

19.6 Indemnification. To the extent the Administrative Agent or any affiliate thereof is not reimbursed and indemnified by Borrower, Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document in connection with or related to its role as Administrative Agent, and not as a Lender; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

19.7 The Administrative Agent in its Individual Capacity. With respect to its obligation to make its Loan under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial services) to Borrower or any affiliate of Borrower (or any Person engaged in a similar business with Borrower or any affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any affiliate of Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

19.8 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

19.9 Resignation by the Administrative Agent; Removal of the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving fifteen (15) Business Days’ prior written notice to Lenders and, unless an Event of Default then exists, Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld (provided that Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor to the Administrative Agent shall not have been so appointed within such fifteen (15) Business Day period, the Administrative Agent, with the consent of Borrower (which consent shall not be unreasonably withheld, provided that Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 19.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 19.9 shall continue in effect for the benefit of such Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

19.10 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement (including, without limitation, Section 14.3) or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 20. MISCELLANEOUS

20.1 Payment of Expenses, etc. Borrower shall: (i) pay all reasonable out-of-pocket costs and expenses of (A) the Administrative Agent and its affiliates (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, any addition of a Borrowing Base Property to, or removal of a Borrowing Base Property from, the Borrowing Base, and any amendment, waiver or consent relating hereto or thereto, (B) the Administrative Agent and its affiliates in connection with its or their syndication efforts (including, without limitation, printing, distribution and meetings) with respect to this Agreement and (C) the Administrative Agent and its affiliates and, after the occurrence of an Event of Default, each of Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “workout” or pursuant to any insolvency or bankruptcy proceedings (including, in each case in respect of preceding clauses (A), (B) and (C) without limitation, (x) the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and its affiliates and (y) after the occurrence of an Event of Default, also the reasonable fees and disbursements of counsel for the other Lenders as a group); (ii) pay and hold the Administrative Agent and each of Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of Borrower) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any real property at any time owned, leased or operated by the PropCo Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the PropCo Subsidiaries at any location, whether or not owned, leased or operated by the PropCo Subsidiaries, the non-compliance of any real property at any time owned, leased or operated by the PropCo Subsidiaries with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to such real property, or any Environmental Claim asserted against Borrower or any PropCo Subsidiaries, or any real property at any time owned, leased or operated by any PropCo Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Lender or any other indemnified person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

20.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Debt at any time held or owing by such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 20.6(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

20.3 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telex or telecopier) and mailed, telexed, telecopied or delivered: if to any Credit Party, at the address specified opposite its signature below; if to any Lender, at its address specified on Schedule 2.12; and if to the Administrative Agent, at the Notice Office; or, as to Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telexed or telecopied, or sent by overnight courier, be effective (x) three (3) Business Days after deposited in the mails, (y) one (1) Business Day after delivered to a recognized overnight courier, as the case may be, or (z) when sent by telex or telecopier, except that notices and communications to the Administrative Agent and Borrower shall not be effective until received by the Administrative Agent or Borrower, as the case may be.

20.4 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of Lenders (and any attempted such assignment or transfer without such consent shall be null and void) and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loans or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 20.7 shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loans shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the collateral on which a Lien has been granted to the Administrative Agent for the benefit of Lenders under the Credit Documents (except as expressly provided in the Credit Documents) or (iii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders (provided that, in the case of an assignment pursuant to this clause (y) at a time when no Event of Default exists, to the extent that the assignor Lender is to retain a Commitment after giving effect to such assignment, such Commitment shall be in an amount equal to at least $1,000,000), of such Commitment and related outstanding Obligation hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.1(c) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.5 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the written consent of the Administrative Agent and, unless a Default or an Event of Default then exists, Borrower (each of which consents shall not be unreasonably withheld) shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 20.15. To the extent of any assignment pursuant to this Section 20.4(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 20.4(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.4(b)(ii) Certificate) described in Section 4.4(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 20.4(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.4 in excess of those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such excess increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which are not in excess of those being charged by the respective assigning Lender prior to such assignment and any subsequent increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (“SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement, provided that (i) such Granting Lender’s obligations, rights and powers under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, (iv) no SPC shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, (v) nothing herein shall constitute a commitment by any SPC to make any Loans and (vi) if an SPC elects not to exercise such option or otherwise fails to provide all or any of such Loans, the Granting Lender shall be obligated to make such Loans pursuant to the terms hereof. The making of Loans by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent and as if such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 20.4(b), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Agent and, unless an Event of Default exists, Borrower (which consent shall not be unreasonably withheld)) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis consistent with the restrictions set forth in Section 14.2.8 any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(c) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 20.4(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation,

Sections 2.10, 2.11, 4.4, 6.1.13, 7.1.37, 15.4, 19.6, 20.1 and 20.15), which shall survive as to such assigning Lender.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

20.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

20.6 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Borrower in respect of any Obligations hereunder, it shall distribute such payment to Lenders entitled thereto pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each Lender agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise, except as a result of Section 2.14 or 20.4), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of Borrower to such Lenders in such amount as shall result in a proportional participation by all Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 20.6(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

20.7 Calculations; Computations. (a) The financial statements to be furnished to Lenders pursuant hereto shall be made and prepared in accordance with GAAP, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to Lenders and except, in the case of interim financial statements, for normal year-end adjustments).

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

20.8 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). THE PARTIES ACKNOWLEDGE THAT NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE UNDERLYING TRANSACTIONS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND TO THE PARTIES INVOLVED.

ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER, ANY PROPCO SUBSIDIARY, ANY LENDER OR THE ADMINISTRATIVE AGENT WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY AT THE ADMINISTRATIVE AGENT’S OPTION BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. BORROWER AND EACH PROPCO SUBSIDIARY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. BORROWER AND EACH PROPCO SUBSIDIARY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS AS SPECIFIED IN SECTION 20.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. BORROWER AND EACH PROPCO SUBSIDIARY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY

ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(b) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION INCLUDING IN ANY STATE IN WHICH ANY BORROWING BASE PROPERTY IS SITUATED.

(c) BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

20.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and the Administrative Agent.

20.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) Borrower, the Administrative Agent and Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 5 are met (or deemed to be met) to the satisfaction of the Administrative Agent and Lenders. The Administrative Agent shall give Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

20.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

20.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the applicable Credit Parties and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loans or Notes or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver by the Required Lenders of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 20.7 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the collateral on which a Lien has been granted to the Administrative Agent for the benefit of Lenders under the Credit Documents (except as expressly provided in the Credit Documents), (iii) subordinate any such Liens on the collateral under the Credit Documents, (iv) release any of the Credit Parties or the Guarantor from any of their obligations under the Credit Documents (except as expressly provided in the Credit Documents); (v) amend, modify or waive (x) any approval requirement set forth in Section 8.1.19(d) or Section 8.1.19(f), (y) any provision of Section 11.6(ii) (but only to the extent it relates to any interest in any Credit Party) or Section 11.10(a) or (z) this Section 20.12, (vi) amend the definition of Required Lenders or (vii) consent to the assignment or transfer by any of the Credit Parties of any of their rights and obligations under this Agreement or any of the other Credit Documents (except as expressly provided in the Credit Documents); provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender) or (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 19 or any other provision as same relates to the rights or obligations of the Administrative Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement or any of the other Credit Documents as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 20.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.14 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment and/or repay the outstanding Loan of such Lender (without any pro rata payment to any other Lenders) in accordance with Section 4.1, provided that, unless the Commitments that are terminated and Loans repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 20.12(a).

20.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.4, 6.1.13, 7.1.37, 15.4, 19.6, 20.1 and 20.15 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

20.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 20.14 would, at the time of such transfer, result in increased costs under Section 2.10 or 4.4 in excess of those being charged by the respective Lender prior to such transfer, then Borrower shall not be obligated to pay such excess increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective transfer).

20.15 Register. Borrower hereby designates the Administrative Agent to serve as Borrower’s agent, solely for purposes of this Section 20.15, to maintain a register (the “Register”) on which it will record the Loan made by each of Lenders and each repayment in respect of the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made by or pursuant to this Agreement shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loan and prior to such recordation all amounts owing to the transferor with respect to such Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 20.4(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Commitment and any related Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of such Lender. Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 20.15, provided that Borrower shall have no obligation to indemnify the Administrative Agent for any loss, claim, damage, liability or expense to the extent that same resulted from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

20.16 Confidentiality. (a) Each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Borrower (other than to its affiliates and to its or its affiliates’ respective employees, officers, auditors, examiners, advisors or counsel or to another Lender if Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 20.16 to the same extent as such Lender) any non-public information with respect to Borrower which is now or in the future furnished pursuant to this Agreement or any other Credit Document by Borrower, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or any other Lender, (f) subject to Section 14.2.8, to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 20.16 and (g) any direct or indirect counterparty in any Interest Rate Cap Agreement, or similar agreement (or to any such counterparty’s professional advisor), provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 20.16.

(b) Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Borrower or any of their affiliates (including, without limitation, any non-public customer information regarding the creditworthiness of Borrower and its affiliates), provided such Persons shall be subject to the provisions of this Section 20.16 to the same extent as such Lender.

20.17 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 2.10, 2.11, or 4.4, unless a Lender gives notice to Borrower that it is obligated to pay an amount under the respective section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by Borrower pursuant to said Section 2.10, 2.11, or 4.4, as the case may be, to the extent the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.10, 2.11, or 4.4, as the case may be; provided, however, that if the circumstances giving rise to such claims have a retroactive effect, such 180-day period shall be extended to include the period of such retroactive effect. This Section 20.17 shall have no applicability to any section of this Agreement other than said Section 2.10, 2.11, or 4.4.

20.18 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

20.19 Highest Lawful Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Credit Document, Borrower, the Administrative Agent and Lenders hereby agree that all agreements among them under this Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance, or detention of the Obligations and other Debt of Borrower to the Administrative Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Debt until payment in full so that the actual rate of interest on account of all such Debt does not exceed the Highest Lawful Rate throughout the entire term of such Debt. The terms and provisions of this Section 20.19 shall control every other provision of this Agreement and all agreements among Borrower, the Administrative Agent and Lenders.

20.20 USA Patriot Act. Each Lender subject to the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of such Persons and other information that will allow such Lender to identify such Persons in accordance with the Act, and Borrower agrees to provide such information from time to time to any Lender.

20.21 Lender’s Discretion. Except as otherwise specifically provided herein, whenever pursuant to this Agreement, the Administrative Agent and/or Lenders exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Administrative Agent and/or Lenders, the decision of the Administrative Agent and/or Lenders to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Administrative Agent and/or Lenders and in such cases shall be final and conclusive as to Borrower or any other Credit Party.

20.22 Exhibits, Schedules and Appendix Incorporated. The Exhibits, Schedules and Appendix A annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

20.23 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and each of Lenders intend that the relationships created hereunder and under the other Credit Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lenders nor to grant Lenders any interest in the Borrowing Base Property other than that of a lender.

(b) This Agreement and the other Credit Documents are solely for the benefit of each of Lenders and the Credit Parties and nothing contained in this Agreement or the other Credit Documents shall be deemed to confer upon anyone other than each of Lenders and the Credit Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of each of Lenders to make the Loans hereunder are imposed solely and exclusively for the benefit of each of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that each of Lenders will refuse to make the Loans in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by each of Lenders if, in Lender’s sole discretion, each of Lenders deems it advisable or desirable to do so.

20.24 Publicity. Each party shall endeavor to permit the other to review the initial press release relating to the Loans in order to provide the other with a reasonable opportunity to comment thereon.

20.25 Waiver of Counterclaim and other Actions. Each Credit Party hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by any Lender on this Agreement, the Notes or any Credit Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by any Lender on this Agreement, the Notes or any Credit Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

20.26 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Credit Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Credit Documents and that such Credit Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loans, Borrower shall rely solely on its own judgment and advisors in entering into the Loans without relying in any manner on any statements, representations or recommendations of such Lenders or any parent, subsidiary or Affiliate of any Lenders. Lenders shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Credit Documents or any other agreements or instruments which govern the Loans by virtue of the ownership by it or any parent, subsidiary or Affiliate of any such Lenders of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that such Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

20.27 Prior Agreements. This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

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IN WITNESS WHEREOF, this Agreement is duly executed by the duly authorized representatives of the Borrower, each of the PropCo Subsidiaries and each of the Lenders and the Administrative Agent, in each case as of the day and year first above written.

Address:	BORROWER:
c/o Toys “R” Us, Inc., One Geoffrey Way Wayne, New Jersey 07470 Tel: (973) 617-5755 Fax: (973) 617-4006 Attention: Chief Financial Officer and General Counsel	TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company
	By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, a Delaware limited liability company, its Managing Member
		By:	TOYS “R” US, INC., a Delaware corporation, its Managing Member
			By:	/s/ Raymond L. Arthur
				Name:	Raymond L. Arthur
				Title:	Executive Vice President – Chief Financial Officer

PROPCO SUBSIDIARIES:
c/o Toys “R” Us, Inc., One Geoffrey Way Wayne, New Jersey 07470 Tel: (973) 617-5755 Fax: (973) 617-4006 Attention: Chief Financial Officer and General Counsel	MAP REAL ESTATE, LLC, a Delaware limited liability company
	By:	TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company, its Managing Member
		By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, a Delaware limited liability company, its Managing Member
			By:	TOYS “R” US, INC., a Delaware corporation, its Managing Member
				By:	/s/ Raymond L. Arthur
					Name:	Raymond L. Arthur
					Title:	Executive Vice President – Chief Financial Officer

c/o Toys “R” Us, Inc., One Geoffrey Way Wayne, New Jersey 07470 Tel: (973) 617-5755 Fax: (973) 617-4006 Attention: Chief Financial Officer and General Counsel	WAYNE REAL ESTATE COMPANY, LLC, a Delaware limited liability company
	By:	TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company, its Managing Member
		By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, a Delaware limited liability company, its Managing Member
			By:	TOYS “R” US, INC., a Delaware corporation, its Managing Member
				By:	/s/ Raymond L. Arthur
					Name:	Raymond L. Arthur
					Title:	Executive Vice President – Chief Financial Officer
c/o Toys “R” Us, Inc., One Geoffrey Way Wayne, New Jersey 07470 Tel: (973) 617-5755 Fax: (973) 617-4006 Attention: Chief Financial Officer and General Counsel	TRU 2005 RE I, LLC, a Delaware limited liability company
	By:	TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company, its Managing Member
		By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, a Delaware limited liability company, its Managing Member
			By:	TOYS “R” US, INC., a Delaware corporation, its Managing Member
				By:	/s/ Raymond L. Arthur
					Name:	Raymond L. Arthur
					Title:	Executive Vice President – Chief Financial Officer
c/o Toys “R” Us, Inc., One Geoffrey Way Wayne, New Jersey 07470 Tel: (973) 617-5755 Fax: (973) 617-4006 Attention: Chief Financial Officer and General Counsel	TRU 2005 RE II TRUST, a Delaware statutory trust
	By:	TRU 2005 RE HOLDING CO. I, LLC, a Delaware limited liability company, its Managing Trustee
		By:	WAYNE REAL ESTATE HOLDING COMPANY, LLC, a Delaware limited liability company, its Managing Member
			By:	TOYS “R” US, INC., a Delaware corporation, its Managing Member
				By:	/s/ Raymond L. Arthur
					Name:	Raymond L. Arthur
					Title:	Executive Vice President – Chief Financial Officer

LENDERS:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Vice President

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Edwards
	Name:	Michael W. Edwards
	Title:	Senior Vice President

CITICORP NORTH AMERICA, INC.

By:	/s/ David Bouton
	Name:	David Bouton
	Title:	Vice President

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a Delaware corporation

By:	/s/ Angela M. Fabus
	Name:	Angela M. Fabus
	Title:	Vice President

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:	/s/ Sheri Horowitz
	Name:	Sheri Horowitz
	Title:	Vice President

APPENDIX A

Defined Terms

“Account Agreement” shall mean the Account Agreement, dated on or about the date hereof, between Cash Management Bank and the Administrative Agent and acknowledged and agreed to by the PropCo Subsidiaries, in the form of Exhibit R attached hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Account Collateral” shall have the meaning provided in Section 6.1.2.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof, made by Counterparty in the form of Exhibit K attached hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Act” shall have the meaning provided in Section 20.20.

“Additional Non-Consolidation Opinion” shall have the meaning provided in Section 7.1.29(b).

“Administrative Agent” shall mean DBAG, in its capacity as Administrative Agent for Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 19.1.

“Advance Rate” shall mean, with respect to each Borrowing Base Property, the percentage set forth in the definition of “Borrowing Base Amount” which is applicable to such Borrowing Base Property.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect Common Control with, or any general partner or managing member in, such specified Person. An Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, (ii) any record or beneficial owner of more than twenty percent (20%) of any class of ownership interests of such Person and (iii) any Affiliate of the foregoing.

“Aggregate Appraised Value” shall mean as of any date the sum of the Appraised Values as of such date of all of the Borrowing Base Properties.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Allocated Loan Amount” shall mean, with respect to each Borrowing Base Property (other than a Wayne Undeveloped Parcel), a portion of the aggregate original principal amount of the Loans equal to the product obtained by multiplying (a) the Appraised Value of such Borrowing Base Property by (b) the Advance Rate applicable to such Borrowing Base Property. The Allocated Loan Amount of each Wayne Undeveloped Parcel and the portion of each Borrowing Base Property subject to an Existing Lease shall be $0.00. The Allocated Loan

Amount of each other Initial Borrowing Base Property as of the Effective Date is set forth on Schedule 1.1(a) attached hereto.

“Alteration” shall have the meaning provided in Section 13.2; provided, however, that the term “Alteration” shall not include Alterations being undertaken at the sole cost and expense of the Master Lessee pursuant to the Master Lease or a Tenant pursuant to a Non-Toys Lease or a Sublease so long as any security required for any such alteration under the Master Lease or such Non-Toys Lease, as applicable, is deposited with Administrative Agent.

“Annual Budget” shall mean the variable operating expense budget for the Borrowing Base Properties prepared by Master Lessee pursuant to the Master Lease for the applicable Fiscal Year or other period setting forth, in reasonable detail, Master Lessee’s good faith estimates of the anticipated variable operating expenses for the Borrowing Base Properties.

“Applicable Margin” shall mean (a) in respect of each Eurodollar Rate Loan, 3.00% per annum and (b) in respect of each Base Rate Loan, 2.00% per annum.

“Appraisal” shall mean (a) with respect to each Initial Borrowing Base Property, the appraisal of such Initial Borrowing Base Property made by Cushman & Wakefield on or prior to the Effective Date (which establishes as of the Effective Date the Appraised Value of such Initial Borrowing Base Property) and (b) with respect to each Borrowing Base Property which is a Substitute Property, the appraisal of such Substitute Property which is delivered by Borrower to the Administrative Agent pursuant to Section 11.2(c) (which establishes as of the Substitution Date the Appraised Value of such Substitute Property); provided, however, that in the event that any Borrowing Base Property is reappraised pursuant to Section 8.1.20, the Appraisal of such Borrowing Base Property shall be the appraisal obtained by the Administrative Agent pursuant to Section 8.1.20 (which establishes as of the date of such appraisal the Appraised Value of such Borrowing Base Property).

“Appraised Value” shall mean, with respect to each Borrowing Base Property, the fee or leasehold value of such Borrowing Base Property (as applicable) as determined by an Appraisal of such Borrowing Base Property; provided, however, that for the limited purpose of determining pursuant to Section 11.13.1 the Aggregate Appraised Value of the Borrowing Base Properties which are the subject of a Non-Toys Lease or a Sublease which is entitled to the benefits of a recognition agreement pursuant to the last paragraph of Section 11.12.2, the Appraised Value of any such Borrowing Base Property which is the subject of the Master Lease as well as one or more Non-Toys Leases and/or such Subleases (other than Existing Leases) shall be deemed to be an amount equal to the product obtained by multiplying the Appraised Value of such Borrowing Base Property (determined without reference to this proviso) by a fraction whose numerator is the total number of rentable square feet of Improvements demised pursuant to such Non-Toys Leases and/or Subleases and whose denominator is the total number of rentable square feet of all Improvements at such Borrowing Base Property.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A+”, or their respective equivalents, by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all of the Rating Agencies, then a minimum long-term rating of at least “A” and a minimum short-term unsecured debt rating of at least “A+”, or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P (it being understood that the A and A+ benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P).

“Approved Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) if the long-term unsecured debt rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Architect” shall mean an architect, engineer or construction consultant selected by Borrower (which may be an employee of Borrower or an Affiliate), which is licensed to practice in the relevant State, has at least five (5) years of architectural experience and is reasonably acceptable to the Administrative Agent.

“Asset-Specific Proprietary Information” shall have the meaning provided in Section 14.2.8.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form of Exhibit F attached hereto (appropriately completed).

“BANA” shall mean Bank of America, N.A.

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“BAS” shall mean Bank of America Securities LLC.

“Base Rate” at any time shall mean the higher of (a) 0.50% in excess of the overnight Federal Funds Rate and (b) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan (or portion thereof) designated or deemed designated as such by Borrower at the time of the incurrence thereof or conversion thereto.

“Blanket Policy” shall have the meaning provided in Section 9.1.15.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loans on a given date from all Lenders having Commitments (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10 shall be considered part of the related Borrowing of Eurodollar Rate Loans.

“Borrowing Base” shall mean, at any time, all of the Borrowing Base Properties at such time.

“Borrowing Base Amount” shall mean, at any time, an amount equal to the sum of (a) seventy percent (70%) of the Borrowing Base Value at such time of each Borrowing Base Property which is a Fee Owned Property, (b) sixty percent (60%) of the Borrowing Base Value at such time of each Borrowing Base Property which is a Ground Leased Property and (c) thirty-five percent (35%) of the Borrowing Base Value at such time of each Borrowing Base Property which is a Space Leased Property.

“Borrowing Base Amount Deficiency” shall have the meaning provided in Section 4.2(a).

“Borrowing Base Lease Conditions” shall mean the following with respect to each Ground Lease or Space Lease:

(a) such lease is assignable without the consent of the lessor thereunder or any other Person;

(b) such lease is not subject to any recapture or termination right in favor of the lessor thereunder or any other Person in connection with any assignment of such lease;

(c) the remaining term of such lease as of its becoming a Borrowing Base Property is at least (i) ten (10) years in the case of each Space Lease except the Space Lease in respect of the Borrowing Base Property located in Torrance, California which has a remaining term as of the Effective Date of at least 8 years and (ii) twenty-five (25) years in the case of each Ground Lease (including in each case, for this purpose, any renewal option exercisable at the unilateral option of the lessee thereunder with no veto or approval rights by the lessor thereunder or any lender to such lessor or any other Person);

(d) in the case of any such lease which is a Ground Lease, the leasehold estate demised by such lease is mortgageable by the lessee thereunder without the consent of the lessor thereunder or any other Person, and such lease contains customary leasehold lender protection provisions; and

(e) except as set forth in Schedule 1.1(b) attached hereto, the lessor under such lease is the Fee Owner of the Individual Property.

“Borrowing Base Property” shall mean, at any time, an Individual Property (including, without limitation, each of the Wayne Undeveloped Parcels and each Borrowing Base Property which is encumbered by an Existing Lease) as to which the Borrowing Base Property Conditions are and continue to be satisfied.

“Borrowing Base Property Conditions” shall mean the following with respect to an Individual Property:

(i) such Individual Property is improved as a retail or distribution property (or in the case of the Wayne NJ Site only, as an office property) and is located in the District of Columbia, the Commonwealth of Puerto Rico or one of the States of the United States;

(ii) such Individual Property is Unencumbered;

(iii) such Individual Property is represented by Borrower to be free from any material adverse environmental issues;

(iv) such Individual Property is represented by Borrower to be free from any material structural defects (other than any such defects resulting from a casualty or Taking which are being restored);

(v) all of such Individual Property is leased to Master Lessee pursuant to the Master Lease and/or to one or more Tenants pursuant to one or more Non-Toys Leases or an Existing Lease; and

(vi) such Individual Property (if it is a Ground Leased Property or a Space Leased Property) satisfies the Borrowing Base Lease Conditions.

“Borrowing Base Property Conditions Failure” shall mean with respect to a Borrowing Base Property the failure of such Borrowing Base Property to satisfy any or all of the conditions set forth in clauses (iii), (iv) or (v) of the definition of “Borrowing Base Property Conditions” (limited, with respect to clause (v), only to a termination of the Non-Toys Lease in question (and not the Master Lease) as a result of the default of the Tenant thereunder).

“Borrowing Base Property Value” shall mean at any time, with respect to each Borrowing Base Property, the Appraisal Value of such Borrowing Base Property at such time.

“Borrowing Base Value” shall mean, at any time, the sum of the Borrowing Base Property Values for all of the Borrowing Base Properties included in the Borrowing Base at such time (less the portion thereof, if any, attributable to any Borrowing Base Property which at any time fails to satisfy each of the Borrowing Base Property Conditions); provided, however, that:

(a) the portion of the aggregate amount of the Borrowing Base Value attributable to Borrowing Base Properties which are Ground Leased Properties and which would cause such aggregate amount to exceed thirty percent (30%) of the total Borrowing Base Value at such time (before making any adjustments required by this proviso) will be disregarded in determining Borrowing Base Value;

(b) the portion of the aggregate amount of the Borrowing Base Value attributable to Borrowing Base Properties which are Space Leased Properties which would cause such aggregate amount to exceed twenty percent (20%) of the total Borrowing Base Value at such time (before making any adjustments required by this proviso) will be disregarded in determining Borrowing Base Value; and

(c) the Borrowing Base Value of the Wayne Undeveloped Parcels and the portion of each Borrowing Base Property subject to an Existing Lease shall be $0.00.

“Bridge Loan Agreement” shall mean the Bridge Loan Agreement, dated as of July 21, 2005, among Guarantor, Master Lessee, the lenders from time to time party thereto, Banc of America Bridge LLC, as Administrative Agent, and Deutsche Bank AG Cayman Islands Branch, as Joint-Administrative Agent.

“Bridge Loan Guaranty Amendment” shall mean the Amended and Restated Guarantee Agreement, dated as of December 9, 2005, among HoldCo, Master Lessee and Banc of America Bridge LLC, as Administrative Agent.

“Building Equipment” shall mean the machinery, appliances, apparatus, equipment, fittings, Fixtures, materials, articles of personal property and goods of every kind and nature whatsoever used in connection with the Borrowing Base Properties and all additions to and renewals, products and replacements thereof, and all substitutions therefor, now or hereafter affixed to, attached to, placed upon or located upon or in the Borrowing Base Properties, or any part thereof, and used or usable or intended to be used in connection with the use, ownership, management, maintenance, enjoyment or operation of the Borrowing Base Properties in any present or future occupancy or use thereof and now owned or leased (to the extent permitted by the applicable lease) or hereafter owned or leased by any PropCo Subsidiary, including, but without limiting the generality of the foregoing, all heating, lighting, laundry, cooking, incinerating, loading, unloading and power equipment, boilers, dynamos, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, building materials and equipment, elevators, escalators, carpeting, shades, draperies, awnings, screens, doors and windows, blinds, furnishings (other than the Excluded Personal Property).

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close and (b) with respect to all notices and determinations in connection with, and payment of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Cash” shall mean the legal tender of the United States.

“Cash and Cash Equivalents” shall mean any one or a combination of Cash and U.S. Government Obligations.

“Cash Management Bank” shall mean Deutsche Bank Trust Company Americas, or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or any other financial institution approved by the Administrative Agent.

“Casualty Amount” shall mean forty percent (40%) of the Allocated Loan Amount of the affected Borrowing Base Property.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Accounts” shall have the meaning provided in Section 6.1.1.

“Commitment” shall mean the commitment of any Lender to make its Loan, as set forth in Schedule 1.1(c) attached hereto.

“Common Charges” shall mean, with respect to each Condominium Property, the applicable PropCo Subsidiary’s share of the common expenses, or substantially equivalent expenses, of the Condominium as defined and determined in accordance with the Condominium Documents.

“Common Elements” shall mean, with respect to each Condominium Property, those portions of any Improvements and other rights relating to a Condominium that are designated as “Common Elements,” “Common Areas” or a substantially equivalent term under the applicable Condominium Documents.

“Condominium” shall mean, with respect to each Condominium Property, the condominium regime created by the Condominium Documents.

“Condominium Declaration” shall mean (x) in the case of the Initial Borrowing Base Properties which are Condominium Properties, the condominium declarations described on Exhibit O attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and (y) in the case of each Substitute Property which is a Condominium Property, the condominium declarations applicable to such Substitute Property.

“Condominium Documents” shall mean, with respect to each Condominium Property, collectively, the Condominium Declaration, bylaws, floor plans and any other similar written agreements among or otherwise binding upon any unit owners of the Condominium in their capacity as such and that govern or otherwise relate to the establishment, continuance, maintenance or operation of the Condominium, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condominium Properties” shall mean, collectively, all of the Borrowing Base Properties that are subject to a Condominium and “Condominium Property” shall mean each such Borrowing Base Property.

“Condominium Unit” shall mean a specific condominium unit as described in the applicable Condominium Documents, together with any and all right, title, interest, estate and appurtenances relating thereto or arising therefrom, which rights include, without limitation, membership interests, voting rights, easement rights and other rights under the Condominium Documents.

“Contemplated Transactions” shall mean, collectively, the transactions described in (a) the Project Toddler Corporate and Financing Structure Memorandum, dated July 21, 2005, and (b) the Toys “R” Us, Inc., Unsecured Property Corporate and Financing Structuring

Memorandum, dated December 9, 2005, each prepared by Deloitte Tax LLP, including, but not limited to, (i) the transfers that resulted in the Borrower structure set forth on Exhibit I, (ii) the transfers of the Initial Borrowing Base Properties into Affiliates of the Borrower, (iii) the transfers of the Initial Borrowing Base Properties from Affiliates of Borrower into the PropCo Subsidiaries, (iv) the leasing or subleasing of the Initial Borrowing Base Properties from the PropCo Subsidiaries to Master Lessee pursuant to the Master Lease and (v) the execution and delivery of the Credit Documents.

“Contestable Debt” shall have the meaning provided in Section 10.3.

“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than fifty-one percent (51%) of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, Merrill Lynch Capital Services, Inc. and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty.

“Counterparty Opinion” shall have the meaning provided in Section 12.3(g).

“Credit Documents” shall mean, collectively, this Agreement, the Notes, the Master Lease, the Master Lease Rent Payment Direction Letter, each Non-Toys Lease Rent Payment Direction Letter with respect to a Material Non-Toys Lease, the Account Agreement, the Subsidiaries Guaranty, the Environmental Indemnity, the Recourse Guaranty, the Interest Rate Cap Agreement, the Acknowledgement and all other documents executed and/or delivered to Lenders and/or the Administrative Agent in connection with or pursuant hereto or thereto.

“Credit Parties” shall mean Borrower and the PropCo Subsidiaries.

“Cut-Off Date” shall have the meaning provided in Section 9.2.3(a).

“DBAG” shall mean Deutsche Bank AG, New York Branch.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person as a general partner of another Person or under any guarantees or other agreements to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; (h) obligations of such Person under any interest rate or currency exchange agreement; and (i) any other debts or contingencies of such Person, whether voluntary or involuntary.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest and/or principal payments under the Agreement.

“Debt Service Reserve Account” shall have the meaning provided in Section 6.1.1(d).

“Default” shall mean the occurrence of any event hereunder or under any other Credit Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) (x) two percent (2%), (y) the Eurodollar Rate and (z) the Applicable Margin until the end of the current Interest Period and (ii) thereafter, (A) two percent (2%), (B) the Base Rate and (C) the Applicable Margin.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deficiency” shall have the meaning provided in Section 9.2.4(b)(ii).

“Disposition” shall have the meaning provided in Section 11.1.

“Disposition Date” shall mean each date on which a Borrowing Base Property is removed from the Borrowing Base pursuant to Section 11.1(a).

“Disposition Notice” shall have the meaning provided in Section 11.1(a).

“Disposition Price” shall mean, with respect to any Disposition Property, the product of (a) the Allocated Loan Amount for such Disposition Property and (b) the applicable Disposition Price Percentage.

“Disposition Price Percentage” shall mean (a) one hundred percent (100%) until such time as the sum of the Aggregate Appraised Value as of the Effective Date of all Borrowing Base Properties previously disposed (other than the Distribution Sites and the Wayne Undeveloped Parcels) equals seven and one-half percent (7.5%) of the sum of the Appraised Values of the Initial Borrowing Base Properties (other than the Distribution Sites and the Wayne Undeveloped Parcels) as of the Effective Date, and (b) thereafter one hundred twenty-five percent (125%); provided, however, that the Disposition Price Percentage with respect to the disposition of any Distribution Site shall at all times be one hundred ten percent (110%).

“Disposition Property” shall have the meaning provided in Section 11.1.

“Distribution Sites” shall mean the three (3) Borrowing Base Properties identified as distribution facilities on Schedule 1.1(d) attached hereto.

“Dividend” with respect to any Person shall mean that such Person has paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or made any other distribution, payment or delivery of property (other than shares of common or preferred equity of such Person) or cash to its stockholders, partners, members or beneficial owners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for any consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date, or shall have permitted its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of any Equity Interests of such Person outstanding on or after the Effective Date.

“Documentation Agent” shall mean Citicorp North America, Inc., in its capacity as Documentation Agent, and any successor thereto.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Effective Date” shall have the meaning provided in Section 20.10.

“Eligible Account” shall mean (i) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit such as or similar to Title 12 of the Code of Federal Regulations Section 6.1.4 which, in either case, has corporate trust powers, acting in its fiduciary capacity or (ii) a segregated account maintained at an Approved Bank. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in bank loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided, however, that none of the Sponsors, the Guarantor or any of their respective Affiliates shall be an Eligible Transferee.

“Environmental Approval” shall mean any governmental permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Certificate” shall have the meaning provided in Section 15.2.1.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings (in each case in writing) arising under any Environmental Law or any Environmental Approval (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Event” shall have the meaning provided in Section 15.2.1.

“Environmental Indemnity” shall mean the Environmental Indemnity, in the form of Exhibit C attached hereto, made by Guarantor in favor of the Administrative Agent for the benefit of the Creditors (as defined therein), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Environmental Law” shall have the meaning provided in the Environmental Indemnity.

“Environmental Reports” shall have the meaning provided in Section 15.1.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any preferred stock, any limited or general partnership interest, any limited liability company membership interests and any beneficial ownership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Group” shall mean Borrower and each person (as defined in Section 3(9) of ERISA) which together with Borrower or any PropCo Subsidiary would be deemed to be a “single employer” within the meaning of Section 414 of the Code.

“Eurodollar Rate” shall mean, with respect to any Interest Period relating to a Borrowing of Eurodollar Rate Loans, (a) the rate of interest per annum that appears on page 3750 of the Dow Jones Market Screen (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits) for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loans included in such Borrowing with the same Interest Period and with maturities comparable to the Interest Period applicable to such Eurodollar Rate Loans as of 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period, in each case with the rate determined pursuant to preceding clause (a) to be divided (and rounded upward, if necessary, to the nearest fifth decimal place) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate to be used for purposes of this definition shall be

(x) the rate of interest per annum quoted by the Administrative Agent to first-class banks in the London interbank Eurodollar market for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan included in such Borrowing with the same Interest Period and with maturities comparable to the Interest Period applicable to such Eurodollar Rate Loans as of 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period, in each case with the rate determined pursuant to preceding clause (x) to be divided (and rounded upward, if necessary, to the fifth decimal place) by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurodollar Rate Cap Strike Rate” shall mean 7.50% per annum.

“Eurodollar Rate Loan” shall mean each Loan designated as such by Borrower at the time of the incurrence thereof or conversion thereto.

“Event of Default” shall have the meaning provided in Section 17.1.

“Excess Account Collateral” shall have the meaning provided in Section 11.4.

“Excess Cash Flow” shall have the meaning provided in Section 6.1.6(a)(viii).

“Excluded Personal Property” shall mean, collectively, (a) all of the personal property of Master Lessee and each Tenant under a Sublease or a Non-Toys Lease (including, without limitation, all inventory and equipment, but excluding any items that constitute Fixtures) and (b) any licenses or other intellectual property relating to the trade names “Toys “R” Us” or “Babies “R” Us” or the trade names of any Tenant under a Sublease or a Non-Toys Lease. For purposes of this definition, the terms “inventory”, “equipment” and “fixtures” shall have the meaning provided in the Uniform Commercial Code in effect in the State of New York, except that the term “fixtures” shall specifically include, but not be limited to, and the terms “inventory” and “equipment” shall specifically exclude, all HVAC equipment, elevators, escalators and lighting together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing.

“Exculpated Parties” shall have the meaning provided in Section 18.1.1.

“Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of a Credit Party, but lack of funds in and of itself shall not be deemed a cause beyond the control of a Credit Party.

“Existing Contested Lien” shall have the meaning provided in Section 7.1.19.

“Existing Leases” shall mean those leases listed on Schedule 8.1.19(a), the lessor’s interests in which have been assigned to the applicable PropCo Subsidiary, together with any amendments, modifications, renewals or replacements thereof.

“Existing Lease Conditions” shall have the meaning provided in Section 11.14(h).

“Existing Lease Premises” shall have the meaning provided in Section 11.14(a).

“Existing Matters of Record” shall mean the Liens provided on Schedule 1.1(e) attached hereto.

“Extension Requirements” shall mean, with respect to the delivery by Borrower of any notice pursuant to clause (a) or (b) of Section 2.15, the satisfaction of each of the following conditions: (a) no Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to such delivery or the extension described therein, as the case may be; (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (subject to any additional items provided on updated exhibits and schedules hereto provided by Borrower which do not violate the provisions of the Credit Documents and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) with the same effect as though such representations and warranties had been made on and as of the date of such request or extension (both before and after giving effect thereto), unless stated to relate to a specific earlier date (other than the Effective Date), in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (c) neither Guarantor nor any of its Subsidiaries shall (i) (x) be in default in any payment of any Debt (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Debt was created or (y) be in default in the observance or performance of any agreement or condition relating to any Debt (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, and no other event shall have occurred or condition shall exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Debt to become due prior to its stated maturity, and (ii) no Debt (other than the Obligations) of Guarantor or any of its Subsidiaries shall have been declared to be (or shall have become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that this clause (c) shall not be applicable unless the aggregate principal amount of all Debt as described in preceding subclauses (i) and (ii) is at least $100,000,000; (d) no change, circumstance, event or effect shall have occurred that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Guarantor and its Subsidiaries taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Guarantor and its Subsidiaries operate, (iii) changes in any Legal Requirements or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i) and (ii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Guarantor and its Subsidiaries taken as a whole relative to other industry participants; (e) Borrower shall have paid to each Lender the extension fee owed to such Lender pursuant to Section 3.1, on or before the time provided in Section 2.15; (f) Borrower shall have acquired a Replacement Interest Rate Cap Agreement with respect to the applicable extension period which satisfies the requirements of Section 12.11; and (g) on the date of extension of the applicable Maturity Date, a Senior Financial Officer of Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying as to compliance with preceding clauses (a), (b), (c) and (d).

“Fair Market Rent” shall have the meaning provided in the Master Lease.

“Fair Market Value” shall have the meaning provided in the Master Lease.

“Federal Funds Rate” shall mean, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Owned Property” shall mean a Borrowing Base Property which is owned in fee by a PropCo Subsidiary.

“Fee Owner” shall mean, collectively, the owner of the fee simple estate relating to each Ground Leased Property and Space Leased Property.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.1.

“First Extended Maturity Date” shall have the meaning provided in Section 2.15(a).

“First Extension Fee” shall have the meaning provided in Section 3.1(i).

“Fiscal Quarter” shall mean each quarter within a Fiscal Year in accordance with GAAP.

“Fiscal Year” shall mean each twelve (12) month period ending on the last Saturday closest to January 31 for such calendar year and commencing on the day following such Saturday on the preceding calendar year during each year of the term of the Loans or the portion of any such 12-month period falling within the term of the Loans in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loans, or such other 12-month fiscal accounting period as Borrower may establish from time to time.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Fixtures” shall mean such term as defined in the Uniform Commercial Code in effect in the State of New York and shall include, without limitation, all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing.

“GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.

“General Disposition Conditions” shall have the meaning provided in Section 11.1.

“Go Dark” shall mean, with respect to any Borrowing Base Property (other than a Wayne Undeveloped Parcel), that more than fifty percent (50%) of the aggregate square footage of such Borrowing Base Property is not open for business to the public, unless such closure is (i) a result of a Taking of or casualty or other damage or injury to such Borrowing Base Property, (ii) in connection with an Alteration to such Borrowing Base Property permitted hereunder or (iii) in connection with such Borrowing Base Property being subjected to a New Sublease, a Non-Toys Lease or a replacement Existing Lease which satisfies the terms and conditions of Section 11.12, Section 11.13 or Section 11.14, as applicable, and whose term commencement date has occurred and whose rent commencement date is not more than 365 days after its term commencement date; provided, however, that subclauses (i), (ii) and (iii) shall be applicable to a Go Dark Purchase Option Property only if and to the extent that the closure of such Go Dark Purchase Option Property as a result of a condition or circumstance described in any of such subclauses would not commence the period after which a purchase right or option would be triggered.

“Go Dark Limits” shall mean (a) in the case of an individual Borrowing Base Property (other than a Wayne Undeveloped Parcel), that such Borrowing Base Property is not open for business to the public for 365 days or, in the case of the Wayne Undeveloped Parcels, the Distribution Sites and the 160,000 square foot building at the Wayne NJ Site, 547 days (other than as a result of a condition or circumstance described in subclauses (i), (ii) or (iii) of the definition of “Go Dark” (but subject to the limitation on the application of such subclauses to a Go Dark Purchase Option Property as set forth in such definition)), (b) in the case of all of the Borrowing Base Properties (other than the Wayne Undeveloped Parcels, the Distribution Sites and the 160,000 square foot building at the Wayne NJ Site), that Borrowing Base Properties having an Aggregate Appraised Value of more than ten percent (10%) of the Aggregate Appraised Value of all of the Borrowing Base Properties (other than the Wayne Undeveloped Parcels, the Distribution Sites and the 160,000 square foot building at the Wayne NJ Site) are not open for business to the public and (c) in the case of a Go Dark Purchase Option Property, in addition to the limit set forth in clause (a), that such Go Dark Purchase Option Property is not open for business to the public on or after the 20th day prior to the date on which the purchase right or option would be triggered. There shall be no “Go Dark Limits” applicable with respect to the 160,000 square foot building at the Wayne NJ Site, so long as the Lake Building at the Wayne NJ Site is occupied by Guarantor as its principal headquarters and there shall be no “Go Dark Limit” with respect to the Wayne Undeveloped Parcels.

“Go Dark Purchase Option Property” means any Borrowing Base Property having an Operating Agreement which contains a purchase right, termination right, recapture right or option that would be triggered if the Toys “R” Us store or Babies “R” Us store or the business operated by any Tenant under any Non-Toys Lease or any Sublease, as applicable, at such Borrowing Base Property is not open for business to the public for a period designated in such Operating Agreement.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Granting Lender” shall have the meaning provided in Section 20.4(b).

“Ground Lease” shall mean any lease of a Borrowing Base Property under which a PropCo Subsidiary is the Tenant but only if and so long as such lease satisfies clauses (a) through (e) of the definition of “Borrowing Base Lease Conditions”. The Ground Leases in effect on the Effective Date are set forth in Exhibit P attached hereto.

“Ground Leased Property” shall mean a Borrowing Base Property which is leased by a PropCo Subsidiary pursuant to a Ground Lease.

“Ground/Space Lease Rent” shall mean the aggregate amount of all rent and other amounts payable by Borrower pursuant to the Ground Leases and/or Space Leases.

“Guarantor” shall mean Toys “R” Us, Inc., a Delaware corporation.

“Hazardous Materials” shall have the meaning provided in the Environmental Indemnity.

“Highest Lawful Rate” shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations owing under this Agreement and any other Credit Document, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction’s) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“HoldCo” shall mean Wayne Real Estate Holding Company, LLC, a Delaware limited liability company.

“Holding Account” shall have the meaning provided in Section 6.1.1.

“ICR” on each Quarterly Test Date shall mean the ratio of (x) the aggregate amount of all Master Lease Base Rent and Non-Toys Lease Base Rent paid during the fiscal quarter ending on such date to (y) the aggregate amount of all interest payable on the Loans for such period, with such ratio to be calculated after giving effect on a pro forma basis to all Dispositions and Substitutions of Borrowing Base Properties during the Fiscal Quarter ending on such Quarterly Test Date and the repayment of any principal of the Loans during such Fiscal Quarter, and without taking into account any abatement of rent during such Fiscal Quarter due to a casualty or condemnation unless and except to the extent that the affected Borrowing Base Property will not or cannot be restored, as set forth in an Officer’s Certificate delivered to the Administrative Agent within ten (10) Business Days following the occurrence of such Quarterly Test Date and which describes in reasonable detail the calculation of such ratio as of such Quarterly Test Date.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Borrowing Base Properties and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower or any PropCo Subsidiary (including all income, franchise, single business or other taxes imposed on Borrower or any PropCo Subsidiary for the privilege of doing business in the jurisdiction in which any Borrowing Base Property is located), (b) the Borrowing Base Properties or any collateral delivered or pledged to Lenders in connection with the Loans, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Borrowing Base Properties or the leasing or use of all or any part thereof. Except as otherwise provided in Section 4.4, nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any Tenant occupying any portion of the Borrowing Base Properties or (ii) the Administrative Agent or Lenders in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall mean all right, title and interest of a PropCo Subsidiary in and to the buildings, foundations, structures, improvements and Fixtures now or hereafter located or erected on or within any of the Land.

“Indemnified Parties” shall mean the Administrative Agent and Lenders, their respective parents, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, and the successors and assigns of any of them; and “Indemnified Party” shall mean any one of the Indemnified Parties.

“Independent” shall mean, when used with respect to any Person, a Person who (a) does not have any direct financial interest or any material indirect financial interest in any Credit Party or in any Affiliate of any Credit Party, (b) is not connected with any Credit Party or any Affiliate of any Credit Party as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (c) is not a member of the immediate family of a Person defined in clauses (a) or (b).

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to the Administrative Agent.

“Independent Director”, “Independent Manager”, “Independent Member” or “Independent Trustee” shall mean a Person who is not and will not be while serving and has never been (a) a member (other than an Independent Member), manager (other than an Independent Manager), director, (other than an Independent Director), trustee (other than an Independent Trustee), employee, attorney, or counsel of any of the Credit Parties or any Affiliate of any of the Credit Parties, (b) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with any of the Credit Parties or any Affiliate of any of the Credit Parties, (c) a direct or indirect legal or beneficial owner in any entity referred to in clauses (a) or (b) above or any of its Affiliates, (d) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to in clauses (a), (b) or (c) above, or (e) a person Controlling or under the Common Control of anyone listed in clauses (a) through (d) above. A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member or Independent Trustee if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member or Independent Trustee, as applicable, of a Single Purpose Entity affiliated with Borrower.

“Individual Property” shall mean a Fee Owned Property, a Ground Leased Property or a Space Leased Property.

“Initial Borrowing Base Properties” shall mean the Borrowing Base Properties described in Schedule 1.1(f) attached hereto.

“Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Borrowing Base Properties or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any of the Borrowing Base Properties, or such other body exercising similar functions.

“Insurance Reserve Account” shall have the meaning provided in Section 6.1.1(b).

“Interest Determination Date” shall mean, with respect to any Eurodollar Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Loan.

“Interest Period” shall have the meaning provided in Section 2.9.

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to the Administrative Agent for the benefit of Lenders pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to the Administrative Agent, the term “Interest Rate

Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) Notional Amount. The notional amount of the Interest Rate Cap Agreement shall be equal to the aggregate original principal amount of the Loans on the Effective Date, which may be reduced from time to time in amounts equal to any prepayment of the principal of the Loans made in accordance with Sections 4.1 or 4.2;

(b) Remaining Term. The remaining term of the Interest Rate Cap Agreement shall extend through November 30, 2008, and the remaining term of any Replacement Interest Rate Cap Agreement shall extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement;

(c) Parties. The Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to the Administrative Agent by Borrower in accordance with this Agreement;

(d) Payment Stream. The Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Holding Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of the Eurodollar Rate (including any upward rounding under the definition of the Eurodollar Rate) over the Eurodollar Rate Cap Strike Rate;

(e) Acknowledgment. The Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) Other. The Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to the Administrative Agent.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Jointly Assessed Borrowing Base Properties” shall mean the Ground Lease Properties and Space Lease Properties for which real estate taxes are jointly assessed with the larger underlying fee parcel of which the related Land forms a part, as listed on Schedule 7.1.17.

“Land” shall mean the land underlying each Borrowing Base Property.

“Late Payment Charge” shall have the meaning provided in Section 4.5.

“Lead Arrangers” shall mean DBSI and BAS, in their capacity as Lead Arrangers, and any successors thereto.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to any Credit Party or to any Borrowing Base Property and the improvements and the building equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any Borrowing Base Property and the improvements and the building equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender” shall mean each financial institution listed on Schedule 1.1(c), as well as any Person which becomes a “Lender” hereunder pursuant to Sections 2.14 or 20.4(b).

“Lender Default” shall mean (a) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Loan required to be made available by it hereunder or (b) a Lender having notified in writing Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.1(a), in the case of either clause (a) or (b) as a result of any takeover or control (including, without limitation, as a result of the occurrence of any event of the type described in clauses (v), (vi) or (vii) of Section 17.1 with respect to such Lender) of such Lender by any regulatory authority or agency.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit of an Approved Bank (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the “LC Expiration Date”)), in favor of the Administrative Agent and entitling the Administrative Agent to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of the Administrative Agent and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, the Administrative Agent shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to clause (a) above, twenty (20) days after the Administrative Agent delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to clause (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

“License” shall have the meaning provided in Section 7.1.23.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting any Credit Party, any Borrowing Base Property or any other property or assets of any Credit Party, or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmens’ and other similar liens and encumbrances, in each case, whether voluntary or involuntary, excluding any such items filed against and solely affecting the Excluded Personal Property.

“Loan” shall have the meaning provided in Section 2.1.

“Master Lease” shall mean that certain Master Lease Agreement by and between the PropCo Subsidiaries, as lessors, and Master Lessee, as lessee, dated as of the date hereof, as more particularly described in Section 8.1.19, as the same may be amended, supplemented, restated or otherwise modified from time to time. The Administrative Agent acknowledges that the PropCo Subsidiaries do not own the Excluded Personal Property and that the term “Master Lease” shall not include the Excluded Personal Property or leases or licenses with respect to the Excluded Personal Property.

“Master Lease Base Rent” shall mean monthly payments under the Master Lease of scheduled base rent.

“Master Lease Default” shall mean a default by Master Lessee or any PropCo Subsidiary under the terms of the Master Lease beyond any applicable notice and cure periods contained therein.

“Master Lease Payment Default” shall mean any rent or other payment default by Master Lessee under the terms of the Master Lease beyond any applicable notice and cure periods contained therein.

“Master Lease Recurrent Additional Rent” shall mean monthly payments under the Master Lease of additional rent for scheduled pass-through expenses, including without limitation taxes, insurance, Ground/Space Lease Rent and all other amounts payable by or on behalf of any of the PropCo Subsidiaries under the Operating Agreements.

“Master Lease Rent” shall mean, collectively, the Master Lease Scheduled Rent and the Master Lease Variable Additional Rent.

“Master Lease Rent Payment Direction Letter” shall mean a letter in the form of Exhibit L attached hereto pursuant to which the PropCo Subsidiaries instruct Master Lessee to make certain payments of Master Lease Rent directly to the Holding Account as more particularly set forth in Section 6.1.1.

“Master Lease Rent Shortfall” shall mean a shortfall in the Holding Account with respect to all or any portion of the Master Lease Rent required to be deposited therein by Master Lessee pursuant to the Master Lease Rent Payment Direction Letter.

“Master Lease Scheduled Rent” shall mean, collectively, the Master Lease Base Rent and the Master Lease Recurrent Additional Rent.

“Master Lease Tenant Default” shall mean a default by Master Lessee under the terms of the Master Lease beyond any applicable notice and cure periods contained therein.

“Master Lease Variable Additional Rent” shall mean, with respect to any month, payments payable by Master Lessee under the Master Lease of variable operating and occupancy expenses in such month, including, without limitation, common area maintenance expenses but excluding any such items expressly included in any other sub-account of the Holding Account.

Subject to the Master Lease, Master Lease Variable Additional Rent shall be presumptively established pursuant to the Annual Budget.

“Master Lessee” shall mean Toys “R” Us-Delaware, Inc., a Delaware corporation.

“Master Lessee Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Master Lessee who is familiar with the financial condition of Master Lessee and the operation of the Borrowing Base Properties.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation or value of the Borrowing Base Properties taken as a whole, (b) the value of any individual Borrowing Base Property, (c) the business, profits, operations or financial condition of the Credit Parties taken as a whole, or (d) the ability of the Credit Parties to repay the principal and/or interest of the Loans as they become due or to satisfy any of its or their material obligations under the Credit Documents.

“Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding forty percent (40%) of the Allocated Loan Amount for an individual Borrowing Base Property with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at such Borrowing Base Property; provided, however, that the term “Material Alteration” shall not include Alterations being undertaken at the sole cost and expense of Master Lessee pursuant to the Master Lease or a Tenant pursuant to a Non-Toys Lease or a Sublease so long as any security required for any such material alteration under the Master Lease or such Non-Toys Lease, as applicable, is deposited with the Administrative Agent.

“Material Non-Toys Lease” shall mean one or more Non-Toys Leases to the same Tenant and/or its Affiliates which demise space at one or more Borrowing Base Properties the sum of whose Appraised Values exceeds five percent (5%) of the Aggregate Appraised Value of the Initial Borrowing Base Properties as of the Effective Date.

“Material Sublease” shall mean one or more Subleases to the same Tenant and/or its Affiliates covering the lesser of (a) 40,000 or more or (b) more than fifty percent (50%) of the square feet of rentable area of any individual Borrowing Base Property, including, without limitation, the Material Subleases (including all amendments and supplements thereto) designated as such on Schedule 1.1(g) attached hereto and made a part hereof.

“Material Sublease Approval Threshold” shall mean Material Subleases with respect to individual Borrowing Base Properties having aggregate Allocated Loan Amounts equal to or greater than 5% of the aggregate original principal amount of the Loans.

“Maturity Date” shall mean December 9, 2008, as such date may be extended pursuant to Section 2.15.

“Merger Agreement” shall mean that certain Plan of Merger among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc. dated as of March 17, 2005.

“Minimum Borrowing Amount” shall mean $500,000.

“Minimum Shortfall Reserve Amount” shall mean $85,214,103.

“Monthly Insurance Reserve Amount” shall have the meaning provided in Section 6.1.16.

“Monthly Rent Reserve Amount” shall have the meaning provided in Section 6.1.17.

“Monthly Tax Reserve Amount” shall have the meaning provided in Section 6.1.15.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“NAIC” shall mean the National Association of Insurance Commissioners.

“National Tenant” shall mean a retailer with leased retail locations throughout the United States, including, without limitation, Best Buy, Office Depot, Circuit City, Linens N Things and Staples.

“New Non-Toys Lease” shall have the meaning provided in Section 11.13.1.

“New Sublease” shall have the meaning provided in Section 11.12.2.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Toys Lease” shall have the meaning provided in Section 11.13.1.

“Non-Toys Lease Base Rent” shall mean, with respect to each Non-Toys Lease, monthly payments of scheduled base rent under such lease.

“Non-Toys Lease Modification” shall have the meaning provided in Section 11.13.1.

“Non-Toys Lease Payment Default” shall mean any rent or other payment default by a Tenant under a Non-Toys Lease under the terms of the applicable Non-Toys Lease beyond any applicable notice and cure periods contained therein.

“Non-Toys Lease Recurrent Additional Rent” shall mean, with respect to each Non-Toys Lease, monthly payments under such lease of additional rent for scheduled pass-through expenses, including, without limitation, taxes, insurance and Ground/Space Lease Rent.

“Non-Toys Lease Rent” shall mean, collectively, Non-Toys Lease Scheduled Rent and Non-Toys Lease Variable Additional Rent.

“Non-Toys Lease Rent Payment Direction Letter” shall mean a letter in the form of Exhibit S attached hereto, with respect to each Non-Toys Lease pursuant to which the applicable PropCo Subsidiary instructs the Tenant under such lease to make certain payments of Non-Toys Lease Rent directly to the Holding Account as more particularly set forth in Section 6.1.1.

“Non-Toys Lease Rent Reserve Requirement” shall mean, on any Quarterly Test Date or on the date of Disposition or Substitution of any Borrowing Base Property (if such date is not a Quarterly Test Date), an amount (the “Shortfall Amount”) equal to the positive remainder, if any, obtained by subtracting:

(a) an amount equal to the product obtained by multiplying (i) the positive difference, if any, between (x) the annual Master Lease Base Rent per rentable square foot which would have been payable under the Master Lease for all Borrowing Base Properties (or the applicable portions thereof) which were the subject of a Non-Toys Lease during the Fiscal Quarter in which such date occurs and (y) the annual Non-Toys Lease Base Rent per rentable square foot for all such Borrowing Base Properties (or the applicable portions thereof) during such period (without reducing such annual Non-Toys Lease Base Rent to give effect to any free rent concessions during such periods under the Non-Toys Leases), by (ii) the total number of rentable square feet of all of such Borrowing Base Properties, from

(b) the Shortfall Amount then being held by the Administrative Agent; provided, however, that any Shortfall Amount which is delivered to the Administrative Agent in satisfaction of the Non-Toys Lease Rent Reserve Requirement shall be returned to the Borrower not later than ten (10) Business Days following the second consecutive Quarterly Test Date on which there is no such positive remainder.

“Non-Toys Lease Rent Reserve Requirement Account” shall have the meaning provided in Section 6.1.1(f).

“Non-Toys Lease Rent Shortfall” shall mean a shortfall in the Holding Account with respect to all or any portion of the Non-Toys Lease Rent required to be deposited therein by the Tenants under Non-Toys Leases pursuant to the Non-Toys Lease Rent Payment Direct Letters executed and delivered by such Tenants.

“Non-Toys Lease Scheduled Rent” shall mean, collectively, Non-Toys Lease Base Rent and Non-Toys Lease Recurrent Additional Rent.

“Non-Toys Lease Tenant Default” shall mean the default by a Tenant under the terms of its Non-Toys Lease beyond any applicable notice and cure periods contained therein.

“Non-Toys Lease Variable Additional Rent” shall mean, with respect to any month, payments payable by the Tenants under all Non-Toys Leases of variable operating and occupancy expenses in such month, including, without limitation, maintenance expenses but excluding any such items expressly included in any other sub-account of the Holding Account.

“Note” shall have the meaning provided in Section 2.5.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.6.

“Notice Office” shall mean the office of the Administrative Agent located at 200 Crescent Court, Suite 550, Dallas, TX 75201, Attention: Gerard Dupont, Telecopier Number: (214) 740-7910, Telephone Number: (214) 740-7913, or such other office in the continental United States or Person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to any Lender or the Administrative Agent pursuant to the terms of this Agreement or any other Credit Document.

“OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower who is familiar with the financial condition of Borrower and the operation of the Borrowing Base Properties, or, in the case of Officer’s Certificates required under Section 14, the Chief Financial Officer of Borrower.

“Operating Agreements” shall mean, collectively, the Master Lease, the Non-Toys Leases, the Material Subleases, the REAs, the Condominium Documents, the Space Leases and the Ground Leases.

“Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to the Administrative Agent.

“Opinions” shall mean those opinions delivered to Administrative Agent in satisfaction of the requirements set forth in Section 5.6.

“Other Charges” shall mean, collectively, (a) Common Charges and any special assessments and other similar amounts charged to any of the PropCo Subsidiaries under the Condominium Documents or otherwise payable with respect to the Condominium Properties pursuant to the Condominium Documents, (b) all sums, charges, fees, costs, expenses, common area maintenance charges and other charges or assessments reserved in or payable under the REAs and (c) maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against such Borrowing Base Property or any part thereof by any Governmental Authority.

“Other Loan Documents” shall mean, collectively, (i) the Bridge Loan Agreement, dated as of July 21, 2005, among Toys “R” Us, Inc., Toys “R” Us – Delaware, Inc., Banc of America Bridge LLC, Deutsche Bank AG Cayman Islands Branch, the lenders party thereto and the other “Loan Documents” (as defined therein), (ii) the Credit Agreement, dated as of July 21, 2005, among Toys “R” Us, Inc., Toys “R” Us-Delaware, Inc., Bank of America, N.A., Bank of America N.A. (acting through its Canada branch), Deutsche Bank Trust Company Americas, the lenders party thereto and the other parties named therein, and the other “Loan Documents” (as defined therein), (iii) the Loan and Security Agreement, dated as of July 21, 2005, between Giraffe Properties, LLC and German American Capital Corporation, and the other “Loan Documents” (as defined therein), (iv) the Mezzanine Loan and Security Agreement (First Mezzanine), dated as of July 21, 2005, between Giraffe Intermediate, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (v) the Mezzanine Loan and Security Agreement (Second Mezzanine), dated as of July 21, 2005, between Giraffe Intermediate Holdings, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (vi) the Mezzanine Loan and Security Agreement (Third Mezzanine), dated as of July 21, 2005, between Giraffe Junior, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (vii) the Mezzanine Loan and Security Agreement (Fourth Mezzanine), dated as of July 21, 2005, between Giraffe Junior Holdings, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (viii) the Loan and Security Agreement, dated as of July 21, 2005, between MPO Properties, LLC and German American Capital Corporation, and the other “Loan Documents” (as defined therein), (ix) the Mezzanine Loan and Security Agreement (First Mezzanine), dated as of July 21, 2005, between MPO Intermediate, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (x) the Mezzanine Loan and Security Agreement (Second Mezzanine), dated as of July 21, 2005, between MPO Intermediate Holdings, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (xi) the Mezzanine Loan and Security Agreement (Third Mezzanine), dated as of July 21, 2005, between MPO Junior, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (xii) the Mezzanine Loan and Security Agreement (Fourth Mezzanine), dated as of July 21, 2005, between MPO Junior Holdings, LLC and German American Capital Corporation, and the other “Mezzanine Loan Documents” (as defined therein), (xiii) the UK Bridge Loan Agreement and the other “Senior Finance Documents” (as defined therein), (xiv) the Indenture, dated as of August 29, 1991, between Toys “R” Us-Delaware, Inc. (f/k/a Toys “R” Us, Inc.) and The Bank of New York, as successor trustee, (xv) the Indenture, dated as of July 24, 2001, between Toys “R” Us, Inc. and The Bank of New York, as trustee, and (xvi) the Indenture, dated as of May 28, 2002, between Toys “R” Us, Inc. and The Bank of New York, as trustee.

“Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: Real Estate Loan Operation, or such other office in the continental United States or Person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” shall mean, collectively, (a) the Notes and the other obligations, indebtedness and liabilities of the Credit Parties specifically provided for in this Agreement and the other Credit Documents; (b) Debt permitted under Section 11; and (c) trade payables, operational debt and indebtedness of any PropCo Subsidiary incurred in the financing of equipment and other personal property used on any Borrowing Base Property, in each case incurred in the ordinary course of business of the applicable PropCo Subsidiary, not secured by Liens on any Borrowing Base Property (other than liens being properly contested in accordance with the provisions of this Agreement), not to exceed for all of the PropCo Subsidiaries an aggregate amount equal to three percent (3.0%) of the aggregate original principal amount of the Loans at any one time outstanding, and payable by or on behalf of any PropCo Subsidiary for or in respect of the operation of any Borrowing Base Property in the ordinary course of operating its business, provided that, except for any amount described in this clause (c) which is being contested pursuant to Section 10.3, each such amount described in this clause (c) shall be paid within sixty (60) days following the date on which each such amount is incurred. Notwithstanding anything set forth herein, in no event shall Borrower or any PropCo Subsidiary be permitted to guaranty the obligations of any other Person or to execute and deliver any note or other instrument for borrowed money, except in each case the Notes and the other Credit Documents.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens described in Schedule 1.1(h); (b) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent; (c) Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 10.3 hereof and Liens during the forty-five (45) day period provided for in Section 10.2; (d) statutory Liens of carriers, warehousemen, mechanics, materialmen, landlords and other similar Liens arising by operation of law, which are incurred in the ordinary course of business for sums which are not yet due and payable or are being contested in good faith in accordance with Section 10.3 hereof; (e) Subleases and Non-Toys Leases existing on the Effective Date or entered into in accordance with the terms of this Agreement; (f) Transfers permitted under this Agreement (including, without limitation, Section 11.8) or any other Credit Documents); (g) easements, rights-of-way, REAs, restrictions and other similar charges or non-monetary encumbrances against real property which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (h) any judgment Lien, provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after the entry thereof or within thirty (30) days after the expiration of any stay, as applicable; (i) any matters that would be disclosed by an accurate survey of a Borrowing Base Property which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (i) any of the Liens set forth on Schedule 1.1(i), provided that the amounts secured by such Liens have been paid in full, or, in the case of any Existing Contested Lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 10.3; and (j) such other Liens as the Required Lenders may approve in writing in their sole discretion.

“Permitted Investments” shall mean (a) Cash and Cash Equivalents and (b) Alterations made by any PropCo Subsidiary in accordance with Section 13.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” shall have the meaning provided in Section 7.1.10.

“Portfolio Four-Wall EBITDAR” shall mean earnings from store operations before interest expense/income, taxes, depreciation and amortization, any rental expense on real property, distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense plus any non-cash charges/less any non-cash income, including but not limited to losses on sales of assets and non cash compensation expense.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Proceeds” shall have the meaning provided in Section 9.2.2.

“Proceeds Reserve Account” shall have the meaning provided in Section 6.1.1(h).

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States.

“PropCo 1” shall have the meaning provided in the first paragraph of this Agreement.

“PropCo 2” shall have the meaning provided in the first paragraph of this Agreement.

“PropCo 3” shall have the meaning provided in the first paragraph of this Agreement.

“PropCo 4” shall have the meaning provided in the first paragraph of this Agreement.

“PropCo Collateral Account” shall have the meaning provided in Section 6.1.1.

“PropCo Subsidiaries” shall mean, collectively, PropCo 1, PropCo 2, PropCo 3 and PropCo 4.

“PropCo Subsidiary Account” shall mean an account or accounts owned and maintained by the PropCo Subsidiaries or Borrower for their own account at such bank and with such account numbers as may be designated in writing by Borrower to the Administrative Agent and the Cash Management Bank from time to time.

“Proprietary Information” shall have the meaning provided in Section 14.2.8.

“Purchase Option” shall have the meaning provided in Section 8.19.

“Purchase Option Exercise” shall have the meaning provided in Section 8.19.

“Quarterly Test Date” shall mean the last day of each fiscal quarter of each Fiscal Year of Borrower, with the first Quarterly Test Date being in January, 2006.

“Rate Cap Collateral” shall have the meaning provided in Section 12.2.

“Rating Agencies” shall mean each of Fitch, Moody’s and S&P.

“REAs” shall mean, collectively, any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between any one or more of the PropCo Subsidiaries and one or more other parties to an REA with respect to such REA) affecting any Borrowing Base Property or portion thereof.

“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, in the form of Exhibit D attached hereto, made by Guarantor in favor of the Administrative Agent for the benefit of the Creditors (as defined therein), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Register” shall have the meaning provided in Section 20.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Rent Reserve Account” shall have the meaning provided in Section 6.1.1(c).

“Rent Reserve Amount” shall have the meaning provided in Section 6.1.17.

“Rent Shortfall” shall mean a Master Lease Rent Shortfall and/or a Non-Toys Lease Rent Shortfall, as applicable.

“Rent Shortfall Reserve Account” shall have the meaning provided in Section 6.1.1(e).

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of any PropCo Subsidiary from any and all sources arising from or attributable to the Borrowing Base Properties, including, but not limited to the Master Lease, the Non-Toys Leases and, upon termination of the Master Lease, the Subleases, and Proceeds, if any, from business interruption or other loss of income insurance.

“Replaced Lender” shall have the meaning provided in Section 2.14(a).

“Replaced Property” shall have the meaning provided in Section 11.2(a).

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement following a downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, the date required in Section 12.3 or (ii) in connection with a replacement related to an extension of the Maturity Date, the date required in Section 2.15; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement as may be approved in writing by the Administrative Agent.

“Replacement Lender” shall have the meaning provided in Section 2.14(a).

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose Commitments represents an amount greater than 50% of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the then total outstanding Loans of all Non-Defaulting Lenders).

“Retainage Release Threshold” shall have the meaning provided in Section 9.2.5.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Second Extended Maturity Date” shall have the meaning provided in Section 2.15(b).

“Second Extension Fee” shall have the meaning provided in Section 3.1(a)(ii).

“Section 4.4(b)(ii) Certificate” shall have the meaning provided in Section 4.4(b)(ii).

“Section 8.2.13 Default” shall have the meaning provided in Section 4.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Financial Officer” of any Person shall mean the chief financial officer or treasurer of such Person or its general partner or managing member, as the case may be.

“Shortfall Amount” shall have the meaning provided in the definition of “Non-Toys Lease Rent Reserve Requirement.”

“Single Purpose Entity” shall mean, subject to the final sentence of this definition, a Person, other than an individual, which (i) is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing, directly or indirectly, in the case of Borrower, an ownership interest in the Borrowing Base Properties, (ii) does not engage in any business unrelated to the Borrowing Base Properties and the ownership, development, use, operation and financing thereof, (iii) has not and will not have any assets other than those related to its interest in the Borrowing Base Property or the operation, management and financing thereof or any indebtedness other than the Permitted Debt, (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person (other than any Credit Party) (v) holds itself out as being a Person, separate and apart from any other Person, (vi) does not and will not commingle its funds or assets with those of any other Person (other than any Credit Party), (vii) conducts its own business in its own name; (viii) maintains separate financial statements (other than those of any Credit Party), (ix) pays its own liabilities out of its own funds (except to the extent paid by a Credit Party), (x) observes all partnership, corporate or limited liability company formalities, as applicable, (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than in each case a Credit Party), (xiii) does not acquire obligations or securities of its partners, members or shareholders, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any, (xv) uses separate stationary, invoices, and checks, (xvi) maintains an arm’s-length relationship with its Affiliates, (xvii) does not and will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person (other than in each case a Credit Party), (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations, and (xx) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document. In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a trust, then, at all times: (a) such Person shall have at least two (2) Independent Trustees and (b) if such Person is managed by a board of trustees, the board of trustees of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of trustees unless all of the trustees, including the Independent Trustees, shall have participated in such vote and (c) if such Person is not managed by a board of trustees, the trustees of such Person may not take any action requiring the affirmative vote of 100% of the trustees of such Person unless all of the trustees, including the Independent Trustees, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers or Independent Members, (b) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) has and will maintain its books, records, resolutions and agreements as official records, (3) has held and will hold its assets in its own name, (4) has and will maintain its financial statements, accounting records and other organizational documents, books and records separate and apart from any other Person (other than in each case a Credit Party), (5) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (6) has and will maintain an arm’s-length relationship with its Affiliates (other than in each case a Credit Party), and (7) has not and will not enter into or be a party to any transaction with its partners, members, shareholders, or its Affiliates (other than in each case a Credit Party) except in the ordinary course of business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with a third party. Notwithstanding the foregoing, the following facts are acknowledged, and it is agreed that the same shall not result in PropCo 1 or PropCo 2 not being a Single Purpose Entity: (x) PropCo 1 was formed for the purpose, and was engaged in the business, of owning, holding, developing, using, operating and financing, directly, an ownership interest in certain of the Borrowing Base Properties and certain other properties, all of which were leased to Master Lessee (provided that as of the Effective Date, PropCo 1 transferred all of its properties other than such Borrowing Base Properties); and (y) prior to the Effective Date, the organizational documents of each PropCo 1 and PropCo 2 did not limit the purpose of such entity as contemplated above in clause (i) of this definition (provided that as of the Effective Date, the organizational documents of each of PropCo 1 and PropCo 2 have been modified to so limit its respective purpose).

“Space Lease” shall mean any lease of a Borrowing Base Property under which a PropCo Subsidiary is the Tenant but only if and so long as such lease satisfies clauses (b) through (e) of the definition of “Borrowing Base Lease Conditions”. The Space Leases in effect on the Effective Date are set forth in Exhibit Q attached hereto.

“Space Leased Property” shall mean a Borrowing Base Property which is leased by a PropCo Subsidiary pursuant to a Space Lease.

“SPC” shall have the meaning provided in Section 20.4(b).

“Specified Default” shall mean a Default (a) arising pursuant to Sections 8.2.13 or 17.1(a)(v) or (vi) or (b) that can be cured with the payment of money (other than a failure to pay principal or interest on any Loan).

“Sponsors” shall mean (i) Bain Capital Partners, LLC, (ii) Kohlberg Kravis Roberts & Co., (iii) Vornado Realty, L.P., (iv) any investment fund, limited liability company, limited partnership or general partnership where one of the foregoing acts as the general partner, managing member or fund manager and (v) any successor by merger with respect to, or a transferee of all or substantially all of the assets of, any of the foregoing.

“State” shall mean, with respect to each Borrowing Base Property, the State or U.S. Territory or District in which such Borrowing Base Property or any part thereof is located.

“Sub-Account(s)” shall have the meaning provided in Section 6.1.1.

“Sublease” shall mean any lease (other than the Master Lease and each Ground Lease, Space Lease and Non-Toys Lease, but including (other than for purposes of Section 11.12 and as the context may otherwise require) each Existing Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted by a PropCo Subsidiary or the Master Lessee a possessory interest in, or right to use or occupy all or any portion of any space in any Borrowing Base Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Sublease Conditions” shall have the meaning provided in Section 11.12.2.

“Sublease Modification” shall have the meaning provided in Section 11.12.2.

“Subsidiaries Guaranty” shall mean that certain Subsidiaries Guaranty, in the form of Exhibit E attached hereto, made by the PropCo Subsidiaries in favor of the Administrative Agent for the benefit of the Creditors (as defined therein), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time.

“Substitute Property” shall have the meaning provided in Section 11.2(a).

“Substitution” shall have the meaning provided in Section 11.2(a).

“Substitution Date” shall have the meaning provided in Section 11.2(c).

“Substitution Due Diligence Package” shall have the meaning provided in Section 11.2(c).

“Substitution Notice” shall have the meaning provided in Section 11.2(c).

“Syndication Agent” shall mean BANA, in its capacity as Syndication Agent, and any successor thereto.

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 20.04(b)) has been completed.

“Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of a Borrowing Base Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting a Borrowing Base Property or any part thereof.

“Tax Reserve Account” shall have the meaning provided in Section 6.1.1.

“Tax Reserve Amount” shall have the meaning provided in Section 6.1.15.

“Taxes” shall have the meaning provided in Section 4.4(a).

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Borrowing Base Property, other than the Master Lessee or other Affiliates of the Credit Parties.

“Tenant Security Period” shall have the meaning provided in the Master Lease.

“Terrorism Insurance” shall have the meaning provided in Section 9.1.9.

“Title Company” shall mean, collectively, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company and Stewart Title Guaranty Company.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of Lenders.

“Total Loss” shall mean with respect to each Borrowing Base Property (i) a casualty, damage or destruction of such Borrowing Base Property which, in the reasonable judgment of the Administrative Agent, (A) involves an actual or constructive loss of more than forty percent (40%) of the Allocated Loan Amount for such Borrowing Base Property, or (B) results in the cancellation of the Master Lease or of Subleases or Non-Toys Leases comprising more than forty percent (40%) of the rentable area of such Borrowing Base Property, and in either case with respect to which the Master Lease and the Subleases or the Non-Toys Leases, as applicable, do not require Proceeds to be applied to the restoration of such Borrowing Base Property or (ii) a permanent Taking which, in the reasonable judgment of the Administrative Agent, (A) involves an actual or constructive loss of more than forty percent (40%) of the Allocated Loan Amount for such Borrowing Base Property, or (B) renders untenantable more than forty percent (40%) of the rentable area of such Borrowing Base Property, or (iii) a casualty, damage, destruction or Taking that affects so much of such Borrowing Base Property such that it would be impracticable, in the Administrative Agent’s reasonable discretion, even after restoration, to operate such Borrowing Base Property as an economically viable whole.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect thereto, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, mortgage, pledge, hypothecation, encumbrance, grant of a security interest, exchange or other disposition of any beneficial interest or grant of any option or warrant with respect thereto, in each case by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“Transfer Documents” shall mean (a) the Contribution Agreement, dated as of December 9, 2005, between Master Lessee and PropCo 3, (b) the Contribution Agreement, dated as of December 9, 2005, between Master Lessee and PropCo 4, (c) the Purchase and Sale Agreement (TRU I), dated as of December 9, 2005, between Master Lessee and Borrower, and (d) the Purchase and Sale Agreement (TRU II), dated December 9, 2005, between Master Lessee and Borrower.

“Trigger Event” shall mean the occurrence of any of the following: (i) a Specified Default, (ii) an Event of Default, (iii) a Master Lease Tenant Default or (iv) a Tenant Security Period.

“Trigger Event Accounts” shall have the meaning provided in Section 6.1.1B.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto (i.e., either a Base Rate Loan or a Eurodollar Rate Loan).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in any State.

“UK Bridge Loan Agreement” shall mean the Senior Facilities Agreement made between Toys “R” Us (UK) Limited, Deutsche Bank AG, London Branch, Barclays Capital (the investment banking division of Barclays Bank PLC) and The Royal Bank of Scotland plc, Banc of America Securities Limited, Deutsche Bank AG, London Branch and the banks and other financial institutions named therein as lenders.

“UK Bridge Loan Consent” shall mean the consent of the requisite lenders under the UK Bridge Loan Agreement to the execution and delivery by Guarantor of the Environmental Indemnity and the Guaranty.

“Unencumbered” shall mean, with respect to any Borrowing Base Property, that such Borrowing Base Property is not subject to any Lien or other encumbrance other than Permitted Encumbrances.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

“United States” and “U.S.” shall each mean the United States of America.

“Variable Additional Rent Reserve Account” shall have the meaning provided in Section 6.1.1(g).

“Wayne NJ Site” shall mean the Initial Borrowing Base Property located in Wayne, New Jersey.

“Wayne Undeveloped Parcels” shall mean the undeveloped parcels which are part of the Borrowing Base Property located in Wayne, New Jersey.

“Work” shall have the meaning provided in Section 9.2.4(a).